Exhibit 10.27

CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED:  Information for which confidential treatment has been requested is omitted and is noted with asterisks.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

COLLABORATION AND LICENSE AGREEMENT

by and between

Incyte Corporation

and

Merus N.V.

dated as of December 20, 2016

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	COLLABORATION OVERVIEW; LICENSES	28

2.1	Overview of Collaboration	28

2.2	Goal of Research Plans	28

2.3	Rights Granted by Merus to Incyte	28

2.4	Rights Granted by Incyte to Merus for Program 1	29

2.5	Sublicenses	30

2.6	Section 365(n) of the Bankruptcy Code; License Registration	30

2.7	Retained Rights	31

2.8	Exclusivity; Certain Covenants	31

2.9	IMOD Target Pair Availability	34

2.10	[**] Right of First Refusal	35

ARTICLE III	GOVERNANCE	36

3.1	Joint Steering Committee	36

3.2	Subcommittees	37

3.3	Committee Meetings	42

3.4	Authority	43

3.5	Decisions	43

3.6	Committee Membership	45

3.7	Alliance Manager	45

ARTICLE IV	TARGET PAIR AND PROGRAM SELECTION; RESEARCH	45

4.1	Information Transfer	45

4.2	Gatekeeper	46

4.3	Target Pairs; Program Caps	46

4.4	[**] Target Pairs	47

4.5	Novel Program Target Pairs	49

4.6	Back-Up Bi-Specific Construct Substitution	51

4.7	Change in Status	51

4.8	Dropped Programs and Dropped Target Pairs	51

4.9	Research Term	53

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

i

4.10	Conduct of Discovery and Research Activities	54

4.11	Additional Research Activities	56

4.12	Candidate Nomination	57

ARTICLE V	DEVELOPMENT; REGULATORY MATTERS	57

5.1	Conduct of Development Activities	57

5.2	Development Diligence for Programs	58

5.3	Program 1 Products	59

5.4	[**] Co-Development Option	63

5.5	Additional Co-Development Options	66

5.6	Development Reports	70

5.7	Regulatory Matters Related to Licensed Products	70

5.8	Recall or Withdrawal of Program 2 Product, [**] Products and Novel Program Products	72

5.9	Recall or Withdrawal of the Program 1 Product	72

ARTICLE VI	PRECLINICAL, CLINICAL AND COMMERCIAL SUPPLY	72

6.1	Manufacturing Technology Transfer	72

6.2	Pre-Clinical Supply	73

6.3	Program 1 Clinical and Commercial Product Supply	73

6.4	Program 2, [**] Programs and Novel Program Clinical and Commercial Product Supply	75

ARTICLE VII	COMMERCIALIZATION AND CO-DETAILING OPTION	76

7.1	Commercialization Diligence	76

7.2	Marketing Responsibilities For Licensed Products	76

7.3	Merus Co-Detailing Option for the [**] Co-Development Product	77

7.4	Global Branding; Trademarks	79

ARTICLE VIII	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS	79

8.1	Inventorship; Ownership	79

8.2	Patent Filing; Assignment	80

8.3	Prosecution and Maintenance of Patent Rights	81

8.4	Third-Party Infringement	83

8.5	Third Party Licenses	87

ARTICLE IX	FINANCIAL PROVISIONS	89

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.1	License Fee	89

9.2	Milestone Payments	89

9.3	Royalties	91

9.4	Estimated Royalty Reports	94

9.5	[**] Royalty Reports; Payments	94

9.6	Profit and Loss Sharing for [**] Co-Development Product and Additional Co-Development Products in the United States	95

9.7	Financial Records	96

9.8	Audits	97

9.9	Tax Matters	98

9.10	Currency Exchange	98

9.11	Invoices	99

9.12	Late Payments	99

ARTICLE X	TERM AND TERMINATION	99

10.1	Agreement Term	99

10.2	Termination	99

10.3	Effects of Termination	101

10.4	Alternative to Termination by Incyte	101

10.5	Transition	101

10.6	Grantback Royalty	104

10.7	Survival	104

ARTICLE XI	INDEMNIFICATION	105

11.1	By Incyte	105

11.2	By Merus	106

11.3	General Limitation of Liability	107

11.4	Insurance	107

ARTICLE XII	REPRESENTATIONS AND WARRANTIES AND COVENANTS	108

12.1	Representation of Authority; Consents	108

12.2	No Conflict	108

12.3	Additional Merus Representations and Warranties	108

12.4	Merus Covenants	111

12.5	Mutual Representations, Warranties, and Covenants	112

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

12.6	Disclaimer of Warranty	113

ARTICLE XIII	CONFIDENTIALITY	113

13.1	Product Information	113

13.2	Confidential Information	113

13.3	Permitted Disclosure	114

13.4	Publicity; Attribution; Terms of this Agreement; Non-Use of Names	115

13.5	Publications	116

13.6	Term	117

13.7	Return of Confidential Information	117

ARTICLE XIV	DISPUTE RESOLUTION	118

14.1	Dispute Resolution Process	118

14.2	Injunctive Relief	118

ARTICLE XV	MISCELLANEOUS	118

15.1	Governing Law	118

15.2	Consent to Jurisdiction	118

15.3	Assignment	119

15.4	Change of Control	119

15.5	Entire Agreement; Amendments	120

15.6	Notices	120

15.7	Force Majeure	122

15.8	Compliance With Laws	122

15.9	Independent Contractors	122

15.10	Headings	122

15.11	No Implied Waivers; Rights Cumulative	122

15.12	Severability	122

15.13	Execution in Counterparts	123

15.14	No Third Party Beneficiaries	123

15.15	Exhibits	123

15.16	Effective Date; HSR Act	123

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

EXHIBITS

Exhibit 1.37	Existing Program Patents
Exhibit 1.84	Target Pairs that are Not Available
Exhibit 11.2(a)(v)(A)	[**] Intellectual Property Rights
Exhibit 11.2(a)(v)(B)	[**] Intellectual Property Rights
Exhibit 12.3	Exceptions to Merus Representations
Exhibit 12.3(k)	Existing IMOD Pipeline Products
Exhibit 12.3(l)	Existing Patents
Exhibit 13.4(a)	Form of Press Release

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

v

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of December 20, 2016 (the “Execution Date”), by and between Incyte Corporation, a Delaware corporation having an office at 1801 Augustine Cut-off, Wilmington, DE 19803, United States of America (“Incyte”), and Merus N.V., a company incorporated in the Netherlands, having an office at Yalelaan 62, 3584 CM Utrecht, The Netherlands (“Merus”).

WHEREAS, Merus is a clinical stage immuno-oncology company in the business of research and development of innovative bi-specific Antibodies;

WHEREAS, Incyte is in the business of research, development and commercialization of pharmaceutical and biologic products; and

WHEREAS, Incyte and Merus are interested in collaborating on activities relating to certain bi-specific Antibodies to Develop such Antibodies in the Field;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this ARTICLE I:

1.1          “Accounting Standards” means (a) with respect to Incyte, that Incyte shall maintain records and books of accounts in accordance with (i) US GAAP (United States Generally Accepted Accounting Principles) or (ii) if mandated by the SEC, IFRS (International Financial Reporting Standards) and (b) with respect to Merus, that Merus shall maintain records and books of accounts in accordance with IFRS. Notwithstanding the above, prior period restatements needed in conjunction with the IFRS adoption shall not impact royalty payments, milestone payments and Development Costs already paid prior to the IFRS adoption except for the fiscal year immediately prior to the fiscal year in which the change in accounting standards is implemented.

1.2          “Additional Co-Development Product” means a Novel Program Product arising from an Additional Co-Development Program.

1.3          “Additional Co-Development Program” means a Novel Program for which the Additional Co-Development Option has been timely exercised pursuant to Section 5.5(a).

1.4          “Affiliate” means, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than [**] of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than [**] of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall Incyte or any of its Affiliates be deemed Affiliates of Merus or any of its Affiliates, nor shall the Merus or any of its Affiliates be deemed Affiliates of Incyte or any of its Affiliates.

1.5          “Allowable Expenses” means, subject to the other provisions of this Agreement, the following expenses to the extent specifically identifiable or reasonably allocable to, as applicable, (i) the [**] Co-Development Product, if any, or (ii) an Additional Co-Development Product, if any, with respect to Commercialization in the United States, or the manufacture for use in such Commercialization activities, by or on behalf of Incyte, or with respect to co-Detailing activities for the [**] Co-Detailing Product, Merus, and their respective Affiliates, or, where such Commercialization rights have been sublicensed by Incyte to a Third Party, such sublicensee:

(a)           FTE and Out-of-Pocket costs specifically identifiable or reasonably allocable to the Commercialization of the [**] Co-Development Product or an Additional Co-Development Product in the United States (including co-Detailing costs of the Parties pursuant to Section 7.3(a); provided that each Party shall, in accordance with applicable Accounting Standards, prorate all such costs in the event that its sales representatives detail product in addition to a Co-Detailing Product during the same Detailing visit);

(b)           Manufacturing Costs for the [**] Co-Development Product or an Additional Co-Development Product, as applicable, for sale in the United States (including [**] of the [**] Co-Development Product or such Additional Co-Development Product);

(c)           Regulatory Expenses (including [**] to the extent allocable to sales of the [**] Co-Development Product or an Additional Co-Development Product);

(d)           Development Costs incurred on or after First Commercial Sale;

(e)           costs for the coordination of medical information requests and field based medical scientific liaisons in the United States;

(f)            costs associated with patient assistance programs;

(g)           costs for filing, maintaining and enforcing Patent Rights pursuant to Sections 8.3(c) and 8.4, in each case to the extent not (i) otherwise reimbursed through recoveries obtained in connection with any litigation as contemplated under Section 8.4 or (ii) Merus’s responsibility pursuant to Section 8.5(d) or ARTICLE XI;

(h)           costs of securing trademarks for the [**] Co-Development Product or an Additional Co-Development Product, as applicable, pursuant to Section 7.4(b);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)            product liability insurance in the event the Parties obtain a joint policy that covers the [**] Co-Development Product or an Additional Co-Development Product;

(j)            Third Party Payments (in accordance with Section 8.5(a) — (c));

(k)           FTE and Out-of-Pocket costs associated with recall or withdrawal of the [**] Co-Development Product or an Additional Co-Development Product other than such costs that result from a Party’s or its Affiliate’s breach of this Agreement (which costs will be borne solely by such Party);

(l)            FTE and Out-of-Pocket Costs incurred in relation to (i) Product Liability claims and (ii) Third Party infringement claims, except for any such infringement claim with respect to which either Party is required to indemnify the other Party pursuant to ARTICLE XI, in each case arising from the Development, manufacture and Commercialization of the [**] Co-Development Product or an Additional Co-Development Product; and

(m)          any other costs and expense of Incyte, its Affiliates, and its sublicensees specifically identifiable or reasonably allocable to the Commercialization of the [**] Co-Development Product or an Additional Co-Development Product in the United States;

provided that Allowable Expenses shall exclude Development Costs incurred prior to First Commercial Sale and further provided that expenses incurred for [**] by or on behalf of either Party in relation to the [**] Co-Detailing Product shall only be included within “Allowable Expenses” [**]. For clarity, Allowable Expenses will not include [**] with respect to [**] Product (whether under the [**] Program or as a Novel Program Product under any Novel Program), other than the [**] Co-Detailing Product; provided that the foregoing would not limit [**] right to [**] to the extent provided under this Agreement.

1.6          “Annual Net Sales” means Net Sales of the applicable Licensed Products for a particular Program in any Calendar Year, or, in the first or last year of the applicable Royalty Term, the portion of such Calendar Year during which this Agreement is in effect.

1.7          “Antibody” means a molecule that comprises or contains: (a) one or more immunoglobulin variable domains; (b) fragments, variants, modifications or derivatives of such immunoglobulin variable domains irrespective of origin or source, including antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, diabodies and polypeptides (including humanized versions thereof), in each case that contain at least a portion of an immunoglobulin that is sufficient to confer specific antigen binding; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) any of the foregoing molecules in (a) or (b).

1.8          “Arising IP” means all Inventions and Know-How discovered, made or conceived, or information created by either Party or jointly by the Parties or any of their Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein; including Platform Arising IP, Discovery Arising IP, Target Pair Arising IP, Sole Arising IP and Joint Arising IP.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.9          “Bankruptcy Event” means with respect to a Party (a) the entry of an order for relief under the Bankruptcy Code (or any other bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect) by such Party; (b) the commencement of an involuntary proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect against such Party, if not dismissed, bonded or stayed within [**] after such commencement; (c) the making by such Party of a general assignment for the benefit of creditors; or (d) the appointment of or taking possession by a receiver, liquidator, assignee, custodian, or trustee of all or substantially all of the business or property of such Party.

1.10        “Bi-Specific Construct” means an Antibody that recognizes two or more different Targets or two or more distinct epitopes on the same Target through binding by distinct V-Regions on each Fab region of such bi-specific Antibody. Where “Bi-Specific Construct” is used in connection with a Program, it applies to the Bi-Specific Constructs generated (or that could be generated based on the General Monoclonal Antibodies) for such Program, including with respect to Program 1 and Program 2, prior to the Effective Date.

1.11        “BLA” means (a) (i) a Biologics License Application or New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, or under Section 351 of the Public Health Service Act (PHSA), which is codified at 42 U.S.C. §262, or (ii) any non-United States counterpart of such a New Drug Application or Biologics License Application, and (b) all supplements and amendments, including supplemental New Drug Applications and Biologics License Applications (and any non-United States counterparts) that may be filed with respect to the foregoing.

1.12        “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York or Utrecht, Netherlands, generally are closed as a result of federal, state or local holiday.

1.13        “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December.

1.14        “Calendar Year” means (a) for the first year of the Term, the period beginning on the Effective Date and ending on December 31, 2017, (b) for each year of the Term thereafter, each successive period of time commencing on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.15        “Candidate Nomination” means, with respect to a Program and its associated Target Pair, that [**] in such Program.

1.16        “[**]  Antibody” means any Antibody that binds to [**].

1.17        “Change of Control” means, with respect to either Party, the occurrence of any of the following after the Effective Date:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)           Any “person” or “group” (as such terms are defined below) (i) becomes the “beneficial owner” (as defined below), directly or indirectly, of shares or other interests (including partnership interests) of a Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of the directors, the managers, the members of the management board or the members of the supervisory board or similar positions (“Voting Stock”) of such Party representing [**] or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect [**] of the members of such Party’s directors, managers, management board, supervisory board, or similar governing body (“Board of Directors”); or

(b)           A Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of a Board of Directors of such Party immediately prior to such transaction, immediately following such transaction, (A) constitute less than [**] of the members of a Board of Directors of such surviving Person or (B) do not jointly hold [**] of the voting power within the Board of Directors or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least [**] of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c)           A Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or

(d)           The general meeting of shareholders of a Party adopt a resolution or the holders of shares or other interests of a Party approve a proposal, as applicable, for the dissolution of such Party or for the approval of a resolutions or a plan, as applicable, resulting in the liquidation of all or substantially all of such Party’s assets.

(e)           For the purpose of this definition of Change of Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.18        “Clinical Trial” means a Phase I Study, a Phase II Study, a Phase III Study, a Pivotal Study, a Phase IV Study or a combination of two (2) or more of any of the foregoing studies in any jurisdiction.

1.19        “Commercialization” or “Commercialize” means any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

importing, Detailing, offering to sell, and/or selling a product (including establishing the price for such product).

1.20        “Commercially Reasonable Efforts” of a Party means the reasonable, diligent, good faith efforts of the type to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to efforts to be expended in relation to a Licensed Product, such efforts shall be substantially consistent with those efforts and resources commonly used by such Party for any other product owned by it or in relation to which it may have rights, which other product is at a similar stage in its Development or product life and is of similar market and economic potential as products expected to result from the Licensed Antibodies at a similar stage in their Development or product life provided that such efforts continue to be commercially reasonable in light of the scientific and economic outlook for the product, all as measured by the facts and circumstances at the time such efforts are due.

1.21        “Confidential Information” means (a) all confidential or proprietary information relating to Licensed Antibodies, and (b) all other confidential or proprietary documents, technology, Know-How or other information (whether or not patentable) actually disclosed by one Party to the other pursuant to this Agreement or the Prior Confidentiality Agreements.

1.22        “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) other Intellectual Property Rights, the possession by a Party or its Affiliates, whether by ownership or license (other than by licenses granted under this Agreement), of the ability to grant to the other Party access, a license and/or a sublicense as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party, in each case as of the Execution Date, or if any of the same are acquired or created after the Execution Date, at the date it is acquired or created by the relevant Party or its Affiliate.

1.23        “Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Development, manufacture, Commercialization, importation, and/or other use of such product or the practice of such technology, process, or method by such Person would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.24        “Data Package” means, on a Program-by-Program basis, a data package intended to support the achievement of the Candidate Nomination for a Bi-Specific Construct in such Program, including the following information, in a form reasonable under the circumstances and to the extent applicable to the given Research Plan: (a) a written report summarizing any [**] the applicable Program, and all [**] the applicable Research Plan, (b) a [**] relating to the [**] Antibodies for the applicable [**] and the [**], (c) available information and data relating to the [**] Bi-Specific Constructs [**] applicable Target Pair, and any results and data relating to [**], (d) a list of all Patents Controlled by Merus that at the time of submission of such data package would be licensed to Incyte for Development and Commercialization of such Bi-Specific Construct(s) set forth in (c) as Licensed Antibodies and Licensed Products under this Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

and any Patents Controlled by Merus Covering the Antibodies set forth in (b), and (e) any other information and data that the JRC agrees, at the time of designation of such Target Pair (in accordance with Sections 4.4 or 4.5) or prior to Candidate Nomination, should be included within such Data Package to support the determination of Candidate Nomination for such Program.

1.25        “Detail” means the act of presenting information on the [**] Co-Detailing Product in a manner consistent with the Detailing Plan. When used as a verb “Detail” or “Detailing” means to engage in a Detail.

1.26        “Development” or “Develop” means, with respect to a biologic molecule or Antibody, any activity directed to obtaining or maintaining Regulatory Approval, including all preclinical and clinical drug or biologic product development activities, including: the conduct of Clinical Trials, vector construction, cell line development, master cell bank generation, test method development and stability testing, toxicology, formulation and delivery system development, process development, pre-clinical and clinical Licensed Antibody and Licensed Product supply, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing and clinical studies, regulatory affairs with respect to the foregoing, and all activities conducted under a Development Plan. Development expressly excludes activities conducted under the [**] Discovery Plan, Novel Discovery Plans and the Research Plans. When used as a verb, “Develop” means to engage in Development. For clarity, “Development” shall include Phase IV Studies or any other Clinical Trial commenced after Regulatory Approval.

1.27        “Development Costs” means the costs and expenses incurred by or on behalf of a Party attributable to, or reasonably allocable to, the Development of Licensed Products in accordance with the applicable Development Plan and the Program 1 Joint Development Budget, the [**] Co-Development Budget, or an Additional Co-Development Budget (if any), as applicable. Development Costs shall not include [**]. “Development Costs” shall include (a) the costs of [**], (b) the [**] costs of the relevant Party or its Affiliates [**] performing Development activities, (c) all Out-of-Pocket Costs incurred by the Parties or their Affiliates, including payments made to Third Parties with respect to any of the foregoing (except to the extent that [**]), (d) [**], (e) the cost of [**]  and (f) the cost of [**], including: (i) all costs of [**] used in Development, [**], (ii) expenses incurred to [**], and (iii) costs and expenses of [**], in each case of (i) through (iii), to the extent associated with Development activities under the applicable Development Plan and Development Budget. Development Costs expressly include Research Costs for Program 1 Antibodies but exclude Research Costs for Program 2 Antibodies, [**] Antibodies, and Novel Program Antibodies.

1.28        “Development Plan” means the Program 1 Joint Development Plan, the Program 1 Incyte Territory Development Plan, the Program 1 US Development Plan, the [**] Co-Development Plan, and an Additional Co-Development Plan (if any), as applicable.

1.29        “Discovery Arising IP” means all Inventions and Know-How discovered, made or conceived, or information created by either Party or jointly by the Parties or any of their

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Affiliates, employees, independent contractors or consultants in the course of conducting activities under any Research Plan, [**] Discovery Plan, or Novel Discovery Plan under this Agreement, together with all Intellectual Property Rights therein, including [**]; provided that Discovery Arising IP excludes [**].

1.30        “Drop Date” means, with respect to a Dropped Program and the corresponding Dropped Target Pairs, the date of Incyte’s written notice to Merus of its desire to drop the applicable Program pursuant to Section 4.8.

1.31        “Dropped Bi-Specific Construct” means a Bi-Specific Construct that is part of a Dropped Program and that was [**] for such Dropped Program.

1.32        “Dropped Bi-Specific Product” means a product or product candidate (other than a Licensed Antibody or Licensed Product) that contains a Dropped Bi-Specific Construct as an active ingredient, including all formulations and dosages.

1.33        “Dropped Program” means a Program that is dropped by Incyte in accordance with Section 4.8 prior to achievement of Program Selection for such Program.

1.34        “Dropped Target Pair” means the Target Pair that was the subject of research activities under a Dropped Program.

1.35        “EMA” means the European Medicines Agency, or a successor agency thereto.

1.36        “Executive Officers” means the Chief Executive Officer of Incyte (or a senior executive officer of Incyte designated by Incyte’s Chief Executive Officer) and the Chief Executive Officer of Merus (or a senior executive officer of Merus or its Affiliate as designated by Merus’s Chief Executive Officer).

1.37        “Existing Program Patents” means those Patent Rights filed by Merus with respect to (i) Program 1 and Program 2, (ii) any IMOD Pipeline Product, or (iii) a [**] Program that exist as of the Execution Date, as set forth on Exhibit 1.37.

1.38        “FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.39        “Field” means all fields of use.

1.40        “First Commercial Sale” means, with respect to a Licensed Product, the first arm’s length commercial sale for monetary value of such Licensed Product to a Third Party (who is not a sublicensee) by, as applicable, Merus or its Affiliates or sublicensees or Incyte or its Affiliates or sublicensees in a country following applicable Regulatory Approval (other than applicable governmental price and reimbursement approvals) of such Licensed Product in such country. Sales or transfers (a) to an Affiliate or sublicensee (unless the Affiliate or sublicensee is the last entity in the distribution chain of the Licensed Product), or (b) of reasonable quantities of Licensed Product for Clinical Trial purposes, for a bona fide charitable purpose, or for compassionate or similar use shall not be considered a First Commercial Sale. For purposes of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

clarification, except as otherwise provided in the previous sentence, any first arm’s length commercial sale to a distributor or wholesaler under any non-conditional sale arrangement would be a First Commercial Sale.

1.41        “Force Majeure Event” means an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of a Party, including: acts of God; acts of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism and invasion; in each case that interfere with the normal business operations of such Party.

1.42        “FPFV” means the first patient’s first screening visit in a Clinical Trial at or prior to which such subject signs an informed consent to participate in such Clinical Trial.

1.43        “FTE” means a full-time equivalent person year (consisting of a total of [**]  hours per year) of scientific, technical or commercialization work undertaken by Incyte or Merus employees, as applicable.

1.44        “FTE Rate” means the rate per FTE (which may be prorated on a daily basis as necessary) of [**] per annum, with respect to Development or Commercialization activities conducted pursuant to this Agreement, subject to annual adjustment by the rate of the Employment Cost Index for total compensation for the “management, professional and related” occupational group, as published by the United States Department of Labor, Bureau of Labor Statistics (or any similar index agreed upon by the Parties if such index ceases to be compiled and published).

1.45        “General Monoclonal Antibody” means, with respect to a Target Pair designated by Incyte for inclusion in a Research Plan, the [**] but which are [**].

1.46        “Generic Competition” means, with respect to a Licensed Product in any country, that one or more Generic Products [**] in such country, and such Generic Product(s) have a market share (in the aggregate) of [**] or greater in a Calendar Quarter. Market share shall be based on the aggregate market in such country of such Licensed Product and the Generic Product(s), based on units of such Licensed Product sold and units of such Generic Product(s) sold in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties.

1.47        “Generic Product” means, on a Licensed Product-by-Licensed Product and country-by-country basis, any pharmaceutical or biological product (a) that contains (i) an identical Licensed Antibody or active ingredient(s) as such Licensed Product, or (ii) a “highly similar” active ingredient(s) as such Licensed Product, as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2), and subject to the factors set forth in FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity of a Therapeutic Protein Product to a Reference Product,” (April 2015), at Section V, and any successor FDA guidance thereto, (b) for which Regulatory Approval is obtained by referencing Regulatory Materials of such Licensed Product, (c) is approved for use in such country pursuant to a Regulatory Approval process

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or an equivalent process for Regulatory Approval in any country outside the United States, or any other equivalent provision that comes into force, or is the subject of a notice with respect to such Licensed Product under 42 U.S.C. § 262(l)(2) or any other equivalent provision that comes into force in such country, and (d) is sold in the same country (or is commercially available in the same country via import from another country) as such Licensed Product by any Third Party that is not a sublicensee of a Party or its Affiliates and did not purchase such product in a chain of distribution that included any of a Party or any of its Affiliates or its Sublicensees.

1.48        “HCDR3” means the third heavy chain complementarity-determinant region determined by the amino acid sequence of the variable (V) domain that is flanked by the invariant cysteine 104 and the invariant tryptophan 118 according to the IMGT system of numbering (as set forth at http://www.imgt.org/IMGTScientificChart/Nomenclature/IMGT-FRCDRdefinition.html) corresponding to cysteine 92 and tryptophan 103 in the Kabat system and cysteine 92 and tryptophan 103 of the Chothia system.

1.49        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereto.

1.50        “IMOD Pipeline Product” means [**] product or product candidate that contains a Bi-Specific Construct specifically binding to an IMOD Target Pair, including all formulations and dosages of such Bi-Specific Construct.

1.51        “IMOD Target Pair” means a Target Pair comprised of any two (2) IMOD Targets, or any two (2) distinct epitopes on any IMOD Target.

1.52        “IMOD Targets” means collectively [**], and each of (a) through (g) individually, an “IMOD Target”.

1.53        “Incyte Group Member” means Incyte and any direct or indirect wholly owned subsidiary of Incyte.

1.54        “Incyte IP” means Incyte Know-How and Incyte Patent Rights.

1.55        “Incyte Know-How” means all Know-How that (a) is Controlled by Incyte or any of its Affiliates as of the Execution Date or, subject to Section 5.3(d)(iv) (with respect to Program 1), during the Term (subject to Section 15.4(c)) and (b) is [**] to Develop, manufacture, or Commercialize any Licensed Antibodies or Licensed Products; provided that Incyte Know-How includes Know-How in Incyte’s Sole Arising IP but excludes Know-How in Target Pair Arising IP and Joint Arising IP.

1.56        “Incyte Patent Rights” means all Patent Rights that (a) are Controlled by Incyte or any of its Affiliates as of the Execution Date or during the Term (subject to Section 15.4(c)) and (b) are [**] to Develop, manufacture, use or Commercialize any Licensed Antibodies or Licensed Products; provided that Incyte Patent Rights include Patent Rights in Incyte’s Sole Arising IP, but excludes Patent Rights in Target Pair Arising IP and Joint Arising IP.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.57                        “[**] Targets” means a list of [**] Targets [**] within [**].

1.58                        “Incyte Territory” means the entire world other than the United States.

1.59                        “IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. Part 312 or similar non-United States application or submission in any country or group of countries for permission to conduct human clinical investigations.

1.60                        “Indication” means any disease, condition or syndrome, or sign or symptom of, or associated with, a disease or condition.

1.61                        “Initial Research Term” means the period commencing on the Effective Date and ending on the [**] of the Effective Date.

1.62                        “Initiation” or “Initiate” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.63                        “Intellectual Property Rights” means (a) Patent Rights, (b) Know-How, (c) copyrights (whether registered or unregistered), (d) rights in software, (e) trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein, and (f) any other forms of proprietary or industrial rights pertaining to inventions, original works, and other forms of intellectual property now known or recognized in any jurisdiction, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof.

1.64                        “Internal Merus Program” means a bona fide internal program of research and development activities that [**] conducted by Merus or any of its Affiliates and that is directed to the identification, research and development of any Bi-Specific Constructs directed to one or more named Target Pair(s) where (a) [**] such research and development activities, and (b) [**] research, Development or Commercialization under this Agreement. [**] Internal Merus Program, (i) such [**], with respect to each such named Target Pair, be [**] under this Agreement and (ii) such [**], with respect to each such Target Pair, be [**] under this Agreement. For purposes of this definition, [**] and [**].

1.65                        “Inventions” means all inventions, discoveries, improvements and other technology that are discovered, made or conceived by or on behalf of either Party or its respective Affiliates or both Parties or the respective Affiliates, whether solely or jointly with any Third Party, during and in the course of activities performed under this Agreement.

1.66                        “Joint Arising IP” means all Inventions and Know-How discovered, made or conceived or information created, jointly by both Parties or any of their Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein; provided that Joint Arising IP excludes Platform Arising IP, Discovery Arising IP, and Target Pair Arising IP.

1.67                        “Know-How” means any information, ideas, data, inventions, works of authorship, database rights, trade secrets, technology, practices, techniques, procedures,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

knowledge, skill, experience or materials, including formulations, molecules, assays, reagents, compounds, biologic molecules, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Documentation, but excluding any such information or materials publicly disclosed in Patent Rights.

1.68                        “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision, including (a) good clinical practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, and all other rules, regulations and requirements of the Department of Health and Human Services, including the FDA, Center for Medicare & Medicaid Services (CMS) and other applicable Regulatory Authorities, (b) the Foreign Corrupt Practices Act of 1977, as amended, or any comparable laws in any country, and (c) all export control laws.

1.69                        “Licensed Antibody” means a Program 1 Antibody, Program 2 Antibody, a [**] Antibody, or a Novel Program Antibody.

1.70                        “Licensed Patent Rights” means (a) with respect to the Patent Rights licensed to Merus hereunder, the Incyte Patent Rights, and (b) with respect to the Patent Rights licensed to Incyte hereunder, the Merus Patent Rights and Patent Rights in the Merus Platform IP.

1.71                        “Licensed Product” means a Program 1 Product, Program 2 Product, [**] Product, or Novel Program Product, as applicable. As used in this Agreement, except where not appropriate in context, a Licensed Product also includes the Licensed Antibody contained in such Licensed Product.

1.72                        “Licensed Target Pair” means the Program 1 Target Pair, Program 2 Target Pair, [**] Target Pairs and Novel Program Target Pairs.

1.73                        “Major Market” means the United States and the Non-U.S. Major Markets.

1.74                        “Manufacturing Cost” means the fully burdened cost, including any internal and Out-of-Pocket Costs and expenses incurred to manufacture a Bi-Specific Construct, Licensed Antibody or Licensed Product, in each case solely to the extent allocable to such manufacture, including:

(a)                                 costs of [**];

(b)                                 costs associated with [**];

(c)                                  costs of [**] costs;

(d)                                 operating costs of facilities and equipment [**];

(e)                                  costs to [**] in compliance with cGMP;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(f)                                   [**] costs;

(g)                                  charges for [**] costs;

(h)                                 [**] costs;

(i)                                     a [**] of [**];

(j)                                    any [**] paid or payable in relation to the manufacture of a Bi-Specific Construct, Licensed Antibody or Licensed Product or any portion or component thereof; and

(k)                                 amounts that are paid to a Third Party, in connection with manufacturing a Bi-Specific Construct, Licensed Antibody or Licensed Product.

1.75                        “Merus IP” means Merus Know-How and Merus Patent Rights.

1.76                        “Merus Know-How” means all Know-How that (a) is Controlled by Merus or any of its Affiliates as of the Execution Date or, subject to Section 5.3(d)(iv) (with respect to Program 1), during the Term (subject to Section 15.4(c)) and (b) is necessary or useful to Develop, manufacture, or Commercialize any Licensed Antibodies or Licensed Products; provided that Merus Know-How includes Know-How in Merus’s Sole Arising IP and Discovery Arising IP, but excludes Know-How in Target Pair Arising IP, Joint Arising IP, and Merus Platform IP.

1.77                        “Merus Patent Rights” means all Patent Rights that (a) are Controlled by Merus or its Affiliates as of the Execution Date or during the Term (subject to Section 15.4(c)) and (b) are necessary or useful to Develop, manufacture, use or Commercialize any Licensed Antibodies or Licensed Products; provided that Merus Patent Rights include Patent Rights in Existing Program Patents, Divisionals, Merus’s Sole Arising IP and Discovery Arising IP, but excludes Patent Rights contained in the Target Pair Arising IP, Joint Arising IP, and Merus Platform IP.

1.78                        “Merus Platform” means Merus’s proprietary (a) Biclonics® [**] technology, (b) technology for [**] into Bi-Specific Constructs, including the technology used to [**] to generate Bi-Specific Constructs, (c) [**] and [**], and (d) [**] technology and other [**], including any modifications or improvements to the foregoing as may be made from time to time.

1.79                        “Merus Platform IP” means all Know-How and Patent Rights that are Controlled by Merus or any of its Affiliates on the Execution Date or at any time during the Term (subject to Section 15.4(c)) that relates to the Merus Platform, including the Platform Arising IP.

1.80                        “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

1.81                        “Net Profits” and, with correlative meaning, “Net Losses”, means Net Sales of the [**] Co-Development Products or an Additional Co-Development Product, as applicable, in the United States less Allowable Expenses.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.82                        “Net Sales” means, with respect to any Licensed Product, the net sales on behalf of a Royalty Paying Party or its Affiliates, licensees or sublicensees sold to Third Parties as determined in accordance with the Royalty Paying Party’s (or its Affiliate’s, licensee’s, or sublicensee’s, as applicable) usual and customary accounting methods, which are in accordance with Accounting Standards, as consistently applied by such Royalty Paying Party (or its Affiliate, licensee, or sublicensee, as applicable), including [**] and [**] Licensed Products.

(a)                                 In the case of any sale or other disposal of the Licensed Product between or among a Royalty Paying Party and its Affiliates, licensees and sublicensees for resale, Net Sales shall be deemed to occur and shall be calculated as above only on the [**] sale thereafter to a Third Party.

(b)                                 In the case of any sale that is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all the revenue recognition criteria under the applicable Accounting Standards are met.

(c)                                  In the case of any sale or other disposal for value, such as barter or counter-trade, of Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the [**] of the [**] received or the [**] (if higher) of the Licensed Product in the country of sale or disposal, as determined in accordance with the Accounting Standards.

(d)                                 In the event the Licensed Product is sold in a finished dosage form containing the Licensed Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined:

(i)                                     if the Licensed Product and other active ingredients contained in the Combination Product are each sold separately in finished form, by multiplying the Net Sales (as defined above in this Section 1.82) of the Combination Product by the fraction, A/(A+B) where [**] is the [**] in the prior Calendar Year when sold separately in finished form and [**] is the [**] in the prior Calendar Year of the other product(s) sold separately in finished form;

(ii)                                  if the Licensed Product contained in the Combination Product is sold separately in finished form but the other active ingredients are not sold separately in finished form, by multiplying the Net Sales (as defined above in this Section 1.82) of the Combination Product by the fraction, A/C where [**] is the [**] of the Licensed Product in the prior Calendar Year when sold separately in finished form and [**] is the [**] in the prior Calendar Year of the Combination Product sold separately in finished form

(iii)                               if neither clauses (i) or (ii) above is applicable, by mutual agreement of the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

1.83                        “Non-U.S. Major Market” means [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.84                        “Not Available” means, subject to Section 2.8(c), that as of the date of a notice from Incyte proposing a given Target Pair pursuant to Section 4.4(c) (with respect to a [**] Target Pair) or Section 4.5(b) (with respect to a Novel Program Target Pair): (a) [**] such Target Pair that would prevent Merus from granting the license and other rights to Incyte hereunder if such Target Pair were selected by Incyte pursuant to Section 4.4(c) (with respect to a [**] Target Pair) or Section 4.5(b) (with respect to a Novel Program Target Pair); provided that [**] (i) the program for such Target Pair [**] and (ii) [**] as applicable, unless [**] at a time when the [**]; or (b) [**] (i) Merus [**] Sections 4.4 or 4.5, and Incyte declined to include such Target Pair under this Agreement at such time, and (ii) [**] with respect to the applicable Target Pair. For clarity, (A) no [**] Target Pair may be Not Available during the [**] Exclusivity Period, (B) during the IMOD Reserved Period, the Reserved IMOD Target Pairs cannot be Not Available and (C) during the Research Term, all [**] Antibodies Controlled by Merus or any of its Affiliates will be made available for Bi-Specific Constructs under this Agreement. The Parties hereby agree and acknowledge that only those Target Pairs set forth on Exhibit 1.84 are Not Available as of the Execution Date.

1.85                        “Novel Program” means a program of research, Development and Commercialization activities conducted pursuant to this Agreement with respect to the Novel Program Products.

1.86                        “Novel Program Antibody” means, on a Novel Program Target Pair-by-Novel Program Target Pair basis, (a) any Bi-Specific Construct specifically binding to a given Novel Program Target Pair, and (b) the Selected Monoclonal Antibodies used to generate the Target Pair Biclonics Matrix under the Research Plan (or Bi-Specific Constructs that could be generated by combining General Monoclonal Antibodies for each Target in the Novel Program Target Pair) for such Novel Program Target Pair. For clarity, a “Novel Program Antibody” includes [**] for such Novel Program Target Pair (including the lead Bi-Specific Construct and any back-up Bi-Specific Constructs), and any modification or derivative thereof.

1.87                        “Novel Program Product” means a product or product candidate that contains a Novel Program Antibody as an active ingredient, including all formulations and dosages of such Novel Program Antibody.

1.88                        “Novel Program Target Pair” means any Target Pair that is the subject of activities under this Agreement that is not (a) a Program 1 Target Pair, (b) a Program 2 Target Pair, or (c) a [**] Target Pair.

1.89                        “Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the applicable Licensed Products, have been recorded in accordance with the Accounting Standards, and for the avoidance of doubt [**].

1.90                        “Party” means Merus or Incyte. “Parties” means Merus and Incyte.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.91                        “Patent Rights” means all patents and patent applications in any country in the world, including any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any Patent Term Extension in the United States or supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all non-United States counterparts of any of the foregoing.

1.92                        “Patent Term Extension” means any patent term extension, adjustment or restoration or supplemental protection certificates anywhere in the world.

1.93                        “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

1.94                        “Phase I Study” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.95                        “Phase II Study” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence Pivotal Studies, as further defined in 21 C.F.R. § 312.21(b) (or the non-United States equivalent thereof).

1.96                        “Phase III Study” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to submit a BLA to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

1.97                        “Phase IV Study” means a human clinical trial which is conducted on a product after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority, and includes (a) trials conducted voluntarily for enhancing marketing or scientific knowledge or (b) trials conducted after Regulatory Approval due to request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

1.98                        “Pivotal Study” means a human clinical trial of a product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):

(a)                                 such trial is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product in the United States or European Union and will provide substantial evidence of safety and effectiveness for reliance by Regulatory Authorities in granting Regulatory Approval; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                 such trial is a registration trial sufficient for submitting an application for Regulatory Approval for such product in the United States or the European Union, as evidenced by (i) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

1.99                        “Platform Arising IP” means all Inventions and Know-How discovered, made or conceived, or information created by either Party or jointly by the Parties or any of their Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein, where such Inventions are [**].

1.100                 “Prior Confidentiality Agreements” means the Mutual Confidential Disclosure Agreement by and between Incyte and Merus, dated May 17, 2016.

1.101                 “Product Arising Claim” means a claim within Patent Rights that claims (a) a Licensed Antibody [**], (b) a Licensed Product [**], or (c) the [**] of a Licensed Antibody or Licensed Product.

1.102                 “Product Liability” means any product liability claim asserted or filed by a Third Party (without regard to their merit or lack thereof), seeking damages or equitable relief of any kind, relating to personal injury, wrongful death, medical expenses, an alleged need for medical monitoring, consumer fraud or other alleged economic losses, allegedly caused by any Licensed Antibody or Licensed Product, and including claims by or on behalf of users (including spouses, family members and personal representatives of such users) of any Licensed Antibody or Licensed Product (as applicable) relating to the use, sale, distribution or purchase of any Licensed Antibody or Licensed Product (as applicable) sold by a Party, its Affiliates, sublicensees or distributors, including claims by Third Party payers, such as insurance carriers and unions.

1.103                 “Program” means Program 1, Program 2, any [**] Program or any Novel Program.

1.104                 “Program 1” means the program of research, Development and Commercialization activities for Program 1 Products conducted pursuant to this Agreement.

1.105                 “Program 1 Antibody” means (a) any Bi-Specific Construct specifically binding to the Program 1 Target Pair and (b) the Selected Monoclonal Antibodies used to generate the Target Pair Biclonics Matrix under the Research Plan (or Bi-Specific Constructs that could be generated by combining General Monoclonal Antibodies for each Target in the Program 1 Target Pair) for such Program 1 Target Pair. For clarity, a “Program 1 Antibody” includes [**] for such Program 1 Target Pair (including the lead Bi-Specific Construct and any back-up Bi-Specific Constructs) and any modification or derivative thereof.

1.106                 “Program 1 Product” means a product or product candidate that contains a Program 1 Antibody as the active ingredient, including all formulations and dosages of such Program 1 Antibody.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.107                 “Program 1 Manufacturing Plan” means the plan for the clinical and commercial manufacture of Program 1 Antibody and Program 1 Product.

1.108                 “Program 1 Target Pair” means [**].

1.109                 “Program 2” means the program of research, Development and Commercialization activities with respect to Program 2 Products conducted under this Agreement.

1.110                 “Program 2 Antibody” means (a) any Bi-Specific Construct specifically targeting the Program 2 Target Pair and (b) the Selected Monoclonal Antibodies used to generate the Target Pair Biclonics Matrix under the Research Plan (or Bi-Specific Constructs that could be generated by combining General Monoclonal Antibodies for each Target in the Program 2 Target Pair) for such Program 2 Target Pair. For clarity, a “Program 2 Antibody” includes all Bi-Specific Constructs [**] for such Program 2 Target Pair (including the lead Bi-Specific Construct and any back-up Bi-Specific Constructs) and any modification or derivative thereof.

1.111                 “Program 2 Product” means a product or product candidate that contains a Program 2 Antibody as the active ingredient, including all formulations and dosages of such Program 2 Antibody.

1.112                 “Program 2 Target Pair” means [**].

1.113                 “Program Selection” means, with respect to a Program, the [**] for the first Bi-Specific Construct directed to the Target Pair that is the subject of such Program. For purposes of this definition, [**] means that [**] for such Bi-Specific Construct [**].

1.114                 “Proof of Concept” means the [**] at a [**], each as defined in the protocol of a Phase II Study or equivalent Clinical Trial.

1.115                 “Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience, any presentation at any scientific conference, including slides and texts of oral or other public presentations, any other scientific presentation and any other oral, written or electronic disclosure directed to a scientific audience which pertains to the Licensed Antibody, the Licensed Product or the use of the Licensed Product.

1.116                 “Regulatory Approval” means all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other governmental entity that are necessary for the marketing and sale of a product in a country or group of countries.

1.117                 “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country (including state and local) with authority over the testing, manufacture, use, storage, disposal, importation, promotion, marketing, pricing or sale of a pharmaceutical or biologic product in such country.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.118                 “Regulatory Documentation” means, with respect to the Licensed Antibodies and Licensed Products, all INDs and other regulatory applications submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. 314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence and other materials relating to Development or Regulatory Approval of a Licensed Antibody or Licensed Product, or required to manufacture, distribute or sell the Licensed Products, including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database.

1.119                 “Regulatory Exclusivity” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that (a) a Party or any of its Affiliates or sublicensees have been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) to exclude Third Parties from Commercializing such Licensed Product in such country, including without limitation by orphan drug exclusivity, pediatric designation, or new product designation, or (b) the data and information submitted by a Party or any of its Affiliates or sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval is subject to regulatory exclusivity and may not be disclosed, referenced or relied upon in any way by any Person other than such Party, its Affiliates or sublicensees (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of such Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.120                 “Regulatory Expenses” means, with respect to a Licensed Antibody or Licensed Product, all FTE and Out-of-Pocket Costs incurred by or on behalf of a Party in connection with the preparation and filing of regulatory submissions for Licensed Product and obtaining of, maintaining, enhancing or expanding Regulatory Approvals.

1.121                 “Research Costs” means the costs and expenses incurred by or on behalf of a Party that are attributable to, or reasonably allocable to, activities conducted with respect to a given Target Pair and associated Bi-Specific Constructs in accordance with the applicable Research Plan, [**] Discovery Plan or Novel Discovery Plan and associated budgets. Research Costs shall [**]. “Research Costs” shall include (a) the costs of [**] for a given Target Pair, including [**] associated therewith, (b) the [**] costs of a Party or its Affiliates [**] Research Plan, (c) all Out-of-Pocket Costs incurred by a Party or its Affiliates, including payments made to Third Parties with respect to any of the foregoing (except to the extent that such costs have been included in [**] costs), and (d) costs associated with [**] for such Target Pair, including the [**] in relation to [**] under Sections 4.11 and 4.12(b), in each case of (a) through (d) to the extent associated with research activities under the applicable Research Plan, [**] Discovery Plan or Novel Discovery Plan.

1.122                 “Reserved IMOD Target Pairs” means [**].

1.123                 “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.124                 “Royalty Paying Party” means the Party required to pay royalties to the other Party with respect to a Licensed Product pursuant to Section 9.3.

1.125                 “Royalty Receiving Party” means the Party that is entitled to receive royalties from the other Party with respect to a Licensed Product pursuant to Section 9.3.

1.126                 “SEC” means the United States Securities and Exchange Commission.

1.127                 “Selected Monoclonal Antibodies” means, with respect to a Target Pair designated by Incyte for inclusion in a Research Plan, the monoclonal Antibodies generated or used in the applicable Research Plan that are selected by Incyte, in its sole discretion, in writing based on data generated by Merus and Incyte, and used to generate the Target Pair Biclonics Matrix. For clarity, the Selected Monoclonal Antibodies will be [**] Target Pair Biclonics Matrix and will include [**] Antibodies. Any General Monoclonal Antibody deemed a Selected Monoclonal Antibody by Incyte pursuant to Section 4.11 will also be a Selected Monoclonal Antibody. The Selected Monoclonal Antibodies will [**]. The number of Selected Monoclonal Antibodies shall not exceed [**] for a given Program (or exceed [**] for a given Program if Incyte [**] Selected Monoclonal Antibodies above [**], provided that the number of Selected Monoclonal Antibodies [**] a Target Pair; and further provided that if Incyte selects more than [**] Selected Monoclonal Antibodies for a given Program, within [**] after [**] for such Program, Incyte shall designate, in its sole discretion, the number of Selected Monoclonal Antibodies [**] such that there will thereafter be only [**] Selected Monoclonal Antibodies for such Program and not more than [**] Selected Monoclonal Antibodies [**] in the relevant Target Pair. Notwithstanding the foregoing, upon determination of the final Selected Monoclonal Antibodies for a given Target Pair, the number of Selected Monoclonal Antibodies [**] Target Pair, but in no event may the number of Selected Monoclonal Antibodies on [**] Target Pair exceed [**]. For clarity, all Bi-Specific Constructs created by the [**] Selected Monoclonal Antibody panel for such Program would remain included as Licensed Antibodies.

1.128                 “Share Subscription Agreement” means the share subscription agreement entered into on even date hereof by and between Merus and Incyte (or one of its Affiliates) providing for Incyte’s (or one of its Affiliate’s) purchase of common shares of Merus.

1.129                 “Sole Arising IP” means Inventions discovered, made or conceived, or information created, by one of either Party or any of its Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein; provided that Sole Arising IP excludes Platform Arising IP, Discovery Arising IP, and Target Pair Arising IP.

1.130                 “Target” means (a) a specific biological molecule that is identified by a GenBank accession number or similar information, or by its amino acid or nucleic acid sequence, (b) any naturally occurring mutant or allelic variant of a molecule disclosed in the foregoing clause (a), including transcriptional and posttranscriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants), and (c) truncated forms (including fragments thereof); in each case of (b) and (c) that have a biological function substantially identical to that of a molecule disclosed in the foregoing

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

clause (a). For clarity, in the case of a Target Pair that consists of two (2) distinct epitopes on the same Target, the term “Target” shall refer to each such epitope.

1.131      “[**] Transaction” means any transaction in which Merus enters into a [**] with a Third Party pursuant to which Merus grants to such Third Party the right to develop or commercialize Antibodies that bind to a [**] Target (the “[**] Target”) where such [**] would prevent Incyte from including within a Program under this Agreement [**] Target in a Target Pair, provided that notwithstanding the foregoing, any transaction in which Merus enters into a [**] with a Third Party where Merus grants rights to develop or commercialize Antibodies that bind to [**] Target Pairs ([**] Target Pairs) where such Target Pairs [**] Target and [**] Target(s) that are [**] such Agreement, shall not be a [**] Transaction.

1.132      “Target Pair” means (a) two (2) different Targets or (b) two (2) distinct epitopes on the same Target. Reference to an Antibody or Bi-Specific Construct “specifically binding” to a Target Pair means that one V-Region on such Antibody or Bi-Specific Construct binds to one of the Targets in such Target Pair and a second V-Region on such Antibody or Bi-Specific Construct binds to the other Target in the Target Pair. For clarity, the use of the term “Target Pair” in this Agreement shall be construed in the context in which it is used to refer either to a Target Pair generally that is not within the scope of this Agreement, or to a Target Pair designated by the Parties under the terms of ARTICLE IV as included within the scope of this Agreement for an applicable Program (e.g., Program 1 Target Pair), in each case, as applicable.

1.133      “Target Pair Arising IP” means all Inventions and Know How discovered, made or conceived, or information created by either Party or jointly by the Parties or any of their Affiliates, employees, independent contractors or consultants in the course of conducting activities under this Agreement, together with all Intellectual Property Rights therein, directed to [**] Antibodies, Novel Program Antibodies, Program 1 Antibodies, and Program 2 Antibodies generated under the respective Research Plan, but excluding [**]; provided, that the Target Pair Arising IP excludes [**].

1.134      “Target Pair Biclonics Matrix” means, with respect to a given Target Pair designated by Incyte for inclusion within the collaboration, the matrix of Bi-Specific Constructs directed to such Target Pair that is generated using the Selected Monoclonal Antibodies for such Target Pair. For example, if there are [**] Selected Monoclonal Antibodies designated by Incyte for one Target in such Target Pair and [**] Selected Monoclonal Antibodies designated by Incyte for the other Target in such Target Pair, the Target Pair Biclonics Matrix includes [**] Bi-Specific Constructs corresponding to the combinations of such Selected Monoclonal Antibodies.

1.135      “Terminated Product” means any product containing a Bi-Specific Construct within a Terminated Program that was a Licensed Product as of the effective date of termination.

1.136      “Terminated Program” means (a) with respect to the termination of this Agreement with respect to a Program pursuant to Sections 10.2(a), 10.2(b), or 10.2(c), the Program subject to such termination, including all of the associated Licensed Antibodies and Licensed Products, and (b) with respect to termination of this Agreement in its entirety, all Programs and all of the associated Licensed Antibodies and Licensed Products; provided that, if

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

a Program becomes a Terminated Program prior to Program Selection and prior to expiration of the Research Term, it shall be treated under this Agreement as a Dropped Program.

1.137      “Terminated Target Pair” means a Target Pair that was the subject of a Terminated Program.

1.138      “[**]” means (a) [**] having [**]; (b) any naturally occurring mutant or allelic variant of a molecule disclosed in the foregoing clause (a), including transcriptional and posttranscriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants); and (c) truncated forms (including fragments thereof); in each case of (b) and (c), that have a biological function substantially identical to that of a molecule disclosed in the foregoing clause (a). For the purposes of this Agreement, [**] shall also include any cell surface protein that specifically binds to any molecule described in (a), (b) or (c).

1.139      “[**] Antibodies” means, on a [**] Target Pair-by-[**] Target Pair basis, (a) all Bi-Specific Constructs specifically binding to such [**] Target Pair, and (b) the Selected Monoclonal Antibodies used to generate the Target Pair Biclonics Matrix under the Research Plan (or Bi-Specific Constructs [**] Target Pair) for such [**] Target Pair. For clarity, a “[**] Antibody” includes all Bi-Specific Constructs generated under the Research Plan [**] for such [**] Target Pairs (including the [**] Bi-Specific Constructs), and any modification or derivative thereof.

1.140      “[**] Co-Development Product” means a [**] Product arising from the [**] Co-Development Program.

1.141      “[**] Co-Development Program” means a [**] Program for which the [**] Co-Development Option has been timely exercised pursuant to Section 5.4.

1.142      “[**] Exclusivity Period” means the period beginning on the Execution Date and ending [**] following the Effective Date.

1.143      “[**] Non-Co Product” means a [**] Product arising from a [**] Non-Co Program.

1.144      “[**] Non-Co Program” means all [**] Programs other than the [**] Co-Development Program.

1.145      “[**] Product” means a product or product candidate that contains a [**] Antibody as the active ingredient, including all formulations and dosages of such [**] Antibody.

1.146      “[**] Program” means the program of research, Development and Commercialization activities conducted with respect to any [**] Product. [**] Programs include the [**] Co-Development Program (if any) and the [**] Non-Co Programs.

1.147      “[**] Target Pair” means a Target Pair where at least one Target is [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

1.148      “Third Party” means any Person other than a Party or any of its Affiliates.

1.149      “United States” means the United States of America and its territories and possessions.

1.150      “V-Region” means the V-DOMAIN of the immunoglobulin (IG), encoded by the V-J-REGION (VL) and the rearranged V-D-J-REGION (VH).

1.151      “Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid, unpatentable, or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or (b) a claim within a patent application that has not been revoked, cancelled, withdrawn, held invalid, unpatentable, or finally abandoned and that has not been pending for more than [**] from the date of its earliest priority date.

1.152      Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

DEFINITION	SECTION
Additional Co-Development Budget	5.1(c)
Additional Co-Development Option	5.5(a)
Additional Co-Development Plan	5.1(c)
Additional Co-Funding Termination Notice	5.5(f)
Additional Co-Funding Termination Date	5.5(f)
Additional JDC	3.2
Additional Option Period	5.5(b)(i)
Additional Pivotal Period Costs	5.5(f)
Agreement	Preamble
Alliance Manager	3.7
Arising Manufacturing Patent	8.2(b)(i)
Arising Product-Specific Patent	8.2(b)(ii)
Auditee	9.8(f)
Audit Rights Holder	9.8(f)
Audit Team	9.8(a)
Bankruptcy Code	2.6(a)
Board of Directors	1.17(a)
Breaching Party	10.2(b)
Buy-In Data	5.3(d)(i)
Buy-In Party	5.3(d)(i)
Co-Detailing Right	7.3(a)
Combination Product	1.82(d)
Controlling Party	8.3(f)
Detailing Overrun	9.6(b)
Detailing Budget	7.3(a)
Detailing Plan	7.3(a)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

DEFINITION	SECTION
Disclosing Party	13.2
Divisionals	8.2(a)(iii)
Effective Date	15.16(c)
Exclusive Target	1.131
Execution Date	Preamble
Existing Patent Divisionals	8.2(a)(ii)
Existing Patents	12.3(l)
Extension Period	4.9(a)
Gatekeeper	4.2
Global Branding Strategy	7.4(a)
Global Safety Database	5.7(c)
Global Study	5.3(b)(iii)
Incyte	Preamble
Incyte Indemnified Parties	11.1(a)
Incyte Revised [**] Terms	2.10(b)
IMOD Reserved Period	2.9
Indemnity Cap	11.2(a)
Infringement Action	8.4(b)
Initial Enforcing Party	8.4(b)
Initial Research Plan	4.10(b)
JFC	3.2
JIPC	3.2
JMC	3.2
JRC	3.2
JSC	3.1(a)
Material	8.3(f)(iv)
Merus	Preamble
Merus In-License Agreements	12.3(m)
Merus Indemnified Parties	11.1(a)
Non-Breaching Party	10.2(b)
Non-Controlling Party	8.3(f)
Not Available List	4.2
Notice	15.6
Novel Discovery Plan	4.10(a)(ii)
Novel Gatekeeper Notice	4.5(b)
Novel Program Cap	4.3(b)
Participating Party	8.4(d)
Payments	9.9
Payment Shortfall	11.2(a)
Pharmacovigilance Agreement	5.7(c)
Product Information	13.1
Program 1 JCC	3.2
Program 1 JDC	3.2
Program 1 Joint Development Activity	5.3(b)(iii)
Program 1 Joint Development Budget	5.3(b)(iii)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

DEFINITION	SECTION
Program 1 Joint Development Plan	5.3(b)(iii)
Program 1 Joint Manufacturing Process	6.3(a)
Program 1 Joint Manufacturing Technology	6.3(b)
Program 1 Incyte Territory Development Plan	5.3(a)(ii)
Program 1 Opt-Out	5.3(b)(iv)
Program 1 Opt-Out Date	5.3(b)(iv)
[**]	[**]
[**] Notice	[**]
Program 1 US Development Plan	5.3(a)(ii)
Receiving Party	13.2
Reimbursable Research Costs	4.10(c)
Research Plans	4.10(b)
Research Term	4.9(a)
Research Term Extension Fee	4.9(a)4.9
[**]	9.6(b)
Royalty Term	9.3(c)
Second Enforcing Party	8.4(c)(i)
Severed Clause	15.12
Sole Enforcing Party	8.4(b)
Subcommittees	3.2
Term	10.1
[**] Co-Detailing Product	7.3(b)(i)
[**] Co-Development Budget	5.1(b)
[**] Co-Development Option	5.4(a)
[**] Co-Development Period	5.4(a)
[**] Co-Development Plan	5.1(b)
[**] Co-Funding Termination Date	5.4(f)
[**] Co-Funding Termination Notice	5.4(f)
[**] Discovery Plan	4.10(a)(i)
[**] Gatekeeper Notice	4.4(c)
[**] JCC	3.2
[**] JDC	3.2
[**] Option Period	5.4(a)
[**] Costs	5.4(f)
[**] Program Cap	4.3(b)
Third-Party Infringement	8.4(a)
Third Party Payments	8.5(c)
[**] Terms	2.10(b)
Transition	10.5
Trigger Notice	7.3(a)
Unenforced Merus Platform Patent	9.3(e)
Voting Stock	1.17(a)

1.153      Construction. In construing this Agreement, unless expressly specified otherwise:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(a)           references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b)           except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)           headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)           any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(e)           the word “days” means calendar days unless otherwise specified;

(f)            all references to “dollars” or “$” or “USD” herein shall mean U.S. Dollars; and

(g)           each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE II
COLLABORATION OVERVIEW; LICENSES

2.1          Overview of Collaboration. The Parties shall undertake a collaboration under this Agreement consisting, in general, of the following major component programs:

(a)           Program 1. A worldwide collaboration with respect to Program 1 Products, pursuant to which the Parties may share Development Costs for agreed upon studies, Incyte shall have the exclusive right to Develop, manufacture, and Commercialize Program 1 Products in the Incyte Territory, and Merus shall have the exclusive right to Develop, manufacture, and Commercialize Program 1 Products in the United States, all as more fully set forth in this Agreement, including Sections 4.10(b), 5.3, 7.2(a), and ARTICLE VI;

(b)           Program 2. A worldwide collaboration with respect to Program 2 Products, pursuant to which Incyte shall have the exclusive worldwide right to Develop, manufacture and Commercialize Program 2 Products, all as more fully set forth in this Agreement, including Sections 4.10(b), 5.1(a), and 7.2(c);

(c)           [**] Program. A worldwide collaboration with respect to multiple potential [**] Products, pursuant to which Incyte shall have the exclusive worldwide right to Develop, manufacture and Commercialize [**] Products, except that Merus shall have the right with respect to one [**] Product to co-fund development and share in profits and losses in the United States, and Co-Detail in the United States, all as more fully set forth in this Agreement, including Sections 4.4 4.10(a), 4.10(b), 5.1(b), 5.4, 7.2(b), 7.3, and 9.6; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)           Novel Programs. A worldwide collaboration with respect to multiple Novel Program Products, pursuant to which Incyte shall have the exclusive worldwide right to Develop, manufacture and Commercialize such Novel Program Products, except that Merus shall have the right as set forth in Section 5.5 with respect to up to two (2) Novel Programs to co-fund development and share in profits and losses in the United States, all as more fully set forth in this Agreement, including Sections 4.5, 4.10(b), 5.1(a), and 7.2(c).

2.2          Goal of Research Plans. The overall goal of the Research Plans under this Agreement is for Merus to generate and deliver to Incyte suitable Bi-Specific Constructs for the Target Pair of each Program such that a total of eleven (11) Programs achieve Program Selection. Such eleven (11) Programs include Program 1, Program 2, [**] Programs and [**] Novel Programs; provided that for each of Program 1, Program 2, and all the [**] Programs that are dropped prior to Program Selection, the number of possible Novel Programs shall be increased by [**] (or if all of the foregoing are dropped, [**]), increasing the total number of Novel Programs to [**].

2.3          Rights Granted by Merus to Incyte.

(a)           Program 1. Subject to the terms of this Agreement, Merus hereby grants to Incyte (i) a co-exclusive (with Merus and its Affiliates), worldwide license, with the right to sublicense (subject to Section 2.5), under Merus IP, Merus Platform IP and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP, to conduct research and Development activities under the Program 1 Incyte Territory Development Plan and Program 1 Joint Development Plan and (ii) an exclusive (even as to Merus and its Affiliates) license, with the right to sublicense (subject to Section 2.5), under Merus IP, Merus Platform IP and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP, to Commercialize, make, have made, use, offer for sale, sell and import Program 1 Antibodies and Program 1 Products in the Incyte Territory and to make and have made Program 1 Antibodies and Program 1 Products worldwide for purposes of Commercialization in the Incyte Territory.

(b)           Program 2. Subject to the terms of this Agreement, Merus hereby grants to Incyte an exclusive (even as to Merus and its Affiliates), worldwide license, with the right to sublicense (subject to Section 2.5), under Merus IP, Merus Platform IP and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP, to research, Develop, Commercialize, make, have made, use, offer for sale, sell and import Program 2 Antibodies and Program 2 Products.

(c)           [**] Program. Subject to the terms of this Agreement, Merus hereby grants to Incyte, an exclusive (even as to Merus and its Affiliates), worldwide license, with the right to sublicense (subject to Section 2.5), under Merus IP, Merus Platform IP and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP, to research, Develop, Commercialize, make, have made, use, offer for sale, sell and import [**] Antibodies and [**] Products. The grant set forth in this Section 2.3(c) is effective as of the Effective Date for purposes of the [**] Discovery Plan and will automatically become effective on a [**] Program basis upon the designation of a [**] Target Pair for the applicable [**] Program (or, as the case may be, a Novel Program, by Incyte pursuant to Section 4.4, as applicable).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)           Novel Programs. Subject to the terms of this Agreement, Merus hereby grants to Incyte an exclusive (even as to Merus and its Affiliates), worldwide license, with the right to sublicense (subject to Section 2.5), under Merus IP, Merus Platform IP and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP, to research, Develop, Commercialize, make, have made, use, offer for sale, sell and import Novel Program Antibodies and Novel Program Products. The grant set forth in this Section 2.3(d) is effective as of the Effective Date for purposes of any Novel Discovery Plan and will automatically become effective on a Novel Program basis upon the designation of a Novel Program Target Pair (or, as the case may be, a [**] Target Pair, by Incyte pursuant to Section 4.4, as applicable) for the applicable Novel Program in accordance with Section 4.5.

2.4          Rights Granted by Incyte to Merus for Program 1. Subject to the terms of this Agreement, Incyte hereby grants to Merus under Incyte IP and Incyte’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP (a) a co-exclusive (with Incyte and its Affiliates), worldwide license, with the right to sublicense (subject to Section 2.5), to research and conduct Development activities under the Program 1 US Development Plan and Program 1 Joint Development Plan and (b) an exclusive (even as to Incyte and its Affiliates) license, with the right to sublicense (subject to Section 2.5), to Commercialize, use, offer for sale, sell and import Program 1 Antibodies and Program 1 Products in the United States.

2.5          Sublicenses.

(a)           Incyte shall have the right to grant sublicenses through multiple tiers of sublicensees under the licenses granted in Section 2.3 to its Affiliates and to Third Parties that are conducting research, Development, or Commercialization activities with Incyte or its Affiliates with respect to the Licensed Antibodies and the Licensed Products; provided that Incyte shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee, and any such sublicenses shall be pursuant to a written agreement that is consistent with the terms and conditions of this Agreement.

(b)           Subject to Section 2.10, Merus shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.4, to its Affiliates and to Third Parties that are conducting research, Development, or Commercialization activities with Merus or its Affiliates with respect to the Licensed Antibodies and the Licensed Products; provided that Merus shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee, and any such sublicenses shall be pursuant to a written agreement that is consistent with the terms and conditions of this Agreement.

(c)           If either Party grants a sublicense to a Third Party as permitted by this Section 2.5, then such Party shall provide the other Party prompt written notice thereof and shall provide the other Party with an executed copy of any such sublicense (redacted as necessary to protect confidential or commercially sensitive information). Except as otherwise agreed by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with this Agreement. If (i) the sublicensee fails to cure a material breach or to take reasonable steps to cure such breach under

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any such sublicense within [**] after notice of such breach and (ii) such material breach also constitutes a breach of this Agreement, the Party that granted such sublicense shall terminate the sublicense at the request of the other Party.

2.6          Section 365(n) of the Bankruptcy Code; License Registration.

(a)           Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement, including the licenses granted under this ARTICLE II and the rights granted under Sections 4.1(c) and 5.3(e), are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as the other (non-bankrupt) Party deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it upon such Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

(b)           License Agreement Registration. A Party may, in its sole discretion, register or record the existence of this Agreement, the exclusivity of the licenses under this Agreement and the Patent Rights licensed to such Party under this Agreement with applicable intellectual property registers, patent offices or other governmental authorities as necessary to support the rights licensed to such Party under this Agreement in an applicable territory. Upon a Party’s request, the other Party will execute and record such documents as are necessary in connection with such registration or recordation.

2.7          Retained Rights.

(a)           No Implied Licenses or Rights. Except as expressly provided in this Agreement, all rights in and to the Merus IP, Merus Platform IP, and Merus’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP and any other Patent Rights or Know-How of Merus and its Affiliates, are hereby retained by Merus and its Affiliates. Except as expressly provided in Section 2.4, and subject to Section 2.8, all rights in and to the Incyte IP, Incyte’s and its Affiliates’ interests in Joint Arising IP and Target Pair Arising IP and any other Patent Rights or Know-How of Incyte and its Affiliates, are hereby retained by Incyte and its Affiliates.

(b)           Other Retained Rights. Notwithstanding (i) the licenses granted to Incyte pursuant to Section 2.3, Merus retains the right to practice under the Merus IP, Merus Platform

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IP, Joint Arising IP, and Target Pair Arising IP to perform its obligations under this Agreement and (ii) the licenses granted to Merus pursuant to Section 2.4, Incyte retains the right to practice under the Incyte IP, Joint Arising IP, and Target Pair Arising IP to perform its obligations under this Agreement.

2.8                               Exclusivity; Certain Covenants.

(a)                                 Merus.

(i)                                     For the duration of the Term, and except as otherwise permitted under Section 10.5, neither Merus nor any of its Affiliates shall, with respect to [**], (A) itself develop or commercialize, or collaborate or partner with any Third Party to develop or commercialize any product which contains an Antibody, (B) authorize any Third Party to develop, manufacture or commercialize any product which contains an Antibody, or (C) provide or make available to any Third Party any Antibody or the sequence information therefor, wherein the [**] in each case of (A) through (C) has (1) [**] or greater homology and/or (2) [**] relative to the [**], provided that the foregoing limitations in this Section 2.8(a)(i) shall not apply to any [**]. Notwithstanding the foregoing, the restrictions in (A)—(C) shall not be construed to (x) limit Merus’s rights under Section 10.5 following termination of a Program, or (y) obligate Merus or its Affiliates to [**] a Third Party from [**] manufacturing, developing or commercializing a Bi-Specific Construct [**] that such Third Party [**] generated, where such Third Party’s [**] is a [**] created or developed by Merus for such Third Party in compliance with this Section 2.8(a)(i) and the terms of this Agreement.

(ii)                                  During the [**] Exclusivity Period, neither Merus nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any Bi-Specific Construct specifically binding to [**].

(iii)                               For the duration of the applicable Term with respect to a Licensed Product arising from a [**] Program, neither Merus nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any Bi-Specific Construct specifically binding to the [**] Target Pair for such [**] Program, unless (A) such [**] Target Pair is a Dropped Target Pair, in which case Section 4.8 shall apply, or (B) the corresponding [**] Program is a Terminated Program.

(iv)                              For the duration of the applicable Term with respect to a Licensed Product arising from a Program (other than a [**] Program, but including a Novel Program for which the Target Pair is a [**] Target Pair, in accordance with Section 4.4), neither Merus nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any Bi-Specific Construct specifically binding to a Target Pair for such Program, unless (A) such Target Pair is a Dropped Target Pair, in which case Section 4.8 shall apply, or (B) the corresponding Program is a Terminated Program.

(v)                                 For the duration of the Research Term, (A) Merus shall not exclusively license rights to a [**] to any Third Party and (B) any and all [**] Controlled by Merus or its Affiliates will be available for use in Bi-Specific Constructs under this Agreement,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

provided that the foregoing shall not be construed to limit Merus’s ability to grant exclusivity to a Third Party with respect to a Target Pair that includes a [**] (or Bi-Specific Constructs directed to such Target Pair), provided that no exclusivity is granted with respect to the [**] arm of such Target Pair, or any specific sequences thereof.

(b)                                 Incyte.

(i)                                     For the duration of the Term, and except as provided in this Agreement, neither Incyte nor any of its Affiliates shall, with respect to [**], (A) itself develop or commercialize, or collaborate or partner with any Third Party to develop or commercialize any product which contains an Antibody, (B) authorize any Third Party to develop, manufacture or commercialize any product which contains an Antibody, or (C) provide or make available to any Third Party any Antibody or the sequence information therefor, wherein the [**] in each case of (A) through (C) has (1) [**] or greater homology and/or (2) [**] relative to the [**]; provided that the foregoing limitations in this Section 2.8(b)(i) shall not apply (I) to any [**] or (II) to any [**] before the Execution Date [**] as demonstrated by reasonable evidence. Notwithstanding the foregoing, the restrictions in (A)—(C) shall not be construed to (x) limit Incyte’s rights set forth elsewhere in this Agreement, or (y) obligate Incyte or its Affiliates to [**] a Third Party from [**] manufacturing, developing or commercializing a Bi-Specific Construct [**] that such Third Party [**] generated, where such Third Party’s [**] is a [**] created or developed by Incyte for such Third Party in compliance with this Section 2.8(b)(i) and the terms of this Agreement.

(ii)                                  During the [**] Exclusivity Period, neither Incyte nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any Bi-Specific Construct specifically binding to [**].

(iii)                               For the duration of the applicable Term with respect to a Licensed Product arising from a [**] Program, neither Incyte nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any Bi-Specific Construct specifically binding to the [**] Target Pair for such [**] Program, unless (A) such [**] Target Pair is a Dropped Target Pair, in which case Section 4.8 shall apply, or (B) the corresponding [**] Target Program is a Terminated Program.

(iv)                              For the duration of the applicable Term with respect to a Licensed Product arising from a Program (other than a [**] Program, but including a Novel Program for which the Target Pair is a [**] Target Pair, in accordance with Section 4.4), neither Incyte nor any of its Affiliates shall (or shall authorize any Third Party to) Develop or Commercialize outside of this Agreement any [**] specifically binding to a Target Pair for such Program, unless (A) such Target Pair is a Dropped Target Pair, in which case Section 4.8 shall apply, or (B) the corresponding Program is a Terminated Program.

(c)                                  Certain Covenants.

(i)                                     Without limiting Merus’s obligations under Section 2.8(a), during the Research Term, neither Merus nor any of its Affiliates shall (A) enter into any [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Transaction or (B) [**] any Third Party [**] Transaction (i.e., the [**] Transaction must be [**] a Third Party), where, as of the proposed execution date of such agreement or the proposed date of [**], the applicable [**] Target is also contained in any Target Pair that is either (1) the [**] under this Agreement or (2) a [**] Target Pair or [**] Target Pair.

(ii)                                  During the Research Term, if Merus intends to enter into a [**] Transaction, then, prior to entering into such [**] Transaction, Merus shall notify the Gatekeeper in writing of the [**] Target that is proposed to be the subject of such [**] Transaction. Within [**] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether such [**] Target is an [**] Target. If such proposed [**] Target is [**] Target, the Gatekeeper shall provide written notice to both Merus and Incyte including the identity of such Target that is [**]  Target. Incyte shall have [**] following such notification from the Gatekeeper in which to notify Merus in writing that it wishes to designate a Target Pair including [**] Target to be the subject of a Novel Program under this Agreement; provided that the Novel Program Cap has not been reached; provided further that [**] a Novel Program Target Pair if such Novel Program Cap has been reached. If Incyte provides such notice to Merus, then such designated Target Pair shall thereafter be a Novel Program Target Pair, the terms of Section 2.8(c)(i) will apply (including to any [**] Transaction that includes such Target as [**] Target), and Merus may not enter into such [**] Transaction. If Incyte does not provide such notice within such time period, Merus may enter into such [**] Transaction.

(iii)                               Without limiting Sections 2.8(c)(i) and 2.8(c)(ii) above, during the Research Term, Merus may not enter into any agreement with any Third Party that grants rights to such Third Party to [**] potential Target Pairs [**] such agreement, where such grant of rights would [**] Incyte of [**] such Third Party agreement for inclusion under this Agreement (in accordance with the terms of this Agreement), prior to the [**] by such Third Party. Once [**] it shall [**] if the program for such Target Pair would [**] if it were [**]. For clarity, Merus may enter into an agreement with a Party that grants rights to such Third Party to [**] potential Target Pairs [**] such agreement, so long as such Third Party’s [**] is subject to Incyte’s rights and Merus’s obligations under this Agreement.

(iv)                              For clarity, the obligations in this Section 2.8(c) are in addition to the obligations set forth in Section 4.5(a) and are not intended to limit in any manner Section 4.5(a).

2.9                               IMOD Target Pair Availability. Beginning on the Effective Date and for a period of [**] thereafter (the “IMOD Reserved Period”), the Reserved IMOD Target Pairs cannot be Not Available and Incyte may designate any or all such IMOD Target Pairs as Novel Program Target Pairs pursuant to Section 4.5(b) without going through the Gatekeeper process set forth therein. Merus shall (a) within [**] of the Effective Date, and (b) not more than [**], but not less than [**], prior to the expiration of the IMOD Reserved Period, provide Incyte with a written report with respect to any research conducted and data generated by Merus on any of the Reserved IMOD Target Pairs, in order for Incyte to determine whether it wishes to designate any such IMOD Target Pair as a Novel Program Target Pair prior to the expiration of the IMOD Reserved Period. In addition, during the IMOD Reserved Period, Merus shall also provide Incyte with updates on any material developments with respect to the IMOD Target Pairs. During and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

following the expiration of the IMOD Reserved Period, the terms of Section 4.5(a) shall apply to the Reserved IMOD Target Pairs; provided that the [**] period set forth in Section 4.5(a) shall begin during the IMOD Reserved Period if Merus meets the requirements of Section 4.5(a) for a Reserved IMOD Target Pair during the IMOD Reserved Period.

2.10                        [**] Right of First Refusal.

(a)                                 If, at any time during the Term applicable to Program 1, Merus intends (i) [**], or (ii) [**], then, prior to entering into any discussions or negotiations with [**] for [**] of the [**] or promptly following [**] of [**] in the United States, as applicable, Merus shall provide Incyte with prior written notice and [**] relating to such [**], as applicable, and, for a period of [**] after receipt of such notice and information, Incyte will have an exclusive right of first negotiation to enter into a definitive agreement with Merus for such [**]. Notwithstanding the foregoing, the rights in this Section 2.10(a) shall not apply to (i) any [**]; (ii) any [**] or (iii) rights granted for the [**] for or on behalf of Merus or its Affiliates’ for its or their [**].

(b)                                 If the Parties fail to enter into a definitive agreement prior to the expiration of the [**] period set forth in Section 2.10(a), Merus may enter into negotiations with [**] for such [**], on [**], provided that, prior to entering into any definitive agreement with [**], Merus shall be required to first offer to Incyte in writing (the “[**] Notice”) a [**] and that in [**] by [**] (or, if [**] is making such an offer, [**] such [**]) (such terms, the “[**] Terms”) for Incyte to determine whether it wishes to [**] to Merus for the [**]. Incyte shall have [**] following such [**] Notice to offer to Merus [**] (including [**] that [**] the [**] Terms (“Incyte [**] Terms”). If Incyte provides Incyte [**] Terms that is [**] the [**] Terms, Merus may, [**] (i) [**] to [**] a definitive agreement for such [**] based on such [**], or (ii) [**] (based on a [**] of the [**]) a [**] to [**] that are, [**] than the [**]. If [**] terms to Merus, taken in the aggregate, than the Incyte [**] Terms, then [**], based on such [**] Terms, provided that Incyte shall have [**] in which to [**] of [**] Terms with a [**] Incyte [**] Terms. If [**] does not [**] to Merus, [**] the Incyte [**] Terms, then Merus and Incyte shall [**] for such [**] of Incyte [**] Terms.

(c)                                  Merus shall [**] Incyte the [**] terms than the [**] Terms, until either (i) Merus elects to negotiate and enter into a definitive agreement with Incyte on [**] Incyte [**] Terms, or (ii) Incyte either notifies Merus in writing that [**] terms than the [**] Terms [**], or [**] Incyte [**] Terms to Merus within the [**] period following a [**] Notice. Notwithstanding the foregoing, if Merus does not [**] with Incyte or with [**] in [**] within [**] of such election under the foregoing clause (ii), this Section 2.10 shall apply if Merus [**] with respect to [**] to [**]. Either Party may terminate the negotiations under this Section 2.10 at any time in its sole discretion; provided that the terms of this Section 2.10 [**] Merus if Merus [**] such agreement with respect to [**], and thereafter intends to [**] set forth in Sections 2.10(a)(i) or 2.10(a)(ii) with respect to [**] in or to abandon [**] under Section 2.10(a).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE III
GOVERNANCE

3.1                               Joint Steering Committee.

(a)                                 Establishment. The Parties shall establish a joint steering committee (“JSC”) within [**] after the Effective Date that will have the responsibility for the overall coordination and oversight of the Parties’ activities with respect to each Program under this Agreement. As soon as practicable following the Effective Date (but in no event more than [**] following the Effective Date), each Party shall designate its initial [**] representatives on the JSC. The JSC may increase or decrease the number of representatives that each Party may appoint on the JSC, provided that each Party has the same number of representatives. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in ARTICLE XIII. The JSC may invite non-members (including scientific consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. A representative from Incyte shall act as the chairperson of the JSC. The chairperson shall not have any greater authority than any other representative on the JSC and shall conduct the following activities of the JSC: (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each such meeting within [**] thereafter; (iii) ensuring that any decision-making delegated to the JSC is carried out in accordance with Section 3.5; and (iv) preparing and circulating an agenda for the upcoming meeting. Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any JSC meeting; provided that each Party shall ensure that, at all times during the existence of the JSC, its representatives on the JSC are appropriate in terms of expertise and seniority (including at least one member of senior management) for the then-current stage of Development and Commercialization of the Licensed Products and have the authority to bind such Party with respect to matters within the purview of the JSC.

(b)                                 Responsibilities. The JSC shall provide strategic guidance to the Parties, facilitate communications between the Parties, and shall have responsibility for: (i) the general oversight of the collaboration, including approval of the [**] Discovery Plan, any Novel Discovery Plan, Research Plans, Development Plans, Program 1 Joint Development Budget, Program 1 Manufacturing Plan and the Detailing Plan (if any), and amendments thereto and review of the [**] Co-Development Budget and Additional Co-Development Budgets and amendments thereto; (ii) periodic review of the overall goals and strategy of the Programs; (iii) attempting to resolve any disputes arising from any Subcommittee, and to consider any other issues brought to its attention by the Parties; (iv) determining a joint course of action with respect to any Third-Party Infringement in accordance with Section 8.4; and (v) performing such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

3.2                               Subcommittees. The JSC may by unanimous decision (with each Party’s representatives together having a single vote) establish and disband such subcommittees (“Subcommittees”) as deemed necessary by the JSC including based on the then current stage of Development and Commercialization. Each such Subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives or increase or decrease the number of its representatives on notice to the other or to send a substitute representative to any Subcommittee meeting; provided that each Party shall ensure that, at all times during the existence of any Subcommittee, its representatives on such Subcommittee are appropriate in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

terms of expertise and seniority for the then-current stage of Development and Commercialization of the Licensed Product in the Field and have the authority to bind such Party with respect to matters within the purview of the relevant Subcommittee. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in ARTICLE XIII. Except as expressly provided in this Agreement, no Subcommittee shall have the authority to bind the Parties hereunder and each Subcommittee shall report to, and any decisions shall be made by, the JSC. The initial Subcommittees will be the Joint Research Committee (“JRC”), the Joint Development Committee for Program 1 (“Program 1 JDC”), the Joint Development Committee for the [**] Co-Development Product (“[**] JDC”), the Joint Development Committee for an Additional Co-Development Product (“Additional JDC”), the Joint Commercialization Committee for the Program 1 Product (“Program 1 JCC”), the Joint Commercialization Committee for the [**] Co-Detailing Product (“[**] JCC”), the Joint Manufacturing Committee (“JMC”), the Joint Intellectual Property Committee (“JIPC”) and the Joint Finance Committee (“JFC”). The JSC may by unanimous decision (with each Party’s representatives together having a single vote) modify the structure of the JRC to create project-specific or multi-project specific JRCs as necessary.

(a)                                 Joint Research Committee.

(i)                                     The JRC will have the responsibility for the overall coordination and oversight of the pre-clinical and non-clinical research activities with respect to Program 1 and Program 2 under the Initial Research Plans and for each of the [**] Programs and the Novel Programs pursued pursuant to the relevant Research Plan prepared in accordance with Section 4.10(b). As soon as practicable following the Effective Date (but in no event more than [**] following the Effective Date), each Party shall designate its initial [**] representatives on the JRC. Incyte shall appoint a person from among its representatives on the JRC to serve as the chairperson of the JRC. The chairperson shall not have any greater authority than any other representative on the JRC and shall conduct the following activities of the JRC: (A) calling meetings of the JRC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the JRC is carried out in accordance with Section 3.5. The JRC may create project-specific teams as needed to facilitate management and coordination of research activities.

(ii)                                  The JRC shall have responsibility for (A) overseeing the initial transfer of information and designated activities from Merus to Incyte relating to each Target Pair pursuant to Section 4.1(a); (B) reviewing and discussing proposed Target Pairs; (C) preparing a Research Plan for each Program and any amendments thereto and presenting them to the JSC for approval; (D) overseeing the subsequent flow and transfer of information between the Parties related to the Target Pairs pursuant to Section 4.1(b) and with respect to, including the Data Package pursuant to Section 4.12, pursuant to Section 4.1(b); and (E) overseeing, reviewing and coordinating the pre-clinical and non-clinical research activities for each of the Programs under the relevant Research Plans.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)                                 Program 1 Joint Development Committee.

(i)                                     The Program 1 JDC will be the principal body through which the Development of the Program 1 Product is planned, administered and evaluated, and shall have the responsibility for the overall coordination and oversight of the Development activities for the Program 1 Product. At least [**] prior to Initiation of IND-enabling studies, each Party shall designate its initial three (3) representatives on the Program 1 JDC. A representative of Incyte shall act as the chairperson of the Program 1 JDC. The chairpersons shall not have any greater authority than any other representative on the Program 1 JDC and shall conduct the following activities of the Program 1 JDC: (A) calling meetings of the Program 1 JDC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the Program 1 JDC is carried out in accordance with Section 3.5. The Program 1 JDC shall automatically terminate if Program 1 is terminated or dropped from this Agreement.

(ii)                                  The Program 1 JDC shall have responsibility for (A) discussing potential initial and subsequent Indications for Development for Program 1 Products; (B) reviewing and commenting on the Program 1 Incyte Territory Development Plan (or any amendments or updates thereto) prepared by Incyte pursuant to Section 5.3(a)(ii), and the Program 1 US Development Plan (or any amendments or updates thereto) prepared by Merus pursuant to Section 5.3(a)(ii), and, in each case, present such plans to the JSC for approval; (C) evaluating and commenting upon any proposal from either Party to conduct Clinical Trials or other Development activities on a joint basis, as provided in Section 5.3(a)(ii), and if it determines such proposed activity could be a Global Study, presenting such Global Study to the JSC for its consideration and potential approval; (D) preparing the Program 1 Joint Development Plan and any amendments thereto to include any Global Study which the Parties agree to conduct as a Program 1 Joint Development Activity, including a Program 1 Joint Development Budget therefor, pursuant to Section 5.3(b), and presenting them to the JSC for approval; (E) overseeing the flow of and transfer of information between the Parties related to Program 1; and (F) overseeing, reviewing and coordinating the conduct of activities and work under the Program 1 Incyte Territory Development Plan, Program 1 US Development Plan and Program 1 Joint Development Plan, as each may be amended.

(c)                                  [**] Joint Development Committee.

(i)                                     The [**] JDC will be the principal body through which the Development of the [**] Co-Development Product is planned, administered and evaluated, and shall have the responsibility for the overall coordination and oversight of the Development activities for the [**] Co-Development Product. Within [**] after Merus’s exercise of its [**] Co-Development Right, each Party shall designate its initial three (3) representatives on the [**] JDC. Incyte shall appoint a person from among its representatives on the [**] JDC to serve as the chairperson of the [**] JDC. The chairperson shall not have any greater authority than any other representative on the [**] JDC and shall conduct the following activities of the [**] JDC: (A) calling meetings of the [**] JDC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the [**] JDC is carried out in accordance with Section 3.5. The [**] JDC shall automatically terminate if there is no longer a [**] Co-Development Product under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(ii)                                  The [**] JDC shall have responsibility for (A) reviewing and commenting on any amendment or update to the [**] Co-Development Plan and [**] Co-Development Budget and presenting the [**] Co-Development Plan and the [**] Co-Development Budget to the JSC for discussion and approval and (B) overseeing, reviewing and coordinating the conduct of activities and work under the [**] Co-Development Plan.

(d)                                 Additional Joint Development Committee.

(i)                                     The Additional JDC will be the principal body through which the Development of an Additional Co-Development Product is planned, administered and evaluated, and shall have the responsibility for the overall coordination and oversight of the Development activities for such Additional Co-Development Product. Within [**] after Merus’s exercise of an Additional Co-Development Option, each Party shall designate its initial [**] representatives on the Additional JDC. Incyte shall appoint a person from among its representatives on the Additional JDC to serve as the chairperson of the Additional JDC. The chairperson shall not have any greater authority than any other representative on the Additional JDC and shall conduct the following activities of the Additional JDC: (A) calling meetings of the Additional JDC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the Additional JDC is carried out in accordance with Section 3.5. The Additional JDC shall automatically terminate if there is no longer an Additional Co-Development Product under this Agreement.

(ii)                                  The Additional JDC shall have responsibility for (A) reviewing and commenting on any amendment or update to each Additional Co-Development Plan and Additional Co-Development Budget and presenting each Additional Co-Development Plan and Additional Co-Development Budget to the JSC for discussion and approval and (B) overseeing, reviewing and coordinating the conduct of activities and work under the Additional Co-Development Plan.

(e)                                  Program 1 Joint Commercialization Committee.

(i)                                     The Program 1 JCC shall oversee Commercialization of Program 1 Products worldwide. At least [**] prior to anticipated NDA filing of a Program 1 Product in the United States, each Party shall designate its initial [**] representatives on the Program 1 JCC. A representative of Incyte shall act as the chairperson of the Program 1 JCC. The chairperson shall not have any greater authority than any other representative on the Program 1 JCC and shall conduct the following activities of the Program 1 JCC: (A) calling meetings of the Program 1 JCC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the Program 1 JCC is carried out in accordance with Section 3.5. The Program 1 JCC shall automatically terminate if Program 1 Product terminated or dropped from this Agreement.

(ii)                                  The Program 1 JCC shall be responsible for: (A) overseeing, reviewing and coordinating the Commercialization of the Program 1 Products in the Field

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

worldwide; (B) discussing, and if agreed pursuant to Section 7.4(a), developing and overseeing the Global Branding Strategy; (C) setting overall strategic objectives and plans related to Commercialization of the Program 1 Products in the Field in each of the United States and the Incyte Territory, consistent with the Parties’ rights under this Agreement and Section 7.2(a); (D) reviewing Commercialization issues for the Program 1 Products in the Incyte Territory that will have an impact on Commercialization of the Program 1 Products in the United States; (E) reviewing Commercialization issues for the Program 1 Products in the United States that will have an impact on Commercialization of the Program 1 Products in the Incyte Territory; (F) providing a forum for the Parties to discuss the Commercialization of the Program 1 Products in the Field worldwide; and (G) such other responsibilities as may be assigned to the Program 1 JCC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(f)                                   [**] Joint Commercialization Committee.

(i)                                     The [**] JCC shall oversee Detailing of [**] Co-Detailing Product in the United States. Within [**] after Merus’s exercise of the Co-Detailing Right, each Party shall designate its initial three (3) representatives on the [**] JCC. A representative of Incyte shall act as the chairperson of the [**] JCC. The chairperson shall not have any greater authority than any other representative on the [**] JCC and shall conduct the following activities of the [**] JCC: (A) calling meetings of the [**] JCC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the [**] JCC is carried out in accordance with Section 3.5. The [**] JCC shall automatically terminate if there is no longer a [**] Co-Detailing Product under this Agreement.

(ii)                                  The [**] JCC shall be responsible for: (A) overseeing the implementation of, reviewing and coordinating the Detailing of the [**] Co-Detailing Product in the Field in the United States; (B) applying the Global Branding Strategy (or other branding strategy, if appropriate) to the [**] Co-Detailing Product in the United States; (C) setting overall strategic objectives and plans related to Detailing [**] Co-Detailing Product in the Field in the United States; (D) reviewing, commenting on and approving any amendment or update to the Detailing Plan and Detailing Budget, and presenting the Detailing Plan and the Detailing Budget to the JSC and to Incyte for approval; (E) reviewing Detailing issues for the [**] Co-Detailing Product; (F) providing a forum for the Parties to discuss the Detailing of the [**] Co-Detailing Product in the Field in the United States; and (G) such other responsibilities as may be assigned to the [**] JCC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(g)                                  Joint Manufacturing Committee.

(i)                                     The JMC shall oversee the manufacture of Licensed Products worldwide. As soon as practicable following the Effective Date (but in no event more than [**] following the Effective Date), each Party shall designate its initial [**] representatives on the JMC. A representative of Incyte shall act as the chairperson of the JMC. The chairperson shall not have any greater authority than any other representative on the JMC and shall conduct the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

following activities of the JMC: (A) calling meetings of the JMC; (B) preparing and issuing minutes of each such meeting within [**] thereafter; (C) preparing and circulating an agenda for the upcoming meeting; and (D) ensuring that any decision-making delegated to the JMC is carried out in accordance with Section 3.5.

(ii)                                  The JMC shall be responsible for: (A) overseeing, reviewing and coordinating the manufacture of Program 1 Products worldwide; (B) discussing and preparing the Program 1 Manufacturing Plan and presenting it to the JSC for approval, (C) providing a forum for the Parties to discuss the clinical and commercial requirements for and manufacture of Program 1 Products; (D) overseeing the manufacturing process transfer from Merus to Incyte pursuant to Section 6.1; (E) overseeing, reviewing and coordinating the Parties’ activities with respect to Licensed Antibody and Bi-Specific Construct [**] for Licensed Products; and (F) such other responsibilities as may be assigned to the JMC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(h)                                 Joint Intellectual Property Committee.

(i)                                     The JIPC shall provide a platform for the exchange of information between the Parties, and for decision-making with respect to actions allocated to the Parties under ARTICLE VIII, relating to the filing, prosecution and maintenance of all Patent Rights licensed by one Party to the other in Sections 2.3 and 2.4; provided, that the Parties shall discuss filing, prosecution and maintenance of the Merus Platform IP only with respect to the Licensed Antibodies and Licensed Products. As soon as practicable following the Effective Date (but in no event more than [**] following the Effective Date), each Party shall designate its [**] representatives on the JIPC. A representative of Incyte shall act as the chairperson of the JIPC. The chairperson shall not have any greater authority than any other representative on the JIPC and shall conduct the following activities of the JIPC: (A) calling meetings of the JIPC at least every quarter; (B) preparing and issuing minutes of each such meeting within [**] thereafter; and (C) preparing and circulating an agenda for the upcoming meeting.

(ii)                                  The JIPC shall discuss the following with respect to Patent Rights described under Section 3.2(h)(i): (A) [**]; (B) [**]; and (C) [**], except with respect to [**]. With respect to [**], the JIPC shall discuss [**] the Licensed Antibodies or the Licensed Products. In discussing the foregoing matters, the JIPC shall [**] Parties and shall [**] Intellectual Property [**] under this agreement to both Parties including the [**] one Party to the other. The applicable Party or the Parties shall determine such foregoing matters as set forth in ARTICLE VIII based on decision-making of the JIPC with respect to the foregoing matters.

(i)                                     Joint Finance Committee. The JFC shall provide a forum for the discussion and exchange of information between the Parties relating to Research Costs, the Program 1 Joint Development Budget, the [**] Co-Development Budget, the Additional Co-Development Budget, Allowable Expenses, Net Profits and Net Losses. As soon as practicable following the Effective Date (but in no event more than [**] following the Effective Date), each Party shall designate its [**] representatives on the JFC. A representative of Incyte shall act as the chairperson of the JFC. The chairperson shall not have any greater authority than any other representative on the JFC and shall conduct the following activities of the JFC: (A) calling

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

meetings of the JFC at least every quarter; (B) preparing and issuing minutes of each such meeting within [**] thereafter; and (C) preparing and circulating an agenda for the upcoming meeting.

3.3                               Committee Meetings. Commencing in the first Calendar Quarter of 2017, the JSC and each of the Subcommittees that have been established shall each hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as the chairperson elects to do so. Except where a Party fails to appoint a member or members to the JSC or its Subcommittees or fails to participate in meetings of the JSC or its Subcommittees pursuant to Section 3.5(b)(i), meetings of the JSC and the Subcommittees, respectively, shall be effective only if at least one (1) representative of each Party is present or participating. The JSC and its Subcommittees may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided that no less than one (1) meeting during each Calendar Year shall be conducted in person, with such in-person meetings alternating between the locations of each Party, or as otherwise mutually agreed. Other representatives of each Party involved with the Licensed Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in ARTICLE XIII. Additional meetings of the JSC and its Subcommittees may also be held with the consent of each Party, or as required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

3.4                               Authority. The JSC and any Subcommittee shall have only the powers assigned expressly to it in this ARTICLE III and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with or the terms of this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or any Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

3.5                               Decisions.

(a)                                 Initial Dispute Resolution Procedures. Subject to the provisions of this Section 3.5, actions to be taken by the JSC and each of the Subcommittees shall be taken only following a unanimous vote, with all of each Party’s representatives together having one (1) vote. If any Subcommittee fails to reach unanimous agreement on a matter (with each Party’s representatives together having a single vote) before it for decision for a period in excess of [**], either Party may refer the matter to the JSC.

(b)                                 Final Decision-Making. If the JSC, using good faith efforts in compliance with Section 3.5(c), fails to reach unanimous agreement on a matter within the scope of the JSC’s authority (with each Party’s representatives together having a single vote) before it for decision (whether originating there or referred to it by a Subcommittee) for a period in excess of [**], the following provisions shall apply:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(i)                                     The JSC representatives appointed by [**] shall have the deciding vote on [**] other than (A) those matters for which [**] has the deciding vote pursuant to Section 3.5(b)(ii) and (B) those matters related to [**] requiring the consent of both Parties’ representatives and as to which neither Party has final say as expressly provided in Section 3.5(b)(iii). [**] shall have the right to appeal any such final decision of the [**] representatives to the JSC by referring such dispute to the [**] Executive Officer or a designee of the [**] Executive Officer with decision-making authority for resolution, in which case the [**] Executive Officer or designee shall make himself or herself reasonably available to [**]  representatives for a period of [**] to review and discuss such issue, including holding an in-person meeting with [**] representatives, if requested. In such case, the [**] Executive Officer or designee shall have the deciding vote on such issue. For clarity, Incyte shall have final decision-making authority over the budgets for all Development Plans and for the [**].

(ii)                                  Except for those matters related to [**] requiring the consent of both Parties’ representatives and as to which neither Party has final say as expressly provided in Section 3.5(b)(iii), the JSC representatives appointed by [**] shall have the deciding vote on any matter involving (A) the [**] of any [**] Antibody or [**] Product in or for the United States, including (1) [**] in the United States, (2) the [**] or [**] thereto, and (3) any disputes regarding whether an activity under Sections 5.3(a)(iii) or 5.3(c) is [**] of [**] Products in the United States; provided that the [**] JSC representatives must make such determination reasonably; and (B) any matter within the scope of responsibility of the JIPC pertaining to Patent Rights contained within [**] or pertaining to [**].[**] shall have the right to appeal any such decision of the JSC to the [**] Executive Officer or a designee of the [**] Executive Officer with decision-making authority for resolution, in which case the [**] Executive Officer or designee shall make himself or herself reasonably available to [**] representatives for a period of [**] to review and discuss such issue, including holding an in-person meeting with [**] representatives, if requested. In such case, the [**] Executive Officer or designee shall have the deciding vote on such issue.

(iii)                               Neither Party shall have the final say over a matter that relates to any [**] or any [**] and/or its related [**], as contemplated in Section 5.3(b), and, unless and until both Parties’ representatives on the JSC approve such [**] and associated [**], neither Party shall [**], and either Party shall have the right to [**], in accordance with Section 5.3(c). In addition, neither Party shall have final say over (A) the [**] Products for the [**], and, if the Parties are unable to agree [**] on a [**] Products applicable to [**], each Party shall have the right to [**], or (B) the [**] for [**] and, if the Parties are unable to agree through the JSC on the [**] for [**], each Party shall have the right to pursue [**] for its territory.

(c)                                  Good Faith. In conducting themselves on the JSC or any Subcommittees, and in exercising their rights under this ARTICLE III, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them. Notwithstanding such final decision making rights of a Party, neither Party shall exercise its right to finally resolve a dispute pursuant to Section 3.5(b): (i) in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iii) to resolve any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

dispute regarding whether a Party may [**]; (iv) to [**]; (v) to resolve any dispute regarding whether a milestone event set forth in Section 9.2 has been achieved; (vi) in a manner that would require the other Party to perform any act that it reasonably believes to be inconsistent with any Law or any approval, order, policy or guidelines of a Regulatory Authority; or (vii) or in a manner that has a material adverse impact on the rights or ability of a Party to [**] Products in its territory.

3.6                               Committee Membership.

(a)                                 Appointment is a Right. The appointment of members of the JSC and any Subcommittees is a right of each Party and not an obligation and shall not be a “deliverable” as referenced in any existing authoritative accounting literature. Each Party shall be free to determine not to appoint members to the JSC or any Subcommittee.

(b)                                 Consequence of Non-Appointment. If a Party does not appoint members of the JSC or any Subcommittee, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such members are appointed, the Parties shall discharge the roles of the JSC or any Subcommittee thereof directly.

3.7                               Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JSC and each Subcommittee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

ARTICLE IV
TARGET PAIR AND PROGRAM SELECTION; RESEARCH

4.1                               Information Transfer.

(a)                                 Initial Information Transfer. Merus shall make available to Incyte, in a mutually-agreed upon format and without further financial consideration, (i) the Merus Know-How related to the Initial Research Plans and Program 1 and Program 2 and any research plan Merus has in place related to [**], in each case within [**] after the Effective Date and (ii) the Merus Know-How and any research plan Merus has in place related to any other Program within [**] after Incyte’s designation of the Target Pair for such Program in accordance with this ARTICLE IV. In addition, within [**] after the Effective Date, Merus shall disclose summaries of currently existing Merus Know-How [**] regarding Target Pairs [**].

(b)                                 Technical Assistance; Continuing Information Transfer. From the Effective Date through the [**] thereof, Merus shall make its relevant scientific and technical personnel and any academic collaborators, as applicable, reasonably available to Incyte to answer any questions or provide instruction as reasonably requested by Incyte concerning the information delivered pursuant to Section 4.1(a). On an ongoing and Program-by-Program basis during the Research Term, every [**] (or such other frequency as determined by the Parties), (i) prior to Candidate Nomination, each Party shall make available to the other Party, in a mutually agreed-upon format, material data generated under the [**] Discovery Plan, any Novel

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Discovery Plan and each Research Plan, and (ii) following Candidate Nomination, each Party shall make available to the other Party material data generated under the applicable Development Plan, and such other aspects of the Incyte Know-How or Merus Know-How, as applicable, that arise from such Party’s [**] and (A) that are [**] the other Party’s conduct of activities, in each case [**], or (B) that are [**] the other Party.

(c)                                  Right of Reference or Use. Merus hereby grants to Incyte, solely for the purposes set forth in this Agreement, a [**] relating to Licensed Antibodies or Licensed Products arising from Programs and existing as of the Execution Date or [**], and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Merus in order to effect such grant.

4.2                               Gatekeeper.

(a)                                 Generally. Incyte shall promptly, but in no case later than [**] after the Effective Date, engage and retain an independent Third Party [**] and [**] (the “Gatekeeper”) for the purpose of confirming whether a proposed Target Pair is Not Available and confirming whether a proposed [**] Target is an Incyte Specified Target, such engagement to include provisions relating to confidentiality substantially similar to those contained in this Agreement. Incyte will provide Merus a copy of the agreement for review reasonably prior to execution (which may be redacted to remove any sensitive financial or competitive information), and shall consider in good faith any Merus comments thereto. The cost of the Gatekeeper shall be borne by [**]. Until [**], the Gatekeeper will be responsible for maintaining the list of Incyte Specified Targets and an up-to-date list of Target Pairs that are Not Available (the “Not Available List”). Upon notice from Incyte of engagement of the Gatekeeper, Merus shall provide the Gatekeeper (with a copy to Incyte) with the initial Not Available List (which shall include the reason for each Target Pair being Not Available). All communications regarding the availability of a Target Pair between the Parties shall be exchanged through the Gatekeeper.

(b)                                 Notice of Not Available. During the Research Term, Merus shall promptly, but in no case later than [**] after the occurrence of the events in the following subsections (i) or (ii), notify the Gatekeeper (i) if any Target Pair becomes Not Available and provide the reason for such Target Pair becoming Not Available and (ii) if any Target Pair ceases to be Not Available. Upon receipt of such notification, the Gatekeeper shall update the Not Available List accordingly. For clarity, Merus shall [**] at the time such [**]; provided that Merus shall be [**] to Incyte if Incyte seeks to designate a Target Pair for a Program in accordance with Section 4.4(c) or Section 4.5(b), as applicable.

4.3                               Target Pairs; Program Caps.

(a)                                 Generally. The Parties agree that, as of the Effective Date, the Target Pairs under each of Program 1 and Program 2 have been designated, and that Program 1 and Program 2 are the only Programs for which a Target Pair has been designated. For each of the [**] Programs and Novel Programs, subject to Sections 4.2, 4.4 and 4.5, Incyte has the sole right to designate a Target Pair as the subject of further research activities pursuant to a Research Plan. For clarity, except with respect to the rights granted to Incyte for Selected Monoclonal

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Antibodies binding to individual Targets composing a particular Target Pair and the right of Incyte to [**] for a [**] as a Licensed Antibody as described in Section 4.3(b), the designation by Incyte of a Target Pair for inclusion in a Program does not grant to Incyte any rights to Develop and Commercialize Antibodies binding to either (i) an [**] Target Pair, or (ii) any [**] in such Target Pair and [**] in any other Target Pair that has been [**] this Agreement, unless Incyte has elected or elects, subject to the Novel Program Cap or [**] Program Cap, as applicable, to include such [**] as the subject of a Novel Program under this Agreement. By way of example only, if Incyte designates each of (i) Target A x Target B and (ii) Target C x Target D as Target Pairs in two Programs under this Agreement, Incyte [**] this Agreement to Develop or Commercialize Antibodies [**] (unless Incyte had [**] Target), or to [**] Target Pair that is a [**] (e.g., [**])), unless Incyte has designated a Novel Program or [**] Program around such Target or Target Pair, subject to the Novel Program Cap or [**] Program Cap, as applicable. For clarity, nothing under this Section 4.3(a) shall prevent Incyte from Developing or Commercializing Antibodies directed at any single Target outside this Agreement, subject to Section 2.8(b)(i).

(b)                                 Program Caps. At any given time during the Research Term, there may be a maximum of eleven (11) Programs being actively pursued under this Agreement. More specifically, subject to the adjustments set forth below, in addition to Program 1 and Program 2, there may be an active maximum of (i) [**] Novel Programs (including any Novel Programs that have passed Program Selection, irrespective of whether such Programs have been terminated) (the “Novel Program Cap”), and (ii) [**] Programs (including any [**] Programs that have passed Program Selection, irrespective of whether such Programs have been terminated) unless no [**] Target Pairs are designated by Incyte during the [**] Exclusivity Period, in which case the maximum shall be [**] Programs (the “[**] Program Cap”); provided that if the [**] Program Cap has been reached, any additional [**] Target Pair that Incyte wishes to designate may be included as a Novel Program Target Pair for a Novel Program if, at such time, the Novel Program Cap has not been reached. Furthermore, (A) if [**] becomes a Dropped Program, then the Novel Program Cap shall be [**], (B) if [**] becomes a Dropped Program, then the Novel Program Cap shall be [**], and (C) if (a) Incyte never designated any [**] Programs or (b) all [**] Programs included within the [**] Program Cap become Dropped Programs, then the Novel Program Cap shall be [**] such that, if all of the foregoing (A), (B), and (C) occur, the Novel Program Cap shall be [**]. Notwithstanding the foregoing, the Parties may mutually agree at any time to increase the Novel Program Cap or the [**] Program Cap, either temporarily (e.g., to facilitate the conduct of research activities under particular Programs), or for the remainder of the Research Term. For clarity, if Incyte chooses to pursue a Selected Monoclonal Antibody as a Licensed Antibody and Licensed Product, Incyte would provide to Merus written notice thereof, and such Selected Monoclonal Antibody will be included as a Program within the Novel Program Cap or [**] Program Cap, as applicable, and subject to the terms of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.4                               [**] Target Pairs.

(a)                                 Generally. Pursuant to the [**] Discovery Plan, the Parties will seek to identify one or more Target Pairs for nomination by Incyte as [**] Target Pairs. Potential [**] Target Pairs can arise de novo from the research or be defined by either of the Parties as set forth below.

(b)                                 [**] Idea Sharing by Merus. During the Initial Research Term, Merus shall promptly propose to Incyte in writing all Target Pairs that Merus has identified for the potential creation of Bi-Specific Constructs, for which one of the Fab regions specifically binds to [**]. In each case where Merus proposes a [**] Target Pair to Incyte, Merus shall make available to Incyte, in a mutually-agreed upon format and without further financial consideration, and as applicable, the Merus Know-How related to such [**] Target Pairs and the proposed monoclonal Antibodies (and sequences therefor) and actual or proposed Bi-Specific Constructs specifically binding to such [**] Target Pairs, if any, which shall include a written report [**] the research and Development of Bi-Specific Constructs directed to such [**] Target Pair; provided that the absence or unavailability of any of such information shall not limit Merus’s obligations to promptly propose Target Pair ideas to Incyte (but the [**] period set forth below shall not commence until such information is provided). Incyte may evaluate such [**] Target Pairs and the associated Bi-Specific Constructs and provide written notice to Merus not later than [**] after disclosure of such proposal and information thereof as to whether Incyte desires to designate such Target Pair as a [**] Target Pair under this Agreement. For clarity, a [**] Target Pair may include an IMOD Target. Notwithstanding anything in this Section 4.4(b), after the [**] Exclusivity Period, Merus is not required to disclose or offer to Incyte for inclusion under this Agreement any [**] Target Pairs that are [**] by [**] and [**] activities under this Agreement.

(c)                                  [**] Idea Sharing by Incyte. Subject to the [**] Cap, at any time during the Research Term, Incyte may, in its sole discretion, provide written notice to Merus that Incyte wishes to propose a Target Pair for designation under a Program under this Agreement. Within [**] thereafter, Merus shall provide an updated Not Available List to the Gatekeeper (which shall include the reason for each Target Pair being Not Available); provided that such update shall be based on the status as of the date of Incyte’s notice. Incyte may then, in its sole discretion, provide written notice to the Gatekeeper proposing one or more [**] Target Pairs for designation under a [**] Program, provided that [**], any such [**] Target Pair would only be able to be included within the collaboration [**]. Within [**] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether such [**] Target Pair requested by Incyte is on the Not Available List and notify Incyte in writing (the “[**] Gatekeeper Notice”) with respect thereto and, if it is Not Available, provide the reason given by Merus when placing such Target Pair on the Not Available List; provided that no [**] Target Pair proposed by Incyte shall be Not Available at any time during the [**] Exclusivity Period. If such proposed Target Pair requested by Incyte is on the Not Available List, then, at Incyte’s request, Merus shall provide Incyte with written evidence [**] to Incyte that such Target Pair is Not Available. If such proposed [**] Target Pair requested by Incyte is not on the Not Available List, then the Gatekeeper shall also notify Merus of Incyte’s proposed [**] Target Pair, and subject to the [**] Program Cap, such proposed [**] Target Pair shall be designated as a [**] Target Pair. For

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

clarity, if the [**] Cap has been reached and the Novel Program Cap has not yet been reached, Incyte may nominate [**] Target Pairs for inclusion as Novel Programs pursuant to Section 4.5. If the [**] Gatekeeper Notice indicates that the proposed [**] Target Pair is Not Available, then Incyte shall have the right to pursue such [**] Target Pair and Bi-Specific Constructs directed to such [**] Target Pair outside of this Agreement.

(d)                                 Ongoing [**] Target Pair Idea Sharing by Merus. Once the [**] Program Cap has been reached, Merus shall have no further obligation to offer potential [**] Target Pairs to Incyte pursuant to Section 4.4(b) (but shall remain required to disclose such Target Pairs pursuant to Section 4.5(a) if the Novel Program Target Cap has not been reached). Notwithstanding the foregoing, if during the Initial Research Term, a [**] Program [**], such that there are [**] Programs (that were not included under Novel Programs) at such time than the [**] Program Cap, [**] to Merus’s [**] to Incyte for inclusion under a [**] Program under this Agreement (including with respect to any [**]). For clarity, (i) Section 4.4(b) shall not apply following [**] to any Target Pairs that are Not Available and (ii) Section 4.8 shall apply to any new Bi-Specific Constructs that [**] that [**] identifies after the applicable [**].

4.5                               Novel Program Target Pairs.

(a)                                 Target Pair Idea Sharing by Merus. During [**] until the Novel Program Cap is reached, Merus shall promptly propose to Incyte in writing [**] Bi-Specific Constructs (excluding any [**] Target Pair already disclosed to Incyte pursuant to Section 4.4 and, for clarity, including any Target Pair where one or both of the Targets is an IMOD Target), and shall make available to Incyte, in a mutually-agreed upon format and without further financial consideration, the Merus Know-How related to such Target Pairs and the proposed monoclonal Antibodies (and sequences therefor) and actual or proposed Bi-Specific Constructs specifically binding to such Target Pairs, if any, which shall include a written report [**] Bi-Specific Constructs directed to such Target Pair; provided that the absence or unavailability of any of such information shall not limit Merus’s obligations to promptly propose Target Pair ideas to Incyte (but the [**] set forth below shall not commence until such information is provided). Incyte may evaluate such Target Pairs and the associated Bi-Specific Constructs for inclusion as Novel Program Target Pairs under this Agreement. For a period of [**] after Incyte’s receipt of such proposal and information, such Target Pair may not be considered Not Available or added to the Not Available List and Incyte may designate such Target Pair as a Novel Program Target Pair hereunder, but may be added to the Not Available list at Merus’s discretion following the expiration of such period, provided that Merus had satisfied the criteria for an Internal Merus Program at the time such Target Pair was offered to Incyte. At any time after such [**] period, Incyte may propose such Target Pair pursuant to Section 4.5(b). Notwithstanding anything in this Section 4.5(a), Merus is not required to disclose or offer to Incyte for inclusion under this Agreement any Targets or Target Pairs that are [**] by [**] and [**] activities under this Agreement.

(b)                                 Target Pair Idea Sharing by Incyte. Subject to the Novel Program Cap, at any time during the Research Term, Incyte may, in its sole discretion, provide written notice to Merus that Incyte wishes to propose a Target Pair for designation under a Program under this Agreement. Within [**] thereafter, Merus shall provide an updated Not Available List to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Gatekeeper (which shall include the reason for each Target Pair being Not Available); provided that such update shall be based on the status as of the date of Incyte’s notice. Incyte may then, in its sole discretion, provide written notice to the Gatekeeper proposing Target Pairs (other than and in addition to the Program 1 Target Pair, Program 2 Target Pair and any [**] Target Pairs included in the [**] Program Cap) for inclusion as a Novel Program Target Pair under this Agreement, provided that after the expiration of the Initial Research Term, any such Target Pair would only be able to be included within the collaboration as a replacement for a Dropped Target Pair. For clarity, Target Pairs proposed by Incyte under this Section 4.5(b) may (i) be [**] Target Pairs or (ii) include one or more IMOD Targets. Within [**] following the Gatekeeper’s receipt of such notice, the Gatekeeper shall verify whether such Target Pair requested by Incyte is on the Not Available List and notify Incyte in writing (the “Novel Gatekeeper Notice”) with respect thereto and, if it is Not Available, provide the reason given by Merus when placing such Target Pair on the Not Available List; provided that no Novel Program Target Pair containing [**] as a Target shall be Not Available at any time during the [**] Exclusivity Period, and no Reserved IMOD Target Pair may be Not Available during the IMOD Reserved Period. If such proposed Novel Program Target Pair requested by Incyte is on the Not Available List, then, at Incyte’s request, Merus shall [**] such Novel Program Target Pair is Not Available. If such proposed Novel Program Target Pair requested by Incyte is not on the Not Available List, then the Gatekeeper shall also notify Merus of Incyte’s proposed Target Pair and, subject to the Novel Program Cap, such proposed Novel Program Target Pair shall be a Novel Program Target Pair. If the Novel Gatekeeper Notice indicates that the proposed Novel Program Target Pair is Not Available, then Incyte shall have the right to pursue such Novel Program Target Pair and Bi-Specific Constructs directed to such Novel Program Target Pair outside of this Agreement.

(c)                                  Ongoing Novel Program Target Pair Idea Sharing by Merus. Once the Novel Program Cap has been reached, Merus shall have no further obligation to offer potential Targets and Target Pairs to Incyte for inclusion as Novel Program Target Pairs under this Agreement pursuant to Section 4.5(a). Notwithstanding the foregoing, if [**], a Novel Program [**], such that there are [**] applicable Novel Program Cap, [**] to Merus’s [**] Targets and Target Pairs to Incyte for inclusion as Novel Program Target Pairs under this Agreement (including with respect to [**]). For clarity, (i) Section 4.5(a) shall not apply following a Drop Date to any Target Pairs that are Not Available and (ii) Section 4.8 shall apply to any new Bi-Specific Constructs that specifically bind to the Dropped Target Pair that Merus identifies after the applicable Drop Date.

4.6                               Back-Up Bi-Specific Construct Substitution. At any time during the Term, Incyte may elect, at its discretion, to cease Development of one or more of the Bi-Specific Construct(s) for a Program (including both Novel Programs and [**] Programs). At any time during the Term, Incyte may elect, at its discretion, to advance one or more back-up Bi-Specific Constructs directed at the same Target Pair. If such election is made by Incyte [**] for the applicable Program, Incyte shall provide written notice to Merus and (a) the Parties shall [**] directed to such back-up Bi-Specific Constructs, and (b) the time period in which [**] shall be no less than [**] from the date of such notice.

4.7                               Change in Status. If, at any time during the Research Term, any Target Pair that was identified as Not Available in a [**] Gatekeeper Notice or Novel Gatekeeper Notice is no

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

longer Not Available, Merus shall promptly, but in any case within [**] provide written notice to Incyte and make available, [**], the Merus Know-How related to such Target Pairs and the Bi-Specific Constructs specifically binding to the Target Pairs. Incyte may, in its sole discretion, select such Target Pair for inclusion in this Agreement, subject to this ARTICLE IV.

4.8                               Dropped Programs and Dropped Target Pairs.

(a)                                 Program 1 and Program 2. Incyte may elect, at its sole discretion, to drop from this Agreement either or both of Program 1 and Program 2 (and the corresponding Target Pair and all Bi-Specific Constructs that are the subject of such Program) by written notice to Merus delivered prior to Program Selection for Program 1 or Program 2, as applicable, and each such Program and associated Target Pair(s) will, effective as of the date of Incyte’s notice to Merus, become a Dropped Program and Dropped Target Pair, as applicable. Effective upon the date of such notice, such Dropped Target Pair shall no longer be a Program 1 Target Pair or Program 2 Target Pair. Simultaneous with such notice, or [**], Incyte may, at its discretion, designate one additional Novel Program Target Pair in lieu of such Dropped Target Pair, for each of Program 1 and/or Program 2, as applicable, pursuant to Section 4.5. Upon effectiveness of each such notice designating such additional Novel Program Target Pair, the Program covering such additional Target Pair shall thereafter be treated as a Novel Program.

(b)                                 [**] Programs. For [**] Programs, on a Program-by-Program basis, at any time prior to the expiration of the Research Term, and prior to Program Selection for such [**] Program, Incyte may elect, at its discretion and by written notice to Merus, to drop any one or more [**] Programs (and the [**] Target Pair and all Bi-Specific Constructs that are the subject of such Program) from this Agreement, and each such Program and associated [**] Target Pair(s) will, effective as of the date of Incyte’s notice to Merus, become a Dropped Program and Dropped Target Pair, as applicable. Simultaneous with such notice, or [**], Incyte may, at its discretion, either (i) designate a replacement [**] Target Pair in lieu of such Dropped Target Pair to be the subject of research activities hereunder or (ii) if [**], such that there are no longer any [**] Programs under this Agreement (not including any [**] Programs falling under the Novel Program Cap), designate [**] pursuant to Section 4.5 [**] to be the [**] hereunder. Upon effectiveness of each such notice designating such additional [**] Target Pair or Novel Program Target Pair, as applicable, the Program covering such additional Target Pair shall thereafter be treated as a [**] Program or Novel Program, as applicable.

(c)                                  Novel Programs. For Novel Programs, on a Program-by-Program basis, at any time prior to the expiration of the Research Term, and prior to Program Selection for such Program, Incyte may elect, at its discretion and by written notice to Merus, to drop such Programs (and the Target Pair and all Bi-Specific Constructs that are the subject of such Program) from this Agreement, and each such Program and associated Target Pair(s) will, effective as of the date of Incyte’s notice to Merus, become a Dropped Program and Dropped Target Pair, as applicable. Simultaneous with such notice, or at any time thereafter prior to expiration of the Research Term, Incyte may, at its discretion, designate a replacement Target Pair in lieu of such Dropped Target Pair to be the subject of research activities hereunder. Upon effectiveness of each such notice designating such additional Novel Program Target Pair, the Program covering such additional Target Pair shall thereafter be treated as a Novel Program.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)                                 Ongoing Right to Drop and Replace. For clarity, Incyte’s right to drop Programs and, at its discretion, elect to replace them pursuant to Sections 4.8(a), 4.8(b), and 4.8(c) applies also to Programs that replaced such Dropped Programs. For example, if Incyte drops Program 1 and replaces it with a Novel Program pursuant to Section 4.8(a), that Novel Program may subsequently be dropped and replaced with another Novel Program pursuant to Section 4.8(c) and so on until the earlier of either expiration of the Research Term or Program Selection for such Novel Program.

(e)                                  Release of Exclusivity. Upon any Target Pair becoming a Dropped Target Pair pursuant to Sections 4.8(a), 4.8(b) or 4.8(c) above then, subject to the applicable terms of this Agreement, Merus may thereafter Develop or Commercialize any Bi-Specific Construct that specifically binds to the applicable Dropped Target Pair.

(f)                                   [**] New Bi-Specific Constructs on Dropped Target Pairs. During the Research Term, if Merus or an Affiliate commences internal research and Development activities with respect to any Bi-Specific Construct that specifically binds any Dropped Target Pair, and such Bi-Specific Construct [**], Merus [**] with respect to such [**] for consideration as a potential Novel Program Target Pair in accordance with Section 4.5(a), or a potential [**] Target Pair in accordance with Section 4.4(b), as applicable. Subject to the [**] Program Cap and the Novel Program Cap, as applicable (provided that Incyte may elect to drop a Target Pair pursuant to Section 4.8(a), 4.8(b), or 4.8(c) if such caps have been reached), Incyte shall have the right, exercisable within [**] following [**], to re-designate such Dropped Target Pair hereunder. If Incyte determines that it wishes to re-designate such Dropped Target Pair, Incyte shall reimburse Merus, within [**] following receipt of an invoice, for [**] of Merus’s [**] incurred in [**] with respect to the [**] such Bi-Specific Construct and such Dropped Target Pair following the Drop Date. Upon Merus’s receipt of such payment, such Dropped Target Pair will be reinstated under this Agreement and shall count towards the [**] Program Cap or the Novel Program Cap, as applicable.

(g)                                  License Grant. Promptly following Merus’s request after a Program becoming a Dropped Program pursuant to this Section 4.8, Incyte for itself and on behalf of its Affiliates, shall and hereby does grant to Merus a non-exclusive (subject to Incyte’s rights with respect to Selected Monoclonal Antibodies), worldwide, license (subject to the royalties set forth in Section 9.3(a)(ii)) in and to (i) any Incyte IP that is [**] or [**] Dropped Bi-Specific Products [**] for such Dropped Program for the Development, manufacture, or Commercialization of such Dropped Bi-Specific Products and (ii) all Arising Manufacturing Patents and Arising Product-Specific Patents, discovered, made or conceived under such Dropped Program for the Development, manufacture, or Commercialization of such Dropped Bi-Specific Products. Incyte shall also provide to Merus copies of all data generated by Incyte with respect to the Dropped Target Pair and Merus may use and disclose such data under reasonable confidentiality protections to the extent necessary for the Development, manufacture, or Commercialization of such Dropped Bi-Specific Products. Notwithstanding the foregoing, Incyte shall retain the license under Section 2.3 to the Selected Monoclonal Antibodies that were part of such Dropped Program for use in connection with any other Programs then existing or that may begin during the Research Term.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.9                               Research Term.

(a)                                 Research Term Duration. Commencing on the Effective Date, pursuant to the terms of this Agreement, the Parties shall collaborate to conduct discovery and research activities, including the activities set forth in this ARTICLE IV, until the earlier of (a) the date upon which a total of [**] Program Selections have occurred in relation to Bi-Specific Constructs arising from Programs conducted under this Agreement, and (b) the [**] of the Effective Date, (such period ending on the earlier of (a) or (b), including any extensions under the remainder of this Section 4.9, collectively, the “Research Term”), provided that, following the expiration of the Initial Research Term, the total number of Programs being pursued under this Agreement may not be increased (e.g., if there are a total of seven (7) Programs ongoing at end of the Initial Research Term, no new Programs can be added but each of those seven (7) Programs may be dropped and a substitute selected one or more times pursuant to Section 4.8). Notwithstanding the foregoing, following the expiration of the Initial Research Term and during the remainder of the Research Term, Section 4.8 shall continue to apply, and Incyte may, [**], [**] for any [**]. If, as of the [**] of the Effective Date, fewer than [**] Program Selections have occurred (or such number of Program Selections corresponding to the total number of Programs that had either achieved Program Selection or were ongoing as of the expiration of the Initial Research Term, if less than [**]), Incyte shall have the right, at its discretion, to extend the Research Term for successive additional [**] periods (each, an “Extension Period”), by providing written notice to Merus no later than [**] prior to the [**] (and each subsequent [**]) of the Effective Date, and paying an extension fee (the “Research Term Extension Fee”) for each such [**] extension, of [**] within [**] following an invoice from Merus for such amount. Incyte’s ability to extend the Research Term in accordance with the foregoing sentence shall apply until the achievement of [**] Program Selections (or such number of Program Selections corresponding to the total number of Programs that had either achieved Program Selection or were ongoing as of the expiration of the Initial Research Term, if less than [**]).

(b)                                 Expiration of the Research Term. If the Research Term expires at the end of an Extension Period because Incyte elects not to pay a Research Term Extension Fee under Section 4.9, and at such time [**] Program Selections have not been achieved, then if Merus is conducting activities under any Research Plan for a Program that has not yet achieved Program Selection, Merus shall, in accordance with the applicable Research Plan, (i) [**] all Programs that have not yet achieved Program Selection, and (ii) [**] for any Program for which a Target Pair has been designated pursuant to Sections 4.4 and/or 4.5 prior to the expiration of the Research Term but for which research activities have not yet commenced, in each case of (i) and (ii), until the earlier of (A) [**] under this Agreement, or (B) Incyte notifies Merus in writing that it [**]. Without limiting the foregoing, if at the expiration of the Research Term at the end of an Extension Period in accordance with this Section 4.9(b), regardless of whether [**] Program Selections have been achieved, Merus shall [**] with respect to any other active Programs, until [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

4.10                        Conduct of Discovery and Research Activities

(a)                                 Discovery Activities.

(i)                                     [**] Discovery Activities. Within [**] after the Effective Date, the JRC will prepare a plan and budget for review and approval by the JSC for the discovery of suitable [**] Target Pairs during the [**] Exclusivity Period (“[**] Discovery Plan”). The [**] Discovery Plan will assign responsibility for activities needed to identify Target Pairs for designation by Incyte as [**] Target Pairs. Merus shall use [**] to perform the obligations allocated to it under [**] Discovery Plan in accordance with the budget. Incyte may, in its sole discretion (A) perform activities set forth in the [**] Discovery Plan in parallel with Merus, (B) perform an activity in lieu of Merus, if Merus has not performed such activity pursuant to the timeline set forth in the [**] Discovery Plan, or (C) perform any other discovery activity. The duration of the [**] Discovery Plan shall be determined by the JRC.

(ii)                                  Novel Discovery Activities. Should the Parties mutually agree that discovery activities directed toward a potential Novel Program should be conducted under this Agreement, the JRC will prepare a plan and budget for review and approval by the JSC for the discovery of suitable Novel Program Target Pairs (“Novel Discovery Plan”). The Novel Discovery Plan will assign responsibility for activities needed to identify Target Pairs for designation by Incyte as Novel Program Target Pairs. Merus shall use [**] to perform the obligations allocated to it under any Novel Discovery Plan in accordance with the budget. Incyte may, in its sole discretion (A) perform activities set forth in the Novel Discovery Plan in parallel with Merus, (B) perform an activity in lieu of Merus, if Merus has not performed such activity pursuant to the timeline set forth in the Novel Discovery Plan, or (C) perform any other discovery activity. The duration of each Novel Discovery Plan shall be determined by the JRC.

(b)                                 Research Plans. Within [**] after the Effective Date, the JRC shall prepare a research plan and budget for research activities for Program 1 and Program 2 (the “Initial Research Plans”). The Initial Research Plans shall include the Selected Monoclonal Antibodies and General Monoclonal Antibodies for Program 1 and Program 2 previously generated by Merus. For a period of [**] after receipt of the Initial Research Plans, Incyte shall [**] such Selected Monoclonal Antibodies [**] and [**] Selected Monoclonal Antibodies which thereafter shall be the Selected Monoclonal Antibodies for Program 1 or Program 2, as applicable. Within [**] after designation of each Target Pair hereunder (other than the Program 1 Target Pair and Program 2 Target Pair), the JRC shall prepare a research plan and budget for research activities related to such Target Pair and the associated Bi-Specific Constructs through to Candidate Nomination (together with the Initial Research Plans, the “Research Plans”) for review and approval by the JSC. For each such Program, Incyte shall have the right, in its discretion, to select the Selected Monoclonal Antibodies that will be used to generate the Target Pair Biclonics Matrix. The Research Plans shall (i) assign responsibilities to Merus including for generating Antibodies and Bi-Specific Constructs to be incorporated within each of the Licensed Products and conducting in vitro and in vivo pharmacology on such Bi-Specific Constructs and providing resulting materials and information to Incyte and (ii) include a budget, timeline, milestones and desired pre-clinical target characteristics for research and Development activities through to Candidate Nomination. The intent of each Research Plan is to set forth the activities necessary to achieve Candidate Nomination with respect to a given Program. The duration of each Research Plan shall be less than or equal to [**] unless otherwise determined by the JRC; provided that Merus shall not be obligated to create a Target Pair Biclonics Matrix for more than (A) [**] Target Pairs per year during Calendar Years [**] or (B) [**] Target Pairs per Calendar Year

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

thereafter. Merus shall use [**] to perform the obligations allocated to it under each Research Plan in accordance with the budget and shall ensure that any obligations Merus has to Third Parties do not cause Merus to have insufficient capacity to perform its obligations under this Agreement. Incyte may, in its sole discretion, (x) perform Research activities set forth in the Research Plans in parallel with Merus, (y) perform a research activity in lieu of Merus, if Merus has not performed such activity pursuant to the timeline set forth in a Research Plan, or (z) perform any other research activity related to such Program.

(c)                                  Discovery and Research Activity Costs. All Research Costs for Program 1 are Development Costs and shared equally by the Parties pursuant to Section 5.3(b)(iii). All Research Costs for Program 2, and each Novel Program, and for the [**] Discovery Plan, any Novel Discovery Plan and each [**] Program, up to [**] of the amount budgeted in the [**] Discovery Plan, any Novel Discovery Plan and applicable Research Plan (the “Reimbursable Research Costs”) shall be borne by Incyte. If Merus in good faith believes it will be necessary to incur costs in excess of the Reimbursable Research Costs in carrying out activities that are necessary in order to fulfil the requirements of the [**] Discovery Plan, any Novel Discovery Plan or a Research Plan, it shall secure Incyte’s prior written consent before conducting such activities. Provided such prior written consent has been secured, such costs will also be reimbursed by Incyte. Merus shall have no obligation to carry out any research activities that will incur Research Costs that exceed the Reimbursable Research Costs unless Incyte has provided its consent to reimburse such excess Research Costs or unless it is necessary for Merus to re-perform research activities that were improperly performed under a Research Plan and are necessary for Merus to provide a complete and accurate Data Package. At the time the [**] Discovery Plan, any Novel Discovery Plan or any Research Plan for which there are Reimbursable Research Costs is created by the JRC and approved by the JSC, the Parties shall agree on a [**] reporting and payment structure to implement the cost sharing set forth in this Section 4.10(c). If Incyte performs an activity in lieu of Merus pursuant to Section 4.10(a), the cost of performing such activity shall be removed from the budget allocated to Merus for such activity and Incyte shall not be required to reimburse Merus for such costs, provided it so notified Merus in advance that it was performing itself such activity.

(d)                                 Reporting. Merus shall provide the JRC with a written report at least [**] summarizing in reasonable detail Merus’s and its Affiliates’ activities, progress and expenditures compared to allocated budget under the [**] Discovery Plan, any Novel Discovery Plans and Research Plans. Incyte shall provide the JRC with a written report at least [**] summarizing in reasonable detail Incyte’s and its Affiliates’ activities, if any, under the [**] Discovery Plan, any Novel Discovery Plans and Research Plans, or any other activities it elected to undertake, as contemplated under Section 4.10(a).

4.11                        Additional Research Activities. The JRC may require that certain activities under the Research Plans be repeated, new research be conducted, that Bi-Specific Constructs be created, modified or re-engineered or other research-related activities related to the Licensed Antibodies be performed and the JRC will adjust the applicable Research Plan and the associated budget accordingly. In each case, [**] shall be responsible for all Research Costs incurred under any such amended Research Plan budget that is approved by the JSC. During the Term, in connection with Development activities under any Program, Incyte may, in its discretion, select

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

by written notice to Merus, one or more General Monoclonal Antibodies for potential use in the generation of a Bi-Specific Construct under such Program. Promptly after such notice, Merus will notify Incyte whether Merus has granted rights to such General Monoclonal Antibody to any Third Party. If Merus has granted rights to such General Monoclonal Antibody to a Third Party, Incyte may (but shall not be required to) request that Merus create a monoclonal Antibody that is less than [**] homologous in HCDR3 to such General Monoclonal Antibody and subsequently deem such modified General Monoclonal Antibody a Selected Monoclonal Antibody under such Program. Incyte may request that Merus generate Bi-Specific Constructs using such modified General Monoclonal Antibody (in which case, the provisions of Section 2.8(b) shall not be applicable to such modified General Monoclonal Antibody). If Merus has not granted rights to the General Monoclonal Antibody to any Third Party, Incyte may deem such General Monoclonal Antibody as a Selected Monoclonal Antibody under such Program. If Incyte wishes to designate one or more General Monoclonal Antibodies as Selected Monoclonal Antibodies under this Section 4.11, and the total number of Selected Monoclonal Antibodies would subsequently exceed the applicable number authorized by Section 1.127, Incyte shall contemporaneously designate an equal number of Selected Monoclonal Antibodies of its choice to become General Monoclonal Antibodies such that there will thereafter be only the number of Selected Monoclonal Antibodies authorized by Section 1.127 for such Program. If Incyte deems one or more General Monoclonal Antibodies as Selected Monoclonal Antibodies under this Section 4.11, and the total number of Selected Monoclonal Antibodies on either individual arm of a Target Pair would subsequently exceed [**], Incyte shall contemporaneously designate an equal number of Selected Monoclonal Antibody of its choice to become a General Monoclonal Antibody such that there will thereafter be no more than [**] Selected Monoclonal Antibodies on either individual arm of such Target Pair in accordance with Section 1.127. Once such Selected Monoclonal Antibodies becomes a General Monoclonal Antibodies, all licenses granted to Incyte under such Antibody as a Selected Monoclonal Antibody shall terminate.

4.12                        Candidate Nomination.

(a)                                 Data Packages. Merus shall: (i) at the direction of the JRC, provide to Incyte the Data Package for Program 1 and Program 2 and their corresponding Bi-Specific Constructs, and (ii) on a Program-by-Program basis, use Commercially Reasonable Efforts to provide to Incyte within [**] (or such other longer period as may be set forth in the applicable Research Plan) following designation of each Target Pair pursuant to Sections 4.4 or 4.5, the Data Package for such Target Pair, including the corresponding General Monoclonal Antibodies, Selected Monoclonal Antibodies and the Bi-Specific Construct(s) that specifically bind to such Target Pair that are the subject of such Program, and which have been the subject of research activities under the applicable Research Plan.

(b)                                 Data Package Review. Following Incyte’s receipt of a Data Package, Incyte shall have [**], or such other period as the Parties may mutually agree, in which to review the applicable Data Package to determine whether it wishes to proceed with Candidate Nomination, provided that if Incyte requests additional reasonable information and clarifications during such [**] period, then such [**] period will be automatically extended (as necessary) for up to an additional [**] period, during which period Incyte may continue to request additional reasonable information and clarifications and Merus shall provide such information and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

clarifications to Incyte. For clarity, Incyte may [**] set forth in the applicable Research Plan [**] as set forth in Section 4.11. Incyte will use [**] to initiate the vector construction activities required for Candidate Nomination once Incyte has received all additional reasonable information and clarification that it has requested from Merus under this Section 4.12(b) with respect to a complete and accurate Data Package.

ARTICLE V

DEVELOPMENT; REGULATORY MATTERS

5.1                               Conduct of Development Activities.

(a)                                 Program 2, Novel Programs and [**] Non-Co Products. Incyte will, subject to the terms of this Agreement, have the sole right, at its expense, to conduct the Development of: Program 2 Antibodies and Program 2 Products; [**] Antibodies and [**] Products (other than the [**] Co-Development Product, if any) and Novel Program Antibodies and Novel Program Products (other than Additional Co-Development Products, if any), in each case worldwide. At the time of Candidate Nomination for each Program, the Parties shall discuss and agree, through the JRC, on a plan for (i) information sharing in relation to Development activities conducted between Candidate Nomination and Program Selection for the applicable Program, and (ii) achieving Program Selection for such Program.

(b)                                 [**] Co-Development Product. The Development of the [**] Co-Development Product, if any, shall be governed by a written Development plan that describes the proposed program of worldwide Development for the [**] Co-Development Product (the “[**] Co-Development Plan”) and associated budget for such worldwide Development (“[**] Co-Development Budget”). Incyte shall have the sole right and responsibility for preparing and amending the [**] Co-Development Plan and preparing and approving the [**] Co-Development Budget. Except as otherwise provided in this Agreement, and subject to Section 5.4, all decisions with respect to the creation, modification and implementation of the [**] Co-Development Plan and all Development activities for the [**] Co-Development Product, shall be made by Incyte in its sole discretion.

(c)                                  Additional Co-Development Plans. The Development of an Additional Co-Development Product shall be governed by a written Development plan that describes the proposed program of worldwide Development for such Additional Co-Development Product (the “Additional Co-Development Plan”) and associated budget for such worldwide Development (“Additional Co-Development Budget”). [**] shall have the [**] responsibility for preparing and amending the Additional Co-Development Plan and preparing and approving the Additional Co-Development Budget. Except as otherwise provided in this Agreement, and subject to Section 5.5, all decisions with respect to the creation, modification and implementation of the Additional Co-Development Plan and all Development activities for the Additional Co-Development Product shall be made by Incyte in its sole discretion.

(d)                                 Potential Merus Activities. Notwithstanding Sections 5.1(a) and 5.1(b), Incyte may request that Merus conduct (i) additional research activities for one or more of the Programs following Candidate Nomination for such Programs, or (ii) certain Development

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

activities that are included within Development plans for such Programs between Candidate Nomination and Program Selection for each such Program, by making a written proposal (which may be in PowerPoint or other format) setting out the research and Development activities that Incyte desires Merus to conduct, and the deliverables, estimated timeline and resource requirements for such activities. Subject to the capacity limitations set forth in Section 4.10(b), Merus shall [**] additional research and/or Development activities, and to the extent that Merus performs such activities, Incyte shall reimburse Merus for the associated documented costs as Research Costs hereunder.

5.2                               Development Diligence for Programs. For each Program achieving Candidate Nomination under this Agreement, excluding Program 1, but including Program 2, each [**] Program, and each Novel Program, Incyte shall use [**] (a) to progress research and Development activities for each such Program and (b) to [**] for [**] Bi-Specific Construct arising therefrom within [**] following Candidate Nomination for such Program, as such period may be extended by the JSC. Following Program Selection, and on a Program-by-Program basis, Incyte shall use [**] (i) to Develop the Program 2 Product, [**] Products (including both the [**] Non-Co Product and the [**] Co-Development Product), and the Novel Program Products in the Major Markets, and (ii) to seek and obtain Regulatory Approval for [**] Licensed Product arising from each such Program in each Major Market.

5.3                               Program 1 Products.

(a)                                 Generally.

(i)                                     From and after the Effective Date, (A) Incyte will, subject to the terms of this Agreement, be responsible, at its expense, for the Development of the Program 1 Product for Regulatory Approval in the Incyte Territory; and (B) Merus will be responsible, at its expense, for the Development of the Program 1 Product for Regulatory Approval in the United States. The Parties will strive to work together on particular projects; however, the Parties will have the right to conduct Development and Commercialization of the Program 1 Product independently as provided in this Section 5.3. The Parties shall provide access to certain information related to the Development and Commercialization of the Program 1 Product to the Program 1 JDC, the Program 1 JCC, the JSC, and to each other as expressly described in this Agreement and subject to the terms of this Section 5.3.

(ii)                                  The Development of the Program 1 Product shall be governed by a Development plan that describes the proposed overall program of Development for the Program 1 Product in the United States (the “Program 1 US Development Plan”) and in the Incyte Territory (the “Program 1 Incyte Territory Development Plan”) as well as a Program 1 Joint Development Plan covering Program 1 Joint Development Activities. Incyte shall have the sole right and responsibility for preparing the Program 1 Incyte Territory Development Plan. Except as otherwise provided in this Agreement (including as provided in Section 5.3(b)), with respect to the Program 1 Product in the Incyte Territory, all decisions with respect to the creation, modification and implementation of the Program 1 Incyte Territory Development Plan and Program 1 Joint Development Plan and all Development activities shall be made by Incyte in its sole discretion; provided that Incyte shall present to the Program 1 JDC a draft of the Program 1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Incyte Territory Development Plan and any material changes to the Program 1 Incyte Territory Development Plan, and shall give due consideration to any comments of Merus thereto. Merus shall have the sole right and responsibility for preparing the Program 1 US Development Plan. Except as otherwise provided in this Agreement (including as provided in Sections 5.3(b)), with respect to the Program 1 Product in the United States, all decisions with respect to the creation, modification and implementation of the Program 1 US Development Plan and Program 1 Joint Development Plan and all Development activities shall be made by Merus in its sole discretion; provided that Merus shall present to the Program 1 JDC a draft of the Program 1 US Development Plan and any material changes to the Program 1 US Development Plan, and shall give due consideration to any comments of Incyte thereto.

(iii)                               Notwithstanding the foregoing, prior to commencing any independent Clinical Trial or other Development activities as part of Program 1 (i.e., not including any proposed Global Studies, which are subject to Section 5.3(b)) that may have an effect on Development of Program 1 Product in the United States (in case of such activities by Incyte) or in the Incyte Territory (in the case of such activities by Merus), the Party that proposes to conduct such Clinical Trial or other Development activities shall first submit to the Program 1 JDC the proposed protocol for such proposed Clinical Trial or Development activities and a written summary, in a form mutually agreed by the Parties, of such Clinical Trial or Development activities for review by the Program 1 JDC; provided that neither Party may proceed with such Clinical Trial or Development activities if the non-proposing Party reasonably determines that such Clinical Trial or Development activities is reasonably likely to have a material adverse effect on the Development or Commercialization of the Program 1 Product in the non-proposing Party’s territory; and provided further that such Clinical Trial or Development activities shall be subject to the non-proposing Party’s rights to buy-in to the results generated thereunder in accordance with Section 5.3(d).

(b)                                 Program 1 Joint Development Activities.

(i)                                     Prior to a Party conducting any Clinical Trial or Development activity that may support the worldwide (i.e., both the United States and one or more countries in the Incyte Territory) Development of a Program 1 Product, it shall be required to submit to the Program 1 JDC a proposal to collaborate with the other Party to conduct Clinical Trials or other Development activities in connection with the Development of a Program 1 Product; provided that such proposal is submitted in writing as far in advance as reasonably practicable and in any event not later than [**] before (A) the planned FPFV, in the case of Clinical Trials or (B) planned commencement of such other Development activities. Such proposal shall contain, at a minimum, information supporting the rationale for the proposed activity related to the Program 1 Product from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the cost of such Development. The Program 1 JDC may review and comment on such proposal and shall present it to the JSC for approval.

(ii)                                  At any time during the period between when such proposal has been presented to the Program 1 JDC and the JSC has approved such Clinical Trial or other Development activity, and for [**] after such approval, the other Party may elect to participate in such Clinical Trial or other Development activity.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(iii)                               In the event (A) the Program 1 JDC determines that such Clinical Trial or Development activity may support the worldwide Development of Program 1 Products (a “Global Study”); (B) the Program 1 JDC approves such proposal, with the consent of both Parties, or, if the JDC does not approve such proposal and the matter is escalated to the JSC, the JSC approves such proposal, with the consent of both Parties and with neither Party having final say; and (C) the Parties agree to collaborate to conduct such Clinical Trial or other Development activity with respect to the Program 1 Product (any of the items in (A) through (C), a “Program 1 Joint Development Activity”), then the Parties shall, through the Program 1 JDC, create a development plan (the “Program 1 Joint Development Plan”) that includes a detailed description of the Program 1 Joint Development Activity to be undertaken by the Parties (or if a Program 1 Joint Development Plan already exists, amend such plan to include the new Program 1 Joint Development Activity) and develop a detailed annual budget for all Development Costs for such Joint Development Activity to be included in the Program 1 Joint Development Plan (the “Program 1 Joint Development Budget”). Each Party shall use [**] to perform the obligations allocated to such Party under the Program 1 Joint Development Plan. All Development Costs set forth in the Program 1 Joint Development Budget shall be shared equally by the Parties whether incurred by Merus or Incyte or their respective Affiliates (i.e., each Party shall be responsible for fifty percent (50%) of the Development Costs set forth in the Program 1 Joint Development Budget). At the time Program 1 Joint Development Plan and associated Program 1 Joint Development Budget (or any amendments thereto) is established by the Program 1 JDC and approved by the JSC, the Parties shall agree on a [**] reporting and payment structure to implement the cost sharing set forth in the preceding sentence. In the event either Party fails to timely make an undisputed payment under such agreed on payment structure, the payment amount shall be reflected as a credit against the monies due by the other Party under ARTICLE IX, or, if no such credit is available as no such monies are due by the other Party, shall be paid by such Party within [**] after invoice, and the terms of subsection (iv) below shall apply.

(iv)                              Should either Party (A) fail to timely pay any such invoice for Development Costs for activities set forth and in accordance with the Program 1 Joint Development Budget within [**] following written notice from the other Party, or (B) elect, by [**] advance written notice to the other Party, to cease funding Program 1 Development Costs under the Program 1 Joint Development Budget (such action, a “Program 1 Opt-Out”), then such Party shall continue to have the right to Develop and Commercialize the Program 1 Product in the United States (in the case of Merus) or the Incyte Territory (in the case of Incyte) in accordance with the terms of this Agreement, but shall thereafter have no right to access or use any clinical and non-clinical data generated as a result of any Joint Development Activity occurring under the Program 1 Joint Development Plan, or any activities conducted by Incyte in relation to the Development and Commercialization of the Program 1 Product, in each case after the date of the occurrence of either of the events in (A) or (B) (such date, the “Program 1 Opt-Out Date”). If such Party subsequently desires to obtain access to any such data generated after the Program 1 Opt-Out Date, the terms of Section 5.3(d) shall apply.

(c)                                  Right to Proceed with Development Activity. If the other Party declines or does not elect to participate in a proposed Program 1 Joint Development Activity at least [**] prior to (i) in the case of Clinical Trials, the estimated FPFV date (as notified by the submitting Party in its proposal for such Program 1 Joint Development Activity) or (ii) planned date of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

commencement of such other Program 1 Joint Development Activities, the submitting Party may proceed with such Clinical Trial or Development activity for its territory and would be solely responsible for the conduct and costs of such Clinical Trial or Development activity; provided that neither Party may proceed with such Clinical Trial or Development activity if a Party reasonably determines that the activity is reasonably likely to have a material adverse impact on the Development and/or Commercialization of the Program 1 Products in its territory. Any dispute regarding whether an activity is reasonably likely to have a material adverse impact on the Development and/or Commercialization of the Program 1 Product in a Party’s territory shall be resolved in accordance with Section 3.5(b).

(d)                                 Program 1 Buy-In Right.

(i)                                     If (A) a Party fails to elect to participate in a Clinical Trial or Development activity pursued by the other Party pursuant to Section 5.3(b), (B) either Party exercises a Program 1 Opt Out with respect to any Program 1 Joint Development Activity or (C) a Party desires to access data generated by a Clinical Trial or Development activity performed independently by the other Party, such Party (the “Buy-In Party”) may obtain access to and use of all clinical and non-clinical data generated pursuant to the relevant Clinical Trial or Development activity (the “Buy-In Data”), as if such Party had co-funded such Clinical Trial or Development activity from the outset, in accordance with the following procedure: At least on a semi-annual basis, the Party participating in a Clinical Trial or Development activity pursuant to Section 5.3(a) shall update the Buy-In Party on the status of such Clinical Trial or Development activity, including a summary of relevant Buy-In Data. At any time, the Buy-In Party may provide the other Party with notice of its election to participate in such Clinical Trial or Development activity, and promptly thereafter the other Party shall provide the Buy-In Party with an invoice for [**] of the Development Costs incurred by the other Party in the generation of such clinical data as of the date of the Buy-In Party’s written request, which invoice the Buy-In Party shall pay within [**] after receipt. Thereafter, to the extent the Development activity has not been completed, the Buy-In Party shall be responsible for [**] of the Development Costs incurred by the other Party through to completion of such Development activity. Such payment shall entitle the Buy-In Party to (1) use the Buy-In Data to the same extent as such Party would have been permitted to use such Buy-In Data if it had co-funded such Clinical Trial or Development activity as a Program 1 Joint Development Activity from the outset under Section 5.3(b), and (2) the rights set forth in Section 5.3(e). The other Party shall, as applicable, provide copies of, and/or a Right of Reference or Use of, the requested Buy-In Data to the Buy-In Party promptly after receipt of the invoiced amount.

(ii)                                  For the avoidance of doubt, the buy-in right pursuant to this Section 5.3(d) does not include the right to operational participation in the conduct of the Clinical Trial or Development activity unless, at the sole discretion of the Party that initiated the Clinical Trial or Development activity, such Party grants operational participation to the Buy-In Party.

(iii)                               In the event the Buy-In Party fails to meet any payment obligation pursuant to this Section 5.3(d), and such failure continues for [**] after the original due date of the payment, until such delinquency is cured, the Buy-In Data with respect to such exercise of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the buy-in right shall not be shared with the Buy-In Party. In the event such delinquency is not cured within such [**] period, the Buy-In Party’s notice of election to participate shall be considered void.

(iv)                              With respect to Buy-In Data falling within Section 5.3(d)(i)(C), such Buy-In Data will not be included, with respect to Program 1, within (A) the Merus Know-How for purposes of Section 2.3 (where Incyte is the Buy-In Party) or (B) the Incyte Know-How for purposes of Section 2.4 (where Merus is the Buy-In Party), until the Buy-In Party has fully satisfied its payment obligations with respect to such Buy-In Data under this Section 5.3(d). Following payment, such Buy-In Data will be included for Program 1 within the Merus Know-How, or the Incyte Know-How, as applicable, that is licensed to the other Party under this Agreement.

(v)                                 If a Party does not buy in pursuant to this Section 5.3(d), then such Party shall have no right to obtain access to or to use the Buy-In Data in accordance with Section 5.3(e) below, except to the extent such Buy-In Data is relevant to or necessary to address issues relating to the safety of the Program 1 Product, including data relating to adverse effects associated with the Program 1 Product and safety related clinical, manufacturing and controls activities relating to the Program 1 Product, in each case solely (A) to the extent required to be reported to or made available to Regulatory Authorities in such Party’s Territory, and (B) solely in such countries where such Party has the right to Develop and Commercialize the Program 1 Product.

(e)                                  Rights to Data and Documentation. With respect to any Program 1 Joint Development Activities or where the Buy-In Party buys in:

(i)                                     Subject to Section 5.3(d), each Party shall have the right to possess, retain and use all clinical and non-clinical data and related Regulatory Documentation Controlled by either Party and generated in the course of Program 1 Joint Development Activities in order to Develop, obtain Regulatory Approval for and Commercialize the Program 1 Product in such Party’s territory in accordance with the terms of this Agreement;

(ii)                                  Each Party hereby grants to the other Party a Right of Reference or Use to any and all such Regulatory Documentation, and agrees to sign, and cause its Affiliates to sign, from time to time, promptly upon request, any instruments reasonably requested by such other Party in order to effect such grant;

(iii)                               Each Party shall maintain complete and accurate records of all results, data, Development Costs and developments made pursuant to its efforts under the Program 1 Joint Development Plan. Such records shall appropriately reflect all work done and results achieved in the performance of Program 1 Joint Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes;

(iv)                              In any agreement between either Party and a clinical research organization related to a Program 1 Joint Development Activity, the contracting Party shall use reasonable efforts to name the other Party as a third party beneficiary for the purpose of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

receiving data derived from Clinical Trials related to such Program 1 Joint Development Activity from such clinical research organization; and

(v)                                 Each Party shall be invited to and shall have the right to have a reasonable number of its representatives join in calls and meetings with vendors and contractors performing Program 1 Joint Development Activities on behalf of the other Party.

5.4                               [**] Antibody Co-Development Option.

(a)                                 [**] Co-Development Option. At any time following Candidate Nomination for a [**] Program, and with respect to only one [**] Program or [**] Program that is a Novel Program, Merus shall have the option (the “[**] Co-Development Option”) to co-Develop [**] Products arising from such [**] Program (i.e., that are directed to the [**] Target Pair that is the subject of such [**] Program or Novel Program, as applicable). The [**] Co-Development Option shall be exercisable by Merus by providing Incyte written notice any time after Program Selection for the applicable [**] Program, but no later than [**] prior to the anticipated date of the FPFV for the first Clinical Trial for the first [**] Antibody arising from such [**] Program, of which Incyte shall inform Merus in writing (the “[**] Option Period”). For clarity, unless Section 5.5 applies, (i) Merus is not required to exercise the [**] Co-Development Option for the first [**] Program anticipated to reach FPFV, or at all, but Merus may only exercise the [**] Co-Development Option once, for a single [**] Program (or Novel Program, as applicable) and (ii) if Merus does not exercise the [**] Co-Development Option for any [**] Program within the applicable [**] Option Period, then products arising from such [**] Program will thereafter be [**] Non-Co Products and will not be available for substitution under Section 5.4(e).

(b)                                 [**] Co-Development Plan and Budget. Upon or before the earlier of (i) [**] following Merus’s exercise of the [**] Co-Development Option or (ii) if Merus has not yet exercised the [**] Co-Development Option, no later than [**] prior to expected FPFV for the first Clinical Trial (with an update provided one time upon Merus’s request during such [**] period), Incyte shall present to the [**] JDC for consideration the then-current draft of the [**] Co-Development Plan for each [**] Co-Development Product (or the then current development plan and budget for the applicable [**] Product if the [**] Co-Development Option has not been exercised. Merus may provide comments on the [**] Co-Development Plan and [**] Co-Development Budget, and Incyte shall consider such comments in good faith; provided that the [**] Co-Development Plan and [**] Co-Development Budget (and any amendments thereto) shall be prepared and approved by Incyte in its sole discretion. For so long as there is a [**] Co-Development Program, Incyte will present any proposed amendments to the [**] Co-Development Plan to the [**] JDC for discussion at least annually, prior to [**] of each Calendar Year.

(c)                                  [**] Co-Development Cost Share and Profit Share. If Merus exercises the [**] Co-Development Option, Merus shall be responsible for co-funding thirty-five percent (35%) of Incyte’s global Development Costs for such [**] Program that are incurred after the exercise of the [**] Co-Development Option. Upon Merus’s exercise of the [**] Co-Development Option, Section 9.6 shall apply to such [**] Co-Development Product, provided

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

that, if Merus fails to timely pay any Development Costs due with respect to a [**] Co-Development Program as required in Section 5.4(d) within [**] of notice of such failure, the following shall apply at the end of such [**]: (i) such Program shall no longer be a [**] Co-Development Program or [**] Co-Development Product under this Agreement, (ii) Merus will be deemed to have delivered a [**] Co-Funding Termination Notice with respect to such Program under Section 5.4(f), (iii) Section 5.4(f), Section 9.2(a)(ii) and Section 9.3(b)(ii) (rather than Section 9.6) shall apply to Licensed Products arising from such Program, and (iv) Merus’s obligation to co-fund Development Costs for such [**] Program shall cease.

(d)                                 Payment; Reporting. Within [**] following the end of each Calendar Quarter after Merus has exercised the [**] Co-Development Option, Incyte shall prepare and deliver to Merus a [**] report detailing its Development Costs incurred during such period with respect to the [**] Co-Development Program together with an invoice for thirty-five percent (35%) of such Development Costs identified. Merus shall pay all undisputed amounts payable under any such invoice within [**] after its receipt of such invoice, provided that, with respect to any Development Costs incurred by Incyte in relation to the [**] Co-Development Product in excess of [**] of the then-approved [**] Co-Development Budget without prior notification to Merus and the approval of the [**] JDC (and if not approved by the [**] JDC, the JSC), Merus shall be required to pay any undisputed excess amounts within [**] after its receipt of the invoice including such excess costs. Merus shall have the right to audit the records of Incyte with respect to any purported Development Costs included in such reports, in accordance with Section 9.8.

(e)                                  [**] Co-Development Product Substitution. If Incyte terminates this Agreement with respect to a [**] Co-Development Program and advances an alternative [**] Program pursuant to Section 4.8(b), then Merus shall have the right to exercise the [**] Co-Development Option with respect to such alternative [**] Program; provided that, to exercise the [**] Co-Development Option on such alternative [**] Program, Merus must (i) be current on reimbursement of its share of Development Costs for the [**] Co-Development Program, (ii) provide written notice of such exercise to Incyte any time after Program Selection for such alternative [**] Program, but no later than [**] prior to the anticipated date of the FPFV for the first Clinical Trial for the first [**] Antibody arising from such alternative [**] Program, of which Incyte shall inform Merus in writing, and (iii) reimburse Incyte for [**] of all Research Costs and Development Costs then-incurred by Incyte.

(f)                                   Termination of [**] Co-Funding. At any time following the exercise of the [**] Co-Development Option, Merus may provide written notice to Incyte indicating that Merus wishes to permanently cease co-funding the [**] Co-Development Program (the “[**] Co-Funding Termination Notice”) (it being understood that such notice shall be deemed to have been delivered in accordance with Section 5.4(c)(ii)). Effective as of the date of the Co-Funding Termination Notice (the “[**] Co-Funding Termination Date”), the [**] Co-Development Program shall be a [**] Non-Co Program, there shall be no [**] Co-Development Program under this Agreement, and from and after the [**] Co-Funding Termination Date, Section 9.2(a)(ii) shall apply to the [**] Non-Co Program [**] the [**] Co-Funding Termination Date. After the [**] Co-Funding Termination Date, Incyte shall pay Merus an additional royalty at the applicable rate set forth in the table below on Annual Net Sales of the [**] Non-Co Product in the United States under such [**] Non-Co Program that was formerly the [**] Co-Development

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Program in addition to any royalties that are due on Annual Net Sales of such [**] Non-Co Product in the United States pursuant to Section 9.3(b)(ii) (e.g., if [**] of the [**] Costs, additional Development Costs for such Additional Co-Development Program and applicable Net Losses, if any, are paid by Merus, Merus will receive a royalty of [**] on Annual Net Sales of [**] Non-Co Product in the United States plus the amount specified in Section 9.3(b)(ii)), with the applicable additional royalty rate determined as set forth in the table below.

Timing of Opt-Out from [**] Co-Funding Obligation	Additional Royalty Rate
If the [**] Co-Funding Termination Notice is delivered prior to [**]	[**]
If the [**] Co-Funding Termination Notice is delivered after [**] but prior to [**].	[**]

If the [**] Co-Funding Termination Notice is delivered following [**], when Merus has paid [**] of its share of Development Costs prior to such [**] but less than [**] of its share of [**] for the [**] Co-Development Program [**] (the “[**]”).

[**]
If the [**] Co-Funding Termination Notice is delivered when Merus has paid [**] of its share of Development Costs prior to [**] and [**] or more, but less than [**], of its share of the [**].	[**]
If the [**] Co-Funding Termination Notice is delivered after Merus has paid [**] of its share of the [**] and [**] of the [**] Co-Funding Termination Notice.	4%

The determination of whether Merus has paid greater than its share of [**] of the [**] Costs shall be made by Incyte promptly after [**] based on the [**] Costs. If the [**] Co-Funding Termination Notice is delivered following [**] and Merus has paid less than its share of [**] of the actual [**] Costs but paid more than its share of [**] of the amount [**] Costs, then promptly following the completion and finalization of actual [**] Costs, Incyte shall provide written notice to Merus of such actual [**] Costs and Merus shall have the right to reimburse Incyte within [**] after receipt of such notice for additional Development costs for the [**] Co-Development Program so that it has paid its share of [**] of such actual [**] Costs. After Incyte’s timely receipt of such reimbursement, Merus shall receive the [**] additional royalty set forth in the table above. If Merus does not timely make such reimbursement, Merus shall receive the [**] additional royalty set forth in the table.

5.5                               Additional Co-Development Options.

(a)                                 Additional Co-Development Options. In addition to the rights granted to Merus in connection with the [**] Co-Development Option, Merus shall have the option to co-fund Development of Licensed Products arising from up to [**] additional Programs (each, an “Additional Co-Development Option”) under this Agreement as follows:

(i)                                     Provided that [**] Novel Programs [**], Merus shall have the right to exercise an Additional Co-Development Option for the [**] Novel Program (including any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Novel Program selected after Program 1, Program 2 or all [**] Programs become Dropped Programs) under this Agreement [**] during the Research Term.

(ii)                                  During the Research Term, if [**] becomes a Dropped Program, then, Merus shall have the right to exercise an Additional Co-Development Option for the Novel Program (which may cover a [**] Target Pair if included under the Novel Program Cap) that is the [**] Novel Program (including in such count the Program that replaces [**], any Novel Program that [**] and any Novel Program that replaces [**] Programs) under this Agreement [**] during the Research Term.

(b)                                 Exercise of an Additional Co-Development Option.

(i)                                     An Additional Co-Development Option shall be exercisable by Merus by providing Incyte written notice any time after Program Selection for the Novel Program falling within Section 5.5(a)(i) or 5.5(a)(ii), as applicable, but no later than [**] after the end of the Research Term in the case of Section 5.5(a)(i) or [**] prior to [**] in the case of Section 5.5(a)(ii), which date Incyte shall inform Merus of in writing, (the “Additional Option Period”). For clarity, (i) Merus is not required to exercise either Additional Co-Development Option, (ii) a Novel Program to which an Additional Co-Development Option applies may cover a [**] Target Pair to the extent permitted in Section 4.3(b), and (iii) if Merus does not exercise an Additional Co-Development Option within the applicable Additional Option Period, then Licensed Products arising from such Novel Program will be Novel Program Products or [**] Non-Co Products and not Additional Co-Development Products.

(c)                                  Additional Co-Development Plans. Upon or before the earlier of (i) [**] following Merus’s exercise of an Additional Co-Development Option, or (ii) if Merus has not yet exercised an applicable Additional Co-Development Option, no later than [**] prior to [**] (with an update provided one time upon Merus’s request during such [**]) for the applicable Novel Program that is eligible for the exercise of the Additional Co-Development Option, Incyte shall present to the JSC for consideration the then current draft of the Additional Co-Development Plan for such Additional Co-Development Product, and Merus shall have the right to provide comments on such Additional Co-Development Plan and the associated Additional Co-Development Budget, and Incyte shall consider such comments in good faith; provided that the Additional Co-Development Plan and Additional Co-Development Budget (and any amendments thereto) shall be prepared and approved by Incyte in its sole discretion. For so long as there is an applicable Additional Co-Development Program, Incyte shall present any proposed amendments to each Additional Co-Development Plan to the Additional JDC for discussion at least annually, prior to [**] of each Calendar Year.

(d)                                 Additional Co-Development Cost Share and Profit-Share. Following the exercise of the Additional Co-Development Option, Incyte shall prepare and deliver to Merus a report covering the Research Costs and Development Costs incurred for the applicable Program prior to exercise of such Additional Co-Development Option and Merus shall reimburse Incyte for [**] of such costs within [**] of invoicing by Incyte. Thereafter, Merus shall be responsible for co-funding thirty-five percent (35%) of Incyte’s global Development Costs for such Additional Co-Development Program that are incurred after the exercise of the Additional Co-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Development Option. Upon Merus’s exercise of an Additional Co-Development Option, Section 9.6 shall apply to such Additional Co-Development Product; provided that provided that if Merus fails to timely pay any Development Costs due with respect to an Additional Co-Development Program as required in this Section 5.5(d) within [**] of notice of such failure, the following shall apply at the end of such [**]: (i) such Program shall no longer be an Additional Co-Development Program under this Agreement, (ii) Merus will be deemed to have delivered an Additional Co-Funding Termination Notice with respect to such Program under Section 5.5(f), (iii) Section 5.5(f), Section 9.2(a)(ii) and Section 9.3(b)(ii) (rather than Section 9.6) shall apply to Licensed Products arising from such Program, and (iii) Merus’s obligation to co-fund Development Costs for such Additional Program shall cease. Notwithstanding the foregoing, with respect to any Development Costs incurred by Incyte in relation to the Additional Co-Development Product in excess of one [**] of the then-approved Additional Co-Development Budget without prior notification to Merus and the approval of the Additional JDC (and if not approved by the Additional JDC, the JSC), Merus shall be required to pay any undisputed excess amounts within [**] after its receipt of the invoice including such excess Development Costs.

(e)                                  Reporting. Within [**] following the end of each Calendar Quarter after Merus has exercised the Additional Co-Development Option, Incyte shall prepare and deliver to Merus a [**] report detailing its Development Costs incurred during such period with respect to such Additional Co-Development Program together with an invoice for thirty-five percent (35%) of such Development Costs identified. Merus shall pay all undisputed amounts payable under any such invoice within [**] after its receipt of such invoice. Merus shall have the right to audit the records of Incyte with respect to any purported Development Costs included in such reports, in accordance with Section 9.8.

(f)                                   Termination of Additional Co-Development Program Co-Funding. At any time following the exercise of any Additional Co-Development Option, Merus may provide written notice to Incyte indicating that Merus wishes to permanently cease co-funding the applicable Additional Co-Development Program (the “Additional Co-Funding Termination Notice”) (it being understood that such notice shall be deemed to have been delivered in accordance with Section 5.5(d)(ii)). Effective as of the date of the Co-Funding Termination Notice (the “Additional Co-Funding Termination Date”), such Program shall no longer be an Additional Co-Development Program, and from and after the Additional Co-Funding Termination Date, Section 9.2(a)(ii) shall apply [**] the Additional Co-Funding Termination Date. After the Additional Co-Funding Termination Date, Incyte shall pay Merus an additional royalty at the applicable rate set forth in the table below on Annual Net Sales in the United States of the applicable Novel Program Product under the Program that was formerly the Additional Co-Development Program in addition to any royalties that are due on such Novel Program Product pursuant to Section 9.3(b)(ii) (e.g., if [**] of the Additional Pivotal Period Costs, additional Development Costs for such Additional Co-Development Program and applicable Net Losses, if any, are paid by Merus, Merus will receive a royalty of [**] on Annual Net Sales of the Additional Non-Co Product in the United States plus the amount specified in Section 9.3(b)(ii))), with the applicable additional royalty rate determined as set forth in the table below.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Timing of Opt-Out from Additional Co-Development Program Co- Funding Obligation	Additional Royalty Rate
If the applicable Additional Co-Funding Termination Notice is delivered prior to [**]	0%
If the applicable Additional Co-Funding Termination Notice is delivered after [**] but prior to [**].	[**]

If the applicable Additional Co-Funding Termination Notice is delivered following [**], when Merus has paid [**] of its share of Development Costs prior to [**] but less than [**] of its share of the [**] for such Additional Co-Development Program during [**] (the “[**] Costs”).

[**]

If the applicable Additional Co-Funding Termination Notice is delivered when Merus has paid [**] of its share of Development Costs prior to [**] and [**] or more,, but less than [**], of its share of the [**] Costs.

[**]
If the applicable Additional Co-Funding Termination Notice is delivered for the Additional Co-Development Program after Merus has paid [**] of its share of the [**] Costs and has timely paid its share of [**] through [**] Co-Funding Termination Notice.	4%

The determination of whether Merus has paid greater than its share of [**] of the [**] Costs shall be made by Incyte promptly after [**] based on the [**] Costs. If the Additional Co-Funding Termination Notice is delivered following [**] and Merus has paid less than its share of [**] of the actual [**] Costs but paid more than its share of [**] of the amount [**] Costs, then promptly following the completion and finalization of actual [**] Costs Incyte shall provide written notice to Merus of such actual [**] Costs and Merus shall have the right to reimburse Incyte within [**] after receipt of such notice for additional Development costs for the Additional Co-Development Program so that it has paid its share of [**] of such actual [**] Costs. After Incyte’s timely receipt of such reimbursement, Merus shall receive the [**] additional royalty set forth in the table above. If Merus does not timely make such reimbursement, Merus shall receive the [**] additional royalty set forth in the table.

5.6                               Development Reports.

(a)                                 Merus shall provide the Program 1 JDC with a written report (which may be in PowerPoint or other format) at least [**] summarizing in reasonable detail Merus’s and its Affiliates’ activities and progress related to the Development of the Program 1 Product in the United States, including information concerning the conduct of non-clinical activities and Clinical Trials, applications for and securing of Regulatory Approvals, First Commercial Sale of such Licensed Products on a country-by-country basis and any future planned Development activities.

(b)                                 Incyte shall provide the Program 1 JDC, [**] JDC or Additional JDC, as applicable, with a written report (which may be in PowerPoint or other format) at least [**] summarizing in reasonable detail Incyte’s and its Affiliates’ and sublicensees’ activities and progress related to the Development of (i) Program 1 Products in the Incyte Territory and (ii) the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[**] Co-Development Product and an Additional Co-Development Product worldwide, including information concerning the conduct of non-clinical activities and Clinical Trials, applications for and securing of Regulatory Approvals, First Commercial Sale of such Licensed Products and any future planned Development activities.

5.7                               Regulatory Matters Related to Licensed Products.

(a)                                 Regulatory Submissions. Merus shall develop, produce, oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA with respect to the Program 1 Product in the United States; provided that Merus shall [**] to enable Incyte to [**]. Incyte shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to: (i) except as provided above, all Regulatory Authorities with respect to the Program 1 Product, provided that Incyte shall [**] to enable Merus to [**], and (ii) all Regulatory Authorities with respect to the Program 2 Product, [**] Products, and Novel Program Products, provided that with respect to the [**] Co-Development Products and an Additional Co-Development Product, if any, Incyte shall provide Merus with copies of [**] to enable Merus to [**]. Each Party shall keep the Program 1 JDC, and Incyte shall keep the [**] JDC and Additional JDC, reasonably informed in connection with the preparation of all Regulatory Documentation, Regulatory Authority review of Regulatory Documentation, and Regulatory Approvals, annual reports, annual re-assessments, and variations and labeling, in each case with respect to the Program 1 Product, the [**] Co-Development Product, or an Additional Co-Development Product, if any, as applicable; provided that the providing Party shall have the right to redact any information to the extent not related to the Program 1 Products, the [**] Co-Development Products, or an Additional Co-Development Product, if any. Each Party shall respond within a reasonable time frame to all reasonable inquiries by the other Party with respect to any information provided pursuant to this Section 5.7(a). Unless already the Confidential Information of a Party, any information disclosed pursuant to this Section 5.7(a) shall be the Confidential Information of the Disclosing Party.

(b)                                 Regulatory Meetings and Correspondence.

(i)                                     Merus shall be responsible for interfacing, corresponding and meeting with the FDA with respect to Program 1 Product in the United States. Incyte shall be responsible for interfacing, corresponding and meeting with: (A) all Regulatory Authorities with respect to the Program 1 Products in the Incyte Territory and (B) all Regulatory Authorities with respect to the Program 2 Product, [**] Products, and Novel Program Products.

(ii)                                  The Party not responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities in a country with respect to the Program 1 Products shall have the right to have a senior, experienced employee reasonably acceptable to the responsible Party, participate as an observer in material or scheduled face-to-face meetings, video conferences and any teleconferences, involving participation of personnel beyond regulatory experts, with Regulatory Authorities in the Major Markets, and shall be provided with advance access to the responsible Party’s material documentation prepared for such meetings. Prior to submission of material correspondence to the applicable Regulatory Authority, the responsible Party shall, sufficiently in advance for the other Party to review and comment,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

provide the other Party any material correspondence with Regulatory Authorities in the Major Markets related to such meetings. The responsible Party shall also provide the other Party with copies of any material correspondence with Regulatory Authorities in the Major Markets relating to Development of, or the process of obtaining Regulatory Approval for, the Program 1 Product, and respond within a reasonable time frame to all reasonable inquiries by the other Party with respect thereto.

(c)                                  Global Safety Database; Pharmacovigilance Agreement. Incyte shall establish, hold and maintain the global safety database for Program 1 Product (the “Global Safety Database”) into which it shall enter information on all adverse events concerning the Program 1 Product occurring anywhere in the world and reported to either of the Parties in accordance with a pharmacovigilance agreement for the Program 1 Product to be negotiated and entered into by the Parties at least [**] prior to FPFV for the first Clinical Trial (each, a “Pharmacovigilance Agreement”). Pursuant to the terms of the Pharmacovigilance Agreement, such database shall comply in all material respects with all Laws reasonably applicable to pharmacovigilance anywhere the Program 1 Product is being or has been Developed or Commercialized. The Pharmacovigilance Agreement shall, among other things, govern cooperation between the Parties that will enable each of them to comply with its respective obligations under applicable Laws with regard to adverse event data collection, analysis and reporting to Regulatory Authorities and to enable each Party to satisfy its duty of care, and to govern the Global Safety Database. Pursuant to the terms of the Pharmacovigilance Agreement, Merus shall have access and rights to use the Global Safety Database, and each Party shall provide information on all adverse events concerning Program 1 Product for the Global Safety Database.

5.8                               Recall or Withdrawal of Program 2 Product, [**] Products and Novel Program Products. Incyte shall be responsible for all recalls, withdrawals and market notifications of the Program 2 Product, [**] Products and Novel Program Products worldwide.

5.9                               Recall or Withdrawal of the Program 1 Product. If any Regulatory Authority threatens or initiates any action to remove the Program 1 Product from the market anywhere in the world, the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than [**], after receipt thereof. Notwithstanding the foregoing, in all cases Incyte (acting as the holder of the Regulatory Approval in the Incyte Territory) shall determine whether to initiate any recall, withdrawal or market notification of the Program 1 Product in the Incyte Territory, and Merus, as holder of the Regulatory Approval in the United States shall determine whether to initiate any such recall, withdrawal or market notification of the Program 1 Product in the United States, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however that before Incyte or Merus (as the case may be) initiates a recall, withdrawal or market notification, the Parties shall promptly meet and discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that Incyte or Merus (as the case may be) reasonably believes has to be taken in relation to any recall, withdrawal or market notification. In the event of any such recall, withdrawal or market notification, Incyte or Merus (as the case may be), as the holder of the Regulatory Approval in its respective territory, shall determine the necessary actions to be taken in its territory, and, shall implement such action, with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the other Party providing reasonable input (which the first Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance, to conduct such recall, withdrawal or market notification. Each Party shall be responsible for all recall, withdrawal or market notification related costs it incurs in connection with its respective territory.

ARTICLE VI
PRECLINICAL, CLINICAL AND COMMERCIAL SUPPLY

6.1                               Manufacturing Technology Transfer. Within [**] after the Effective Date with respect to Program 1 and Program 2, and as reasonably requested by Incyte at any time following the designation of a Program hereunder, Merus, through the JMC, shall transfer to Incyte (and/or its designated Affiliates or contractors) Merus’s manufacturing technology for the applicable Licensed Antibodies and shall provide to Incyte copies or tangible embodiments of all data, information, materials and Know-How included within such manufacturing technology for such Licensed Antibodies. In addition, upon the request of Incyte from time-to-time during the Term, Merus shall provide to Incyte (and/or its designated Affiliates or contractors) such reasonable technical assistance, at Incyte’s cost for any material activities, as Incyte may request in connection with the manufacture of the applicable Licensed Antibodies. With respect to Program 1, the costs related to any manufacturing technology transfer under this Section 6.1 are Development Costs.

6.2                               Pre-Clinical Supply. Unless otherwise mutually agreed by the Parties, Merus shall be responsible, until completion of the manufacturing technology transfer to Incyte, for preclinical manufacture and supply of Program 1 Antibody and Program 2 Antibody (and any other Licensed Antibody for which Merus has commenced manufacturing activities for Bi-Specific Constructs with respect to such Licensed Antibody), with reasonable amounts and lead time provided by the JRC. The costs of such preclinical manufacture and supply of Program 1 Antibody are Development Costs. The costs of such preclinical manufacture and supply of Program 2 Antibody and any other Licensed Antibody are Research Costs.

6.3                               Program 1 Clinical and Commercial Product Supply.

(a)                                 Process Development. The Parties shall coordinate through the JMC for the joint development and establishment of the manufacturing process that the Parties intend to use globally with respect to Program 1 Product (the “Program 1 Joint Manufacturing Process”), which shall include processes for both early-stage clinical supply (i.e., Phase I Study and Phase 2 Studies) and for late-stage clinical (i.e., Phase III Studies) and commercial supply of Program 1 Product. Incyte shall be the lead Party for the development and establishment of such Program 1 Joint Manufacturing Process, including the preparation of a plan therefor, which may include the engagement of one or more Third Party contract manufacturing organizations to perform activities, including process development, scale up and manufacturing, in relation to Program 1 Product. The Parties shall jointly make all decisions regarding the Program 1 Joint Manufacturing Process, notwithstanding anything to the contrary in this Agreement. The development and establishment of the Program 1 Joint Manufacturing Process is a Development Cost. If the Parties fail to agree on a Program 1 Joint Manufacturing Process and the Parties are

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

unable to resolve such dispute within a reasonable period of time, then each Party may independently develop a manufacturing process for Program 1 Product for its respective territory (i.e., Merus in the United States and Incyte in the Incyte Territory). If the Parties elect to develop separate manufacturing processes for Program 1 Product, each Party shall thereafter be solely responsible for manufacture of Program 1 Product in its respective territory.

(b)                                 Technology Transfer of Program 1 Joint Manufacturing Process. If the Parties develop a Program 1 Joint Manufacturing Process, and to the extent that a Party has manufacturing technology for such Program 1 Joint Manufacturing Process, such Party shall, upon the other Party’s written request (i) transfer to the requesting Party (or its Affiliates, sublicensees or designated Third Party contract manufacturer) the manufacturing technology and copies or tangible embodiments of all data, information, materials and Know-How covering the Program 1 Joint Manufacturing Process (“Program 1 Joint Manufacturing Technology”), and (ii) provide to the requesting Party reasonable technical assistance in relation to the establishment of such Program 1 Joint Manufacturing Process in such Party’s territory. Each Party shall grant, and hereby grants to the other Party co-exclusive (with rights to grant sublicenses to contract manufacturers), royalty-free, non-terminable license for so long a Party is Developing, using, or Commercializing Program 1 Product in its territory, with the right to grant sublicenses through multiple tiers (in accordance with the terms and conditions of this Agreement), in and to (A) in the case of Incyte’s license to Merus, the Incyte IP necessary or useful to practice the Program 1 Manufacturing Technology, and (B) in the case of Merus’s license to Incyte, the Merus IP necessary or useful to practice the Program 1 Joint Manufacturing Technology, in each case of (A) and (B), to the extent necessary for each Party and its Affiliates and designated contract manufacturers to manufacture and have manufactured anywhere in the world Program 1 Antibody and Program 1 Product for development, use and commercialization in such Party’s territory. The costs associated with performing the technology transfer activities and providing the technical assistance described in (i) above shall be Development Costs. Merus may request two Program 1 Joint Manufacturing Process technology transfer for early-stage clinical supply and two for late-stage clinical/commercial supply of Program 1 Product.

(c)                                  Clinical Supply.

(i)                                     Generally. The Parties shall cooperate to mutually establish one or more sources of supply for the clinical supply of the Program 1 Antibody and Program 1 Product. Upon request of either Party, Incyte may negotiate and enter into a clinical supply agreement, for supply of Program 1 Antibody and Program 1 Product for use in Clinical Trials, including formulation and CMC work which shall be included within Program 1 Joint Development Activities. Incyte shall permit Merus to review and comment on any such supply agreement prior to execution, and shall consider Merus’s comments in good faith. If the Parties have agreed on a Program 1 Joint Manufacturing Process, the Parties shall discuss through the JMC, taking into account restrictions imposed by Third Parties, which of the following would be the most suitable mechanism for Merus to secure supply: (A) Merus becomes a party to such Third Party supply agreement for the purposes of obtaining its clinical supply of Program 1 Antibody and Program 1 Product, (B) Merus negotiates with and enter into a supply agreement directly with such Third Party with whom Incyte has entered into a supply agreement Incyte for the purposes of obtaining Merus’s clinical supply of Program 1 Antibody and Program 1 Product

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

at the same cost at which Incyte is obtaining its clinical supply of Program 1 Antibody and Program 1 Product, or (C) the Parties negotiate a supply agreement pursuant to which Incyte will supply Merus with such Program 1 Antibody and Program 1 Product at Incyte’s Manufacturing Cost if Incyte is manufacturing Program 1 Antibody and Program 1 Product.

(ii)                                  Joint Activities. The Parties shall cooperate to mutually agree on supply of Program 1 Antibody and Program 1 Product for Program 1Joint Development Activities reasonably prior to such Joint Development Activity and based on a reasonable, mutually agreed allocation. Incyte shall be the lead Party for clinical supply for any Program 1Joint Development Activities, provided that Incyte shall consult with Merus and shall consider Merus’s comments in relation to such clinical supply activities in good faith and accommodate any reasonable request by Merus to provide Program 1 Antibody and Program 1 Product for Program 1 Joint Development Activities. All such manufacture will be conducted as a Program 1 Joint Development Activity in accordance with the Program 1 Manufacturing Plan and costs thereof treated as Development Costs.

(iii)                               Independent Activities. Each Party shall be responsible (itself or through an Affiliate or Third Party contract manufacturer), at its discretion and expense, for manufacture and clinical supply of Program 1 Antibody and Program 1 Product for use in independent clinical Development activities for such Party’s territory. If either Party wishes to use the same manufacturer for clinical supply as that used by the other Party, such Party may make such a request in writing, and the other Party shall use reasonable efforts to assist such first Party in accessing such manufacturer for clinical supply of Program 1 Antibody and Program 1 Product.

(iv)                              Supply Shortage. If there is insufficient clinical supply of Program 1 Antibody or Program 1 Product to satisfy planned or ongoing Clinical Trials in both the United States and the Incyte Territory at any given time, the Party responsible for supplying such clinical supply shall make half of such supply available for the United States and half available for the Incyte Territory (or such other allocation as may be mutually agreed by the Parties).

(d)                                 Commercial Supply. Each Party shall be responsible for, and have the right to manufacture and supply (itself or through a Third Party contract manufacturer) at its cost, all Program 1 Antibody and Program 1 Product for commercialization purposes in such Party’s territory. If the Parties agreed on a Program 1 Joint Manufacturing Process, Incyte shall lead process development for commercial supply in accordance with Section 6.3(a) and the Parties shall coordinate through the JMC to determine second source and supply continuity matters applicable to each Party’s territory with each Party having the right to determine the supply chain for its respective territory. All costs of either Party for such process development will be treated as Development Costs. The Parties may also mutually agree that one Party shall be responsible for commercial supply of Program 1 Product and Program 1 Antibody worldwide, and in such case the Parties shall cooperate in good faith to agree upon the terms of such supply, which may include either Party or both Parties entering into a commercial supply agreement with a Third Party contract manufacturer for such supply. Whichever Party the Parties determine that will manufacture Program 1 Antibody and Program 1 Product for commercialization, the other Party may request that the manufacturing Party supply such Program 1 Antibody and Program 1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Product to such other Party. Upon such Party’s request for supply of Program 1 Antibody and Program 1 Product, the Parties shall negotiate in good faith a commercial supply agreement that provides for the manufacturing Party to supply such other Party with Program 1 Antibody and Program 1 Product for Commercialization purposes at the [**], as well as other customary terms and provisions. If the Parties agree to contract with a Third Party contract manufacturer for commercial supply of Program 1 Antibody and Program 1 Product, [**] shall lead such negotiations, shall permit [**] to review and comment on any draft supply agreements, and shall consider [**] comments in good faith. [**] may request, and [**] shall consider, at its discretion, that [**] becomes a party to such Third Party supply agreement for the purposes of obtaining its commercial supply of Program 1 Antibody and Program 1 Product.

(e)                                  Technology Transfer of [**] Program 1 Manufacturing Process. If either Party is [**] manufacturing or having manufactured Program 1 Product, such Party shall, upon the other Party’s written request made from time to time, (i) [**] and (ii) provide to the requesting Party [**]. The requesting Party shall reimburse the transferring Party for [**] of the transferring Party’s costs with respect to [**] Program 1 manufacturing process.

6.4                               Program 2, [**] Programs and Novel Program Clinical and Commercial Product Supply. Incyte shall be responsible (itself or through an Affiliate or Third Party) for all clinical and commercial supply of Licensed Antibodies and Licensed Products for Program 2, all [**] Programs, and Novel Programs, including all activities related to such manufacture. The Manufacturing Costs for research activities in an applicable Research Plan for the [**] Co-Development Product and any Additional Co-Development Product shall be deemed Development Costs.

ARTICLE VII
COMMERCIALIZATION AND CO-DETAILING OPTION

7.1                               Commercialization Diligence.

(a)                                 Program 1 Product. Merus shall use Commercially Reasonable Efforts to Commercialize the Program 1 Product for at least one Indication in the United States after receipt of Regulatory Approval therefor. Incyte shall use Commercially Reasonable Efforts to Commercialize the Program 1 Product for at least one Indication in the Non-U.S. Major Markets after receipt of Regulatory Approval therefor.

(b)                                 Program 2, [**] Products and Novel Program Products. Incyte shall use Commercially Reasonable Efforts to Commercialize the Program 2 Product, at least one [**] Product per [**] Program, and at least one Novel Program Product per Novel Program, in each case for at least one Indication in the Major Markets after receipt of Regulatory Approval therefor.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

7.2                               Marketing Responsibilities For Licensed Products.

(a)                                 Program 1 Product.

(i)                                     Incyte Territory. Incyte (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize Program 1 Products in the Incyte Territory, including to invoice and book sales, establish and modify all terms and conditions of sale (including contracting, pricing and discounts) and warehousing, and distribute the Program 1 Products in the Incyte Territory and to perform or cause to be performed all related services. Incyte shall handle all reimbursement, price reporting, returns, order processing, invoicing, collection, distribution, and inventory management with respect to the Program 1 Products in the Incyte Territory.

(ii)                                  Merus Territory. Merus (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize Program 1 Products in the United States, including to invoice and book sales, establish and modify all terms and conditions of sale (including contracting, pricing and discounts) and warehousing, and distribute the Program 1 Products in the United States and to perform or cause to be performed all related services. Merus shall handle all reimbursement, price reporting, returns, order processing, invoicing, collection, distribution, and inventory management with respect to the Program 1 Products in the United States.

(iii)                               Coordination. The Parties shall coordinate their respective Commercialization activities for Program 1 Products through the Program 1 JCC.

(b)                                 [**] Products. Subject to Merus’s Co-Detailing Right with respect to the [**] Co-Development Product, if any, Incyte (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize [**] Products worldwide, including to invoice and book sales, establish and modify all terms and conditions of sale (including contracting, pricing and discounts) and warehousing, and distribute the [**] Products and to perform or cause to be performed all related services. Incyte shall handle all reimbursement, price reporting, returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the [**] Products globally. Merus may co-Detail the [**] Co-Development Product if any, solely to the extent permitted pursuant to Section 7.3.

(c)                                  Program 2 Product and Novel Program Products. Incyte (itself or through its Affiliates or sublicensees) shall have the sole right to Commercialize the Program 2 Product and Novel Program Products worldwide. In furtherance thereof, Incyte shall have the sole right to invoice and book sales, establish and modify all terms and conditions of sale (including contracting, pricing and discounts) and warehousing, and distribute the Program 2 Products and Novel Program Products and to perform or cause to be performed all related services. Incyte shall handle all reimbursement, price reporting, returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Program 2 Product, and Novel Program Products.

7.3                               Merus Co-Detailing Option for the [**] Co-Development Product.

(a)                                 Co-Detailing Right. Subject to Merus’s having met its co-funding obligations for the [**] Co-Development Product under this Agreement, Merus shall have a one-time non-exclusive right to Detail the [**] Co-Development Product, in the United States on the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

terms and conditions set forth in this Section 7.3 (“Co-Detailing Right”). Prior to Merus exercising its Co-Detailing Right, Incyte shall notify Merus in writing as soon as practicable prior to the anticipated launch of the first [**] Co-Development Product in the United States, of which date Incyte shall notify Merus in writing (the “Trigger Notice”) and shall provide Merus, along with such Trigger Notice, Incyte’s then-current Detailing plan and budget (“Detailing Plan” and “Detailing Budget,” respectively) with respect to the [**] Co-Development Product in the United States. Merus may exercise its Co-Detailing Right by providing Incyte written notice at any time within the [**] period following its receipt of the complete Trigger Notice. For clarity, Incyte shall have no obligation to provide any further notification to Merus under this Section 7.3(a) after Merus has exercised its Co-Detailing Right with respect to the [**] Co-Development Program.

(b)                                 Effects of Exercise of Co-Detailing Right. If Merus exercises its Co-Detailing Right:

(i)                                     The [**] Co-Development Product shall also be referred to as the “[**] Co-Detailing Product”;

(ii)                                  Incyte shall, no later than [**] prior to the initial anticipated launch of the [**] Co-Detailing Product in the United States, set out the anticipated number of FTE sales representatives it determines are required for Detailing the [**] Co-Detailing Product in the United States. Merus may elect within [**] of receipt of the foregoing information to be responsible for up to [**] but not less than [**] of the Details based on a primary detail equivalent to be set forth in the [**] Co-Detailing Plan for the [**] Co-Detailing Product in the United States. Once Merus has elected a percentage of Details in the range above, such percentage shall remain unchanged unless mutually agreed by the Parties. The Parties shall review and discuss any proposed changes to the aggregate Detailing effort through the [**] JCC with any updates to be provided in the [**] Co-Detailing Plan sufficiently in advance of any material change in Detailing level;

(iii)                               It is understood that any Co-Detailing Plan shall include [**], and a [**] between the Parties; provided that if such product is Detailed by a Party’s sales representatives in the [**], the [**] by or on behalf of a Party to such sales representative for such [**] shall be [**] of the [**] to such sales representative under such sales representative’s [**] offered by or on behalf of such Party;

(iv)                              Merus shall be responsible for its costs in conducting co-Detailing activities as well as [**] in accordance with Section 7.3(b)(v); provided that such costs shall be included in Allowable Expenses subject to the terms thereof;

(v)                                 Merus’s sales representatives will be included in all training programs with respect to the [**] Co-Detailing Product that Incyte provides to its own sales representatives who are Detailing the [**] Co-Detailing Product. Such training shall be provided by Incyte to Merus [**], provided that Merus shall be responsible for [**] to that [**], including any [**] that may be incurred by [**] the [**]; provided that [**] subject to the terms thereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Merus representatives conducting Detailing activities must do so in accordance with such training and Incyte’s standard operating procedures as provided in writing to Merus;

(vi)                              Incyte shall provide Merus’s sales representatives with the same promotional materials (including any updates thereto), including literature and samples, as Incyte provides to its own similarly-situated representatives, and shall make available to Merus’s sales representatives the same information and at that same time as supplied to Incyte’s own sales representatives with respect to ex-factory sales, dispensing and distribution data, reimbursement data and the like;

(vii)                           All training and promotional materials for the [**] Co-Detailing Product (including messaging) shall be subject to approval by Incyte and presented to the [**] Joint Commercialization Committee. Merus shall promote the [**] Co-Detailing Product in accordance with the standards reasonably established by Incyte for the [**] Co-Detailing Product as applicable to the Incyte representatives and provided in writing to Merus, or Merus’s own standards if more stringent and with prior notice to Incyte; and

(viii)                        The costs of the foregoing Detailing activities are Allowable Expenses (subject to the terms thereof) and allocation for such expenses between the Parties shall be set forth in the Detailing Budget) based on the level of Detailing undertaken by each Party and shall be dependent upon the percentage of Detailing effort Merus elects to undertake.

7.4                               Global Branding; Trademarks.

(a)                                 Global Branding Strategy. The Program 1 JCC shall have the right but not the obligation, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global positioning (the “Global Branding Strategy”), for the Program 1 Product throughout the world. Each Party shall strive to adhere to the Global Branding Strategy in its Commercialization of the Program 1 Product in its territory. Incyte shall have sole discretion over Global Branding Strategy for the Program 2 Product, [**] Products, and Novel Program Products.

(b)                                 Trademarks. The Parties may mutually agree on a global trademark for Program 1 Product and appropriate ownership thereof, but, absent such agreement, Program 1 trademarks will be handled as follows. Merus and its Affiliates shall select and own the trademarks under which the Program 1 Product will be marketed in the United States; provided that not such trademark may contain the word “Incyte”. Incyte and its Affiliates shall select and own the trademarks under which the Program 1 Product will be marketed in the Incyte Territory and under which all other Licensed Products will be marketed worldwide; provided that no such trademark shall contain the word “Merus”. The owner of a respective trademark shall be solely responsible for the prosecution of such trademark and determining what, if any, action to take in response to any alleged infringement of such trademark by Third Parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE VIII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1                               Inventorship; Ownership.

(a)                                 Inventorship. Inventorship of Inventions shall be determined in accordance with the patent Laws of the United States; provided that in the event that determining inventorship in accordance with such Laws would render any Patent Right that claims or covers such Invention invalid, inventorship shall be determined in accordance with the Laws of the jurisdiction where such Patent Right is filed.

(b)                                 Inventor Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any Inventions and Intellectual Property Rights to such Party, except where applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

(c)                                  Ownership and Disclosure Obligations.

(i)                                     Incyte Ownership. As between the Parties, Incyte shall own all right, title and interest in and to any and all Sole Arising IP discovered, made or created solely by Incyte or any of its Affiliates or its or their employees, independent contractors or consultants.

(ii)                                  Merus Ownership. As between the Parties, Merus shall own all right, title and interest in and to any and all (A) Sole Arising IP discovered, made or created by solely Merus or any of its Affiliates or its or their employees, independent contractors or consultants, (B) [**], and (C) Platform Arising IP. Incyte shall promptly disclose to Merus in writing the conception, discovery, development, making, or reduction to practice of any [**] and Platform Arising IP discovered, made or created by Incyte or any of its Affiliates or its or their employees, independent contractors or consultants, or jointly with Merus or any of its Affiliates or its or their employees, independent contractors or consultants. Incyte, for itself and on behalf of its Affiliates, shall and hereby does assign to Merus all its right, title and interest in and to any [**] and Platform Arising IP. Incyte shall execute and record assignments and other necessary documents consistent with such ownership.

(iii)                               Joint Arising IP and [**]. As between the Parties, each Party shall own an equal, undivided interest in any Joint Arising IP [**]. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the conception, discovery, development, making, or reduction to practice of any Joint Arising IP [**]. Each Party shall have the right to use such Joint Arising IP, or license such Joint Arising IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint Arising IP to its Affiliates or a Third Party, in each case without the consent of the other Party and without a duty to account to the other Party, so long as such use, sale, license, or transfer is subject to and consistent with the terms of this Agreement, including exclusivity obligations. Each Party shall have the right to use such [**], or license such [**] to its Affiliates

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

or any Third Party, or sell or otherwise transfer its interest in such [**] to its Affiliates or a Third Party, in each case for Licensed Antibodies and Licensed Products under this Agreement, without the consent of the other Party and without a duty to account to the other Party, so long as such use, sale, license, or transfer is subject to and consistent with the terms of this Agreement, including exclusivity obligations.

8.2                               Patent Filing; Assignment.

(a)                                 Primary Patent Estate.

(i)                                     Merus Platform. Merus shall be solely responsible for filing all patent applications with the appropriate patent authorities worldwide for any Patent Rights that claim the Merus Platform.

(ii)                                  Existing Program 1 and Program 2 Patents. Promptly after the Effective Date, the Parties, through the JIPC, shall [**] for [**] (the “[**]”). For clarity, any [**] may not [**] of the [**] of the Selected Monoclonal Antibodies for such applicable Program.

(iii)                               [**] Patents and [**] Patents. [**] shall file all patent applications with the appropriate patent authorities worldwide for any [**] and the [**].[**] shall consult with [**] through the JIPC on such Patent Rights, and shall consider in good faith [**]  reasonable comments with respect to such Patent Rights. Promptly after the filing of any Patent Rights for [**] and the [**], the Parties, through the JIPC, shall discuss filing further Patent Rights (including divisionals, continuations, continuations in part, re-issues, and re-examinations) for [**] of the [**] and the [**] for such applicable Program (together with the [**], the “[**]”). For clarity, any [**] may not [**] of the [**] of the Selected Monoclonal Antibodies.

(b)                                 Secondary Patent Estate.

(i)                                     Manufacturing Patents. [**] shall file all patent applications with the appropriate patent authorities worldwide for any Arising IP (other than [**]) that claim the [**] Licensed Antibody or Licensed Product (“Arising Manufacturing Patent”) [**]. [**] shall consult with [**] through the JIPC on such Arising Manufacturing Patents, and shall consider in good faith [**] reasonable comments with respect to such Arising Manufacturing Patents.

(ii)                                  Arising [**] Patents. [**] shall file all patent applications with the appropriate patent authorities worldwide for any Arising IP (other than [**]) that [**] a Licensed Antibody or Licensed Product (“Arising [**] Patent”) [**].[**] shall consult with [**] through the JIPC on such Arising [**] Patents, and shall consider in good faith Merus’s reasonable comments with respect to such Arising [**] Patents.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

8.3                               Prosecution and Maintenance of Patent Rights.

(a)                                 Merus Platform IP. Merus shall have the sole right to prosecute and maintain all Merus Platform IP.

(b)                                 Merus-Prosecuted Patents. Merus shall have the initial right to prosecute and maintain Patent Rights for (i) the [**] IP, (ii) the [**] IP, (iii) the [**] and (iv) the Program 1 Antibody and Program 1 Product, in each case using external patent counsel selected and mutually agreed upon by the Parties. If Merus declines to prosecute or maintain any such Patent Rights in any country or jurisdiction, or desires to allow any such Patent Rights to lapse in any country or jurisdiction, or desires to abandon any such Patent Rights in any country or jurisdiction before all appeals within the respective jurisdiction have been exhausted, then Merus shall provide Incyte with [**] written notice of such decision so as to permit Incyte to decide whether to prosecute or maintain such Patent Rights in the respective country or jurisdiction and to take any necessary action. Following such notice from Merus, Incyte may, by providing prompt written notice thereof to Merus, assume control of the prosecution and/or maintenance of such Patent Rights in the respective country or jurisdiction. The costs of prosecuting and maintaining such Patent Rights for Program 1, [**] Co-Development Program, and Additional Co-Development Program shall be [**].[**] shall [**] for the costs of prosecuting and maintaining such Patent Rights for [**] and [**] for Program 2, [**] Non-Co Programs and Novel Programs (other than Additional Co-Development Programs). [**] shall be responsible for the costs of prosecuting and maintaining such Patent Rights for [**] for Program 2, [**] Non-Co Programs and Novel Programs (other than Additional Co-Development Programs).

(c)                                  Incyte-Prosecuted Patents. Incyte shall have the initial right to prosecute and maintain the [**] and the [**], in each case using external patent counsel [**] by the Parties [**] (except within the definition of an [**] for [**] Products) worldwide. If Incyte declines to prosecute or maintain any such Patent Rights in any country or jurisdiction, or desires to allow any such Patent Rights to lapse in any country or jurisdiction, or desires to abandon any such Patent Rights in any country or jurisdiction before all appeals within the respective jurisdiction have been exhausted, then Incyte shall provide Merus with [**] written notice of such decision so as to permit Merus to decide whether to prosecute or maintain such Patent Rights in the respective country or jurisdiction and to take any necessary action. Following such notice from Incyte, Merus may, by providing prompt written notice thereof to Incyte, assume control of the prosecution and/or maintenance of such Patent Rights in the respective country or jurisdiction.

(d)                                 Other Merus Patent Rights. At Merus’s expense, Merus shall have the sole right and discretion to file, prosecute and maintain all Merus Patent Rights not covered by Sections 8.3(b) and 8.3(c).

(e)                                  Other Incyte Patent Rights. At Incyte’s expense, Incyte shall have the sole right and discretion to file, prosecute and maintain all Incyte Patent Rights not covered by Sections 8.3(b) and 8.3(c).

(f)                                   Cooperation. For the purposes of this Section 8.3(f), a Party responsible for the filing, prosecution and maintenance of a Patent Right under this Agreement will be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

referred to as the “Controlling Party” and the other Party will be referred to as the “Non-Controlling Party”. Solely with respect to the rights and obligations described in Sections 8.3(b) and 8.3(c), the following will apply:

(i)                                     The Non-Controlling Party shall, at the Controlling Party’s expense and reasonable request, assist and cooperate in the filing, prosecution and maintenance of or any related necessary action for the applicable Patent Rights, including by making its employees, agents, and consultants reasonably available to the Non-Controlling Party. Such cooperation will be coordinated through the JIPC.

(ii)                                  The Controlling Party shall keep the Non-Controlling Party reasonably informed as to Material developments with respect to the prosecution and maintenance of the Patent Rights. The Controlling Party shall provide the Non-Controlling Party sufficiently in advance, when possible, for the Non-Controlling Party to comment, with copies of all patent applications and other Material submissions and communications (including oral communications) with any patent authorities pertaining to the applicable Patent Rights.

(iii)                               The Controlling Party shall consider in good faith and reasonably implement the Non-Controlling Party’s comments and recommended actions, but the Controlling Party shall have the final say in determining whether or not to incorporate such comments.

(iv)                              “Material” for the purposes of this Section 8.3(f) means that the [**] could [**] the patents that claim or cover the Licensed Antibodies, Licensed Products, or Merus Platform.

(g)                                  Patent Term Extensions. The Controlling Party may seek and obtain Patent Term Extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, in the countries or other jurisdictions that it controls. The Controlling Party shall keep the Non-Controlling Party reasonably informed of its efforts to obtain such extension or supplementary protection certificate. The Non-Controlling Party shall provide prompt and reasonable assistance, as requested by the Controlling Party. For purposes of this Section 8.3(g), Merus is the Controlling Party for Patent Rights for Program 1 in the United States and Incyte is the Controlling Party for Patent Rights for Program 2, [**] Program, and Novel Program worldwide and for Patent Rights for Program 1 in the Incyte Territory.

8.4                               Third-Party Infringement.

(a)                                 Notice. Each Party shall promptly provide the other Party with written notice reasonably detailing (i) any alleged, or threatened infringement by a Third Party of Intellectual Property Rights in Joint Arising IP, Target Pair Arising IP, Incyte IP, Merus IP, or Merus Platform IP, which infringing activities involves the using, making, importing, exporting, offering for sale or selling of Licensed Antibodies or Licensed Products, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or biosimilar litigation initiated under 42 U.S.C. §262, or similar provisions in other jurisdictions, or (ii) any declaratory judgment for non-infringement of any such Intellectual Property Rights

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

described in clause (i) (each of (i) and (ii), a “Third-Party Infringement”). As soon as practicable after receipt of such notice, but no later than [**] thereafter, the Parties shall consult via the JIPC to determine the response to any Third-Party Infringement.

(b)                                 Enforcing Parties and Recoveries. One of the Parties, as set forth below, will have either the initial right (the “Initial Enforcing Party”) or the sole right (the “Sole Enforcing Party”) to proceed with legal enforcement against any Third-Party Infringement, including assertion, in connection with any Third-Party Infringement Claim (an “Infringement Action”) subject to the remainder of this Section 8.4(b):

(i)                                     Program 1. For Third-Party Infringement pertaining to Patent Rights that claim or cover Program 1 Antibodies and Program 1 Products, Merus is the Sole Enforcing Party with respect to Infringement Actions in the United States, and Incyte is the Sole Enforcing Party with respect to Infringement Actions in the Incyte Territory. Any recoveries resulting from such an Infringement Action shall be applied as follows:

A.                                    First, to reimburse each Party for all Out-of-Pocket Costs in connection with such Infringement Action (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

B.                                    Second, any remainder shall be paid (a) [**] to Merus and [**] to Incyte for actions in the United States and (b) [**] to Merus and [**] to Incyte for actions in the Incyte Territory.

(ii)                                  Program 2, [**] Program and Novel Program. For Third-Party Infringement of any Patent Rights (other than [**] and [**] IP) that claim or cover Program 2 Antibodies, [**] Antibodies, Novel Program Antibodies, Program 2 Products, [**] Products, or Novel Program Products, [**] is the Sole Enforcing Party worldwide. For Third-Party Infringement of any Patent Rights within the [**] IP that claim or cover Program 2 Antibodies, [**] Antibodies, Novel Program Antibodies, Program 2 Products, [**] Products, or Novel Program Products, [**] is the Sole Enforcing Party worldwide; provided that where there is [**] within the [**] Licensed Antibody or Licensed Product (for clarity the [**] from the [**] for the [**] Licensed Antibody or Licensed Product), [**] is the Initial Enforcing Party worldwide and [**] is the Second Enforcing Party worldwide for any [**] within the [**] IP that claim or cover Program 2 Antibodies, [**] Antibodies, Novel Program Antibodies, Program 2 Products, [**] Products, or Novel Program Products. Any recoveries resulting from such an Infringement Action relating shall be applied as follows:

A.                                    First, to reimburse each Party for all Out-of-Pocket Costs in connection with such Infringement Action (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

B.                                    Second, any remainder shall be paid [**] to Merus and [**] to Incyte.

(iii)                               Other Merus IP. For Third-Party Infringement of all other Merus IP that is not covered by Sections 8.4(b)(i) or 8.4(b)(ii), Merus is the Sole Enforcing Party

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

worldwide and shall retain all recoveries resulting from such Infringement Action; provided on a country-by-country basis where there is [**] Licensed Antibody or Licensed Product (for clarity the [**] Licensed Antibody or Licensed Product) then [**] is the Initial Enforcing Party and [**] is the Second Enforcing Party with respect to Infringement Actions. Any recoveries resulting from such an Infringement Action shall be applied as defined in Section 8.4(b)(v)(A) and Section 8.4(v)(B).

(iv)                              Other Incyte IP. For Third-Party Infringement of all other Incyte IP that is not covered by Sections 8.4(b)(i) or 8.4(b)(ii), Incyte is the Sole Enforcing Party worldwide and shall retain all recoveries resulting from such Infringement Action.

(v)                                 Other Joint Arising IP. For Third-Party Infringement of all other Joint Arising IP and [**] that is not covered by Sections 8.4(b)(i) or 8.4(b)(ii), [**] is the Initial Enforcing Party and [**] is the Second Enforcing Party worldwide. Any recoveries resulting from such an Infringement Action relating shall be applied as follows:

A.                                    First, to reimburse each Party for all Out-of-Pocket Costs in connection with such Infringement Action (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

B.                                    Second, any remainder shall be paid [**] to Merus and [**] to Incyte.

(c)                                  Initial and Second Enforcement Rights.

(i)                                     Except with respect to [**] to which this Section 8.4(c) shall not apply, if the JSC fails to agree on a joint course of Infringement Action with respect to a Third-Party Infringement within [**] after a Party’s receipt of the notice set forth in Section 8.4(a), then notwithstanding Section 3.5, the Initial Enforcing Party may determine and control an Infringement Action designed to curtail or defend against such Third Party Infringement, at its own expense as it reasonably determines appropriate. In the event such course of action includes litigation, the other Party (the “Second Enforcing Party”) may choose, at its own expense, to be represented in such action by counsel of its own choice; provided that if the Second Enforcing Party is required as a necessary party to such Infringement Action other than as a joint owner, the Initial Enforcing Party shall pay the Second Enforcing Party’s reasonable expenses associated therewith. The Initial Enforcing Party shall keep the Second Enforcing Party reasonably informed as to any Infringement Action. The Initial Enforcing Party shall provide the Second Enforcing Party sufficiently in advance, where reasonable, for the Second Enforcing Party to comment, with copies of all submissions in the Third Party Infringement. The Second Enforcing Party will have the right to provide input regarding the Third Party Infringement, and the Initial Enforcing Party will consider all such input in good faith. At the request and expense of the Initial Enforcing Party, the Second Enforcing Party shall provide reasonable assistance to the Initial Enforcing Party in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action. In connection with any such Infringement Action, the Initial Enforcing Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the licenses and rights of the Second

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Enforcing Party hereunder without the prior written consent of the Second Enforcing Party, such consent not to be unreasonably withheld.

(ii)                                  If within [**] after the Initial Enforcing Party’s receipt of a notice of a Third-Party Infringement, the Initial Enforcing Party does not initiate any Infringement Action as described in Section 8.4(c)(i), the Second Enforcing Party may, subject to the following sentence, in its sole discretion, bring and control any legal action in connection therewith at its sole expense. If the Second Enforcing Party intends to bring or defend any such legal action, it shall first notify the Initial Enforcing Party in writing of such intent and the reasons therefor and provide the Initial Enforcing Party with an opportunity to indicate to the Second Enforcing Party its reasons for not bringing or defending such legal action, and if the Initial Enforcing Party provides either a reasonable (A) legal basis for the Second Enforcing Party not bringing or defending such legal action, or (B) explanation of how the Initial Enforcing Party is taking commercial steps to curtail or defend the Third-Party Infringement, the Second Enforcing Party shall not bring or defend such legal action. The Second Enforcing Party shall keep the Initial Enforcing Party reasonably informed as to any legal courses of action it pursues pursuant to this Section 8.4(c)(ii). The Second Enforcing Party shall provide the Initial Enforcing Party sufficiently in advance, where reasonable, for the Initial Enforcing Party to comment, with copies of all submissions in the Third Party Infringement. The Initial Enforcing Party will have the right to provide input regarding the Third Party Infringement, and the Second Enforcing Party will consider all such input in good faith. At the request and expense of the Second Enforcing Party, the Initial Enforcing Party shall provide reasonable assistance to the Second Enforcing Party in connection therewith, including by executing reasonably appropriate documents, and cooperating in discovery; provided that nothing herein shall require the Initial Enforcing Party to join as a party or otherwise participate in such legal action, if in the Initial Enforcing Party’s reasonable opinion such participation will damage any of the Initial Enforcing Party’s commercial relationships. The Initial Enforcing Party may choose, at its own expense, to be represented in any such action by counsel of its own choice; provided that if the Initial Enforcing Party is required as a necessary party to such action other than as a joint owner, the Second Enforcing Party shall pay the Initial Enforcing Party’s reasonable expenses associated therewith. In connection with any such proceeding, the Second Enforcing Party shall not enter into any settlement admitting the invalidity of or otherwise impairing the Initial Enforcing Party’s rights under the Initial Enforcing Party’s Intellectual Property without the prior written consent of the Initial Enforcing Party, such consent not to be unreasonably withheld.

(d)                                 Sole Enforcement Rights. If the JSC fails to agree on a joint course of action with respect to a Third-Party Infringement within [**] after receipt of the notice set forth in Section 8.4(a), the Sole Enforcing Party will have the sole right to determine and control an Infringement Action designed to curtail or defend such Third-Party Infringement at its own expense as it reasonably determines appropriate. In the event such course of action includes litigation, the other Party (the “Participating Party”) may choose, at its own expense, to be represented in such Infringement Action by counsel of its own choice; provided that if the Participating Party is required as a necessary party to such action other than as a joint owner, the Sole Enforcing Party shall pay the Participating Party’s reasonable expenses associated therewith. The Sole Enforcing Party shall keep the Participating Party reasonably informed as to any Infringement Action it pursues pursuant to this Section 8.4(d). The Sole Enforcing Party

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

shall provide the Participating Party sufficiently in advance, where reasonable, for the Participating Party to comment, with copies of all submissions in the Third Party Infringement. The Participating Party will have the right to provide input regarding the Third Party Infringement, and the Sole Enforcing Party will consider all such input in good faith. At the request and expense of the Sole Enforcing Party, the Participating Party shall provide reasonable assistance to the Sole Enforcing Party in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action. In connection with any such proceeding, the Sole Enforcing Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the licenses and rights of the Participating Party hereunder, without the prior written consent of the Participating Party, such consent not to be unreasonably withheld.

(e)                                  Third-Party Opposition; Invalidity Proceedings. Each Party shall promptly provide the other Party with written notice reasonably detailing any opposition, inter partes reexamination, inter partes review, post grant proceeding, interference, or other similar action alleging the invalidity, unpatentability, unenforceability brought against any Intellectual Property Rights under this Agreement. Upon receipt of such notice, the Parties shall coordinate through the JIPC to establish a mutually agreed plan for a counterclaim against such opposition or proceeding. If the Parties are unable to agree on a plan for a counterclaim, the Controlling Party may determine and control any such counterclaim. For purposes of this Section 8.4(e), Merus is the Controlling Party for Patent Rights for Program 1 in the United States and Incyte is the Controlling Party for Patent Rights for Program 2, [**] Program, and Novel Program worldwide and for Patent Rights for Program 1 in the Incyte Territory.

8.5                               Third Party Licenses.

(a)                                 If Incyte in good faith believes that [**] to obtain a license under any Patent Rights of a Third Party [**] that would be infringed by the [**] by Incyte of a [**] Antibody, Novel Program Antibody, Program 2 Antibody, [**] Product, Novel Product, Program 2 Product in any country, or the Program 1 Antibody or Program 1 Product in any country in the Incyte Territory, then Incyte shall promptly notify Merus in writing. The Parties shall thereafter [**] regarding whether [**] such Licensed Antibody or Licensed Product in such country. Subject to Section 8.5(d) with respect to Third Party licenses that are necessary for the [**], after [**], [**] shall have the [**] right to obtain a license and negotiate and execute a license agreement in connection with respect to any Patent Rights applicable to such Licensed Antibodies and Licensed Product.

(b)                                 If either Party in good faith believes that [**] to obtain a license under any Patent Rights of one Third Party that would be infringed by the [**] by such Party of the Program 1 Product or Program 1 Antibody in its territory and the other Party’s territory or that are part of a commonly owned family with Patent Rights in the United States and the Incyte Territory, then, prior to commencing negotiations or entering into an agreement with respect to any such Third Party Patent Rights, such Party shall promptly notify the other Party. The Parties shall thereafter conduct good faith discussions regarding whether such Third Party Patent Rights are necessary or would be commercially prudent to make, have made, use, sell, offer for sale or import Licensed Antibody or Licensed Product in the Incyte Territory and the United States. If

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the Parties agree that such Third Party Patent Rights are [**] Licensed Antibody and Licensed Product in both the United States and the Incyte Territory, then (i) Merus shall have the [**] right to obtain a license and negotiate and execute a license agreement with respect to any Patent Rights applicable to such applicable to such Licensed Antibodies and Licensed Products in the United States and (ii) Incyte shall have the [**] right to obtain a license and negotiate and execute a license agreement, in connection with the manufacture of such Licensed Antibodies and Licensed Products or with respect to any Patent Rights applicable to such Licensed Antibodies and Licensed Products in the Incyte Territory; provided that, if such licenses are unable to be separated by territory, then the Parties shall meet to discuss and determine which Party will be primarily responsible for the negotiation and execution of the license agreement and any such license from a Third Party must include a license or sublicense to the Party that is not primarily responsible for obtaining such license and its Affiliates and sublicensees with respect to the Licensed Antibody and Licensed Product. Notwithstanding the foregoing, neither Party shall [**] without the other Party’s written consent.

(c)                                  Subject to Section 8.5(d), if pursuant to Section 8.5(a) Incyte determines, or pursuant to Section 8.5(b) the Parties agree, that a license under such Third Party Patent Rights is [**] avoid infringement based on [**] Licensed Antibodies or Licensed Products, then responsibility for any [**] to the extent attributable to the applicable Licensed Antibody or Licensed Product (“Third Party [**]”) shall be handled as follows, in each case solely to the extent that any such payments are specifically allocable to the applicable Licensed Product: (i) for [**] Co-Development Products and for Additional Co-Development Products, in each case in the United States, Incyte may include [**] of such Third Party [**] as an Allowable Expense, (ii) for the Program 1 Product in the Incyte Territory, [**] Co-Development Products in the Incyte Territory, [**] Non-Co Products worldwide, the Program 2 Product worldwide, Novel Program Products (other than an Additional Co-Development Product) worldwide, and an Additional Co-Development Product in the Incyte Territory, Incyte may deduct [**] of such Third Party Payments from amounts due by Incyte to Merus under Section 9.3, and (iii) for the Program 1 Product in the United States, Merus may deduct [**] of such Third Party Payments from amounts due by Merus to Incyte under Section 9.3; provided that, notwithstanding the foregoing, Section 9.3(e) shall apply to limit the maximum reductions that can be taken by a Party under this Section 8.5(c).

(d)                                 Notwithstanding subsections (a) through (c), and subject to the remainder of this subsection (d), [**] shall be solely responsible, at its discretion, for determining whether to enter into a license (and the terms of any such license) with respect to Third Party Intellectual Property Rights relating to [**], including under [**] in connection with Licensed Antibodies and Licensed Products. [**] shall be responsible for [**] of all Third Party Payments associated with any such Third Party license. Notwithstanding the foregoing, if [**] elects not to take a license with respect to any Patent Rights, other than those [**] that relate to [**] in any one or more countries, where a license under such Patent Rights is necessary to avoid infringement based on the making, having made, using, selling, offering for sale or importing of Licensed Antibodies or Licensed Products [**] in such one or more countries, then [**] shall notify [**] of its intention to take such a license, and [**] shall thereafter have the right to negotiate and enter into, at its discretion on commercially reasonable terms, a license with the applicable Third Party under such Patent Rights, provided that [**] will consider in good faith and take into

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

account any reasonable comments from [**] in relation thereto. [**] shall indemnify [**] with respect to the costs of obtaining such a license in accordance with the terms of [**]. [**] may either deduct any such indemnifiable amounts paid by [**] from the amounts due under ARTICLE IX or invoice [**] for its share of such amounts. [**] shall pay all such invoices within [**] of receipt.

ARTICLE IX
FINANCIAL PROVISIONS

9.1                               License Fee. Within [**] after the Effective Date, Merus shall submit an invoice to Incyte for a one-time, non-creditable, non-refundable license fee of One Hundred Twenty Million U.S. Dollars (USD 120,000,000), which Incyte shall pay within [**] after invoice receipt.

9.2                               Milestone Payments. Incyte shall pay Merus the following amounts after the first achievement by Incyte, its Affiliates or its sublicensees of the corresponding milestone events set forth below:

(a)                                 Development Milestones.

(i)                                     For Program 2, each Novel Program, and each [**] Program that achieves Candidate Nomination, Incyte shall pay to Merus a non-creditable, non-refundable milestone payment of one million Dollars ($1,000,000) following confirmation by the JRC that a Bi-Specific Construct for the applicable Program has achieved Candidate Nomination.

(ii)                                  The following development milestones shall apply with respect to Program 2, each Novel Program (other than any Additional Co-Development Programs), and each [**] Non-Co Program:

Payments
Development Milestone Events	First Indication	Second Indication
Initiation of [**] Study	[**]	[**]
Initiation of [**] Study	[**]	[**]
Regulatory Approval of [**]	[**]	[**]
Regulatory Approval by [**]	[**]	[**]
Regulatory Approval by [**]	[**]	[**]
Total per Indication per such Program	[**]	[**]

Each of the foregoing development milestones shall be payable once only for each such Program, for the first Product arising from such Program to achieve the applicable milestone

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

event, and shall be non-creditable and non-refundable. No development milestone payments shall be due under this Section 9.2(a)(i) with respect to Program 1, the [**] Co-Development Program, or any Additional Co-Development Program and any milestone that would have been payable prior to an Additional Co-Funding Termination Date or [**] Co-Funding Termination Date are not required to be paid.

(iii)                               The maximum aggregate milestone amount payable per each Program (for all Indications) under this Section 9.2(a) shall be one hundred million Dollars ($100,000,000).

(b)                                 Sales Milestones.

(i)                                     Licensed Product Sales Milestones. Incyte shall make non-refundable, non-creditable, one-time payments to Merus as set forth below upon the first achievement of Annual Net Sales of (A) the Program 2 Product, (B) the Novel Program Products in each distinct Novel Program (other than any Additional Co-Development Programs), and (C) each [**] Non-Co Product that meets or exceeds the thresholds set forth below, with thresholds determined on a Program-by-Program basis (i.e., aggregating all Net Sales of Licensed Products from a given Program):

Annual Net Sales Threshold per Program	Milestone Payment
Annual Net Sales of such Licensed Products equal to or greater than [**]	[**]
Annual Net Sales of such Licensed Products equal to or greater than [**]	[**]
Annual Net Sales of such Licensed Products equal to or greater than [**]	[**]
Annual Net Sales of such Licensed Products equal to or greater than [**]	[**]
Annual Net Sales of such Licensed Products equal to or greater than [**]	[**]
Total for each such Program	USD 250,000,000

(ii)                                  No sales milestone payments shall be due with respect to the Program 1 Product, the [**] Co-Development Product or an Additional Co-Development Product.

(c)                                  Certain Limitations. None of the payments listed in this Section 9.2 shall be payable more than once per Program, and each shall be payable at the first achievement of a milestone event for a Licensed Product and shall not be payable again if subsequently another

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Product for a given Program achieves the same milestone event. For clarification, (i) if a milestone is paid for a Licensed Product in a Program, that milestone will not be paid again for a back-up or replacement Antibody for that Program, and (ii) if more than one threshold for payment of a sales milestone is met for the first in any single Calendar Year, both the applicable milestone payments will be due in such Calendar Year.

(d)                                 Payment. Incyte shall provide Merus with written notice of the achievement of each milestone event: (A) within [**] after achievement of the milestone event set forth in Section 9.2(a) and within [**] after the end of any Calendar Quarter in which a milestone set forth in Section 9.2(b) is achieved. Incyte shall pay to Merus, by wire transfer to an account designated by Merus, the applicable non-refundable, non-creditable milestone payment listed above: (1) with respect to milestone events set forth in Section 9.2(a), within [**] after Incyte’s receipt of invoice and (2) with respect to all milestone events set forth in Section 9.2(b), within [**] after the end of the applicable Calendar Quarter; provided that Incyte has received the relevant invoice from Merus for such sales milestones within [**] after Merus’s receipt of notice from Incyte of the achievement of such sales milestones. In the event Incyte does not receive Merus’s invoice within such [**] period as described above, Incyte’s obligation to pay such amount within [**] after the end of the applicable Calendar Quarter shall be extended by the number of days that lapse between the date Incyte should have received Merus’s invoice and the date Incyte actually receives such invoice.

9.3                               Royalties.

(a)                                 Merus Royalties to Incyte.

(i)                                     Merus shall pay to Incyte, on a Program 1 Product-by-Program 1 Product basis, royalties on Annual Net Sales of Program 1 Product in the United States, at the following rates:

Annual Net Sales of Program 1 Product	Royalty Rate
On the portion of Annual Net Sales less than or equal to [**]	6%
On the portion of Annual Net Sales greater than [**] and less than or equal to [**]	[**]
On the portion of Annual Net Sales greater than [**]	10%

(ii)                                  Merus shall pay to Incyte, on a Dropped Bi-Specific Product-by-Dropped Bi-Specific Product basis, royalties on aggregate Annual Net Sales of Dropped Bi-Specific Products worldwide at the following rates:

Stage of Development	Royalty Rate
If the applicable Drop Date is prior to [**]	[**]
If the applicable Drop Date is on or after [**] but prior to [**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

For clarity, after Program Selection, a Program cannot be dropped pursuant to Section 4.8 and the royalties in Section 10.6 will apply if a given Program is terminated.

(b)                                 Incyte Royalties to Merus.

(i)                                     Incyte shall pay to Merus, on a Licensed Product-by-Licensed Product basis, royalties on aggregate Annual Net Sales of the Program 1 Product in the Incyte Territory, the [**] Co-Development Product in the Incyte Territory, and any Additional Co-Development Product in the Incyte Territory at the following rates:

Annual Net Sales per Licensed Product	Royalty Rate
On the portion of Annual Net Sales less than or equal to [**]	6%
On the portion of Annual Net Sales greater than [**] and less than or equal to [**]	[**]
On the portion of Annual Net Sales greater than [**]	10%

(ii)                                  Incyte shall pay to Merus, on a Licensed Product-by-Licensed Product basis, royalties on aggregate worldwide Annual Net Sales of the Program 2 Product, each [**] Non-Co Product and each Novel Program Products (other than an Additional Co-Development Product), at the following rates:

Annual Net Sales per Licensed Product	Royalty Rate
On the portion of Annual Net Sales less than or equal to [**]	6%
On the portion of Annual Net Sales greater than [**] and less than or equal to [**]	[**]
On the portion of Annual Net Sales greater than [**]	10%

(c)                                  Royalty Term. Royalties payable under this Section 9.3 shall be paid by the applicable Party on a [**] and [**] basis from the date of First Commercial Sale of each Licensed Product with respect to which royalty payments are due for a period which is the longest of: (i) the last to expire of any Valid Claim of Licensed Patent Rights, Patent Rights in [**], or Joint Patent Rights Covering such Licensed Product in such country, (ii) the expiration of Regulatory Exclusivity for such Licensed Product in such country, and (iii) [**] after the First Commercial Sale of such Licensed Product in such country (each such term with respect to a Licensed Product and a country, a “Royalty Term”), provided that if, during the Royalty Term, no Valid Claim of any Patent Right included under the foregoing clause (i) exists in the country of manufacture or sale that Covers the applicable Licensed Product, and subsection (ii) does not apply to such Licensed Product in such country, then the royalty rates payable by one Party to the other Party under Sections 9.3(a) or 9.3(b) shall be [**] for as long as no such Valid Claim exists.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)                                 Generic Competition. Notwithstanding the foregoing, in the event that Generic Competition exists with respect to a given Licensed Product in a country, then the royalty rates in such country for such Licensed Product will be:

(i)                                     reduced to [**] of the applicable rate in Section 9.3(a) or 9.3(b), beginning from [**] the conditions for Generic Competition are satisfied; and

(ii)                                  reduced to [**] of the applicable rate in Section 9.3(a) or 9.3(b), beginning from [**] such Generic Product(s) achieve a market share (in the aggregate) in such country of [**] or greater in a Calendar Quarter.

(e)                                  Non-Enforcement of [**]. Notwithstanding Section 9.3(c), on a Licensed Product-by-Licensed Product and country-by-country basis, if during the Royalty Term (i) there is no Valid Claim of any Patent Right included in the (A) [**] or (B) [**], in each case that Covers such Licensed Product in such country, (ii) there is a Valid Claim of a Patent Right included within the [**] that Covers such Licensed Product, and such Valid Claim is, at such time, infringed by the use, manufacture or sale of one or more Third Party product(s) in such country, and (iii) [**] elects not to enforce such Patent Right included in the [**] (the “Unenforced [**] Patent”) against such one or more Third Parties, then during any period in which [**] is not enforcing such Unenforced [**] Patent in good faith, claims of such Unenforced [**] Patent shall not count as Valid Claims under Section 9.3(c)(i) for the purposes of determining the Royalty Term for the applicable Licensed Product in such country.

(f)                                   Royalty Floor. The cumulative offsets and reductions permitted pursuant to Sections 8.5(c), 9.3(c) and 9.3(d) shall not operate in the aggregate to reduce the royalty rates payable by one Party to the other Party under Sections 9.3(a) and (b) by greater than [**],[**], in which case the royalty floor shall be set at [**]; provided that [**] would be [**] with respect to [**].

(g)                                  Expiration of the Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, (i) the licenses granted by Merus to Incyte pursuant to Section 2.3 shall be deemed to be fully paid-up, irrevocable and perpetual with respect to such Licensed Product in such country; and (ii) the licenses granted by Incyte to Merus pursuant to Section 2.4 shall be deemed to be fully paid-up, irrevocable and perpetual with respect to the Program 1 Products in such country.

9.4                               Estimated Royalty Reports. On a Licensed Product-by-Licensed Product basis, within [**] after the end of each calendar month, beginning with the calendar month in which the First Commercial Sale of the applicable Licensed Product occurs in the selling Party’s territory, the applicable selling Party will deliver to the other Party a non-binding, good-faith estimate of the following information on a Licensed Product-by-Licensed Product and country-by-country basis for the just-ended calendar month: (a) the gross sales and Net Sales of all Licensed Products in such Party’s territory, (b) the number of units of Licensed Product sold by the selling Party and its Affiliates and sublicensees (if available) and provided as samples without charge to any Third Party in such Party’s territory, (c) the basis for any adjustments to the royalty payable for the sale of all Licensed Products in the selling Party’s territory, (d) the royalty due hereunder

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

for the sales of all Licensed Products in the applicable territory and (e) the applicable exchange rate as determined in accordance with this Agreement. Within [**] after the end of each such calendar month, the selling Party will make any necessary adjustments to such estimate and provide the other Party with an updated and final report setting forth all of the information referenced in clauses (a) through (e) above in this Section 9.4, which report will serve as the basis for the calculation of the royalty payments due under Section 9.3 for Net Sales during the applicable calendar month. Royalties payable under this ARTICLE IX shall be payable in accordance with Section 9.5.

9.5                               [**] Royalty Reports; Payments. Within [**] after the end of [**], the Royalty Paying Party shall provide the Royalty Receiving Party with a report stating the sales in units and in value of the Licensed Product made by the Royalty Paying Party, its Affiliates, licensees and sublicensees, as applicable, in the Royalty Paying Party’s territory, on a country-by-country basis, together with the calculation of the royalties due to the Royalty Receiving Party, including the method used to calculate the royalties and the exchange rates used. Royalty payments shall be made by the Royalty Paying Party to the bank account indicated by the Royalty Receiving Party within [**] after the end of [**]; provided that the Royalty Receiving Party has issued the relevant invoice for royalty payment within [**] after the Royalty Receiving Party’s receipt of the royalty report from the Royalty Paying Party. In the event the Royalty Receiving Party fails to issue an invoice within such [**] period as described above, the Royalty Paying Party’s obligation to pay such amounts within [**] after the end of [**] shall be extended by the number of days that lapse between the date the Royalty Receiving Party should have invoiced the Royalty Paying Party and the date the Royalty Receiving Party actually invoices the Royalty Paying Party.

9.6                               Profit and Loss Sharing for [**] Co-Development Product and Additional Co-Development Products in the United States. Provided that Merus has exercised the [**] Co-Development Option or an Additional Co-Development Option and has paid its share of Development Costs, subject to Section 5.4, 5.5 and 5.6, as applicable, the terms and conditions of this Section 9.6 shall govern each Party’s rights and obligations with respect to Net Profits and Net Losses relating to the [**] Co-Development Product and Additional Co-Development Product, as applicable.

(a)                                 In General. Subject to Sections 5.4, 5.5, 5.6, 9.6(b), and 9.6(c), (a) Merus shall receive fifty percent (50%) of all Net Profits, and bear fifty percent (50%) of all Net Losses, as applicable, with respect to the [**] Co-Development Product and Additional Co-Development Product in the United States, and (b) Incyte shall retain fifty percent (50%) of all Net Profits, and bear fifty percent (50%) of all Net Losses, as applicable, with respect to the [**] Co-Development Product and Additional Co-Development Product in the United States. Merus shall be entitled to its share of the Net Profits and bear its share of Net Losses with respect to the [**] Co-Development Product regardless of whether it exercises its Co-Detailing Right with respect to the [**] Products.

(b)                                 Detailing Overruns. If, following Merus’s exercise of its Co-Detailing Right, the Allowable Expenses exceed the amounts budgeted for Detailing activities in the applicable Detailing Plan (and taking into account any amendments to such Detailing Plan that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

may be approved during a Calendar Year) by more than [**] (calculated for all costs incurred over such Calendar Year for all budgeted activities in the Detailing Plan), such excess Allowable Expenses (each, a “Detailing Overrun”) shall be borne by [**] (for purposes of this Section 9.6(b), the “[**]”) and shall be [**] hereunder for the [**]; provided that in the event and to the extent that such Detailing Overrun was [**] of, and [**] by, the [**], or did not result from [**] to [**], then such Detailing Overrun shall be [**] and [**] pursuant to Section 9.6(a).

(c)                                  Reconciliation; Calculation and Payment of Net Profit or Net Loss Share.

(i)                                     Reports and Reconciliation Payments in General. Within [**] after the end of each Calendar Quarter (or for the last Calendar Quarter in a Calendar Year, [**] after the end of such Calendar Quarter), Incyte shall report to Merus its Net Sales, and, if Merus has exercised its Co-Detailing Right, Merus shall report to Incyte the co-Detailing expenses it proposes to include as Allowable Expenses that are incurred by Merus for such [**] Co-Detailing Product during such Calendar Quarter in the United States in a manner sufficient to enable Incyte to comply with its reporting requirements. Each such report from Incyte shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all costs and expenses incurred by Incyte and included as Allowable Expenses, and such report from Merus shall specify in detail all co-Detailing expenses to be included in Allowable Expenses. If requested by either Party, the other Party shall supply any invoices or other supporting documentation for any payments to a Third Party shall be promptly provided that individually exceed [**] or with respect to which documentation is otherwise reasonably requested.

(ii)                                  Calculation of Profit Share/Loss. Within [**] after the end of each Calendar Quarter (or for the last Calendar Quarter in a Calendar Year, [**] after the end of such Calendar Quarter), Incyte shall confer with Merus, and the Parties shall agree in good faith on a consolidated financial statement setting forth a reconciliation of all Net Sales and Allowable Expenses and stating whether there is a Net Profit or Net Loss. Reconciliation payments for Net Profit or Net Loss shall be made as set forth in subsections A, B and C below, as applicable:

A.                                    If there is a Net Profit for such Calendar Quarter, then Incyte shall pay to Merus an amount equal to fifty percent (50%) of the Net Profit for such Calendar Quarter, taking into consideration all Allowable Expenses incurred by Merus during such Calendar Quarter and as reported to Incyte; or

B.                                    If there is a Net Loss for such Calendar Quarter, then the Party that has borne less than its share of such Net Loss in such Calendar Quarter shall make a reconciling payment to the other Party to assure that each Party bears fifty percent (50%) of such Net Losses during such Calendar Quarter.

C.                                    No separate payment shall be made for the last Calendar Quarter in any Calendar Year. Instead, at the end of each such Calendar Year, a final reconciliation shall be conducted by comparing the share of Net Profit or Net Loss to which a Party is otherwise entitled for such Calendar Year pursuant to this Section 9.6 against the sum of all amounts (if any) previously paid or retained by such Party for prior Calendar Quarters during such Calendar Year, and the Parties shall make reconciling payments to one another no later than

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[**] after the end of such Calendar Quarter, if and as necessary to ensure that each Party receives for such Calendar Year its share of Net Profits and bears its share of Net Losses in accordance with this Section 9.6.

(iii)                               Accounting for FTEs. Each Party shall record and account for its FTE effort to the extent that such FTE efforts are included in Development Costs or Allowable Expenses that are, or may in the future be, shared under this Agreement, and shall report such FTE effort to the applicable Subcommittee, if requested (such request not to be more than on a [**]). Each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such Party, unless instructed by the applicable Subcommittee to employ other procedures, in which case such other procedures shall be applied equally to both Parties.

9.7                               Financial Records. The Parties shall keep complete and accurate books and records in accordance with the defined Accounting Standards. The parties will keep such books and records for at [**] following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. With respect to royalties, such records shall be in sufficient detail to support calculations of royalties due to either Party. Merus and Incyte shall also keep complete and accurate records and books of accounts containing all data reasonably required for the calculation and verification of Allowable Expenses, Development Costs, including internal FTEs utilized by either Party in jointly funded Clinical Trials or other Development activities.

9.8                               Audits.

(a)                                 Each Party may, upon request and at its expense (except as provided for herein), cause one of the “Big Four” accounting firms (Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers) selected by it (except one to whom the Auditee has a reasonable objection), (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.

(b)                                 In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the [**] Calendar Years prior to the Calendar Year in which the audit request is made.

(c)                                  In order to initiate an audit for a particular Calendar Year, the Audit Right Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than [**] prior to the first proposed date. The Auditee will reasonably accommodate the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d)                                 The audit report and basis for any determination by an Audit Team shall be made available first for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than [**] after the first determination is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Right Holder and the Auditee shall mutually select one of the “Big Four” accounting firms (Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers) that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties. Such accountants shall not disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which should properly have been contained in any report required hereunder or otherwise required to be disclosed to such Party to the extent necessary to verify the payments required to be made pursuant to the terms of this Agreement.

(e)                                  If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged Party within [**] after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of [**] of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within [**] after receiving appropriate invoices and other support for such audit-related costs.

(f)                                   For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder”.

9.9                               Tax Matters. The royalties, milestones and other amounts payable by pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Law. Each Party alone shall be responsible for paying any and all taxes (other than withholding taxes required by Law to be deducted and paid on by the other Party on such Party’s behalf) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any Payments. Each Party shall deduct or withhold from the Payments any taxes that it is required by Law to deduct or withhold. Notwithstanding the foregoing, if either Party is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to the other Party or the appropriate governmental authority (with the assistance of the other Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the other

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Party of its obligation to withhold tax, and the other Party shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that the other Party has received evidence of such delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] prior to the time that the Payment is due. If, in accordance with the foregoing, a Party withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to the other Party proof of such payment within [**] following that latter payment.

9.10                        Currency Exchange. The currency exchange method set out in this Section 9.10 shall be applied for calculations of amounts for (a) Net Sales and royalties, and (b) Development Costs and Allowable Expenses. With respect to amounts invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars. With respect to amounts invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using the average of the last (bid) United States dollar/foreign currency rates for the last Business Day of each month in the Calendar Quarter for which Net Sales, royalties, Development Costs and Allowable Expenses, each as applicable, are being reported, as reported by The Wall Street Journal, for the conversion of foreign currency sales into United States Dollars.

9.11                        Invoices. Where any payment due under this Agreement requires a Party to invoice the other Party following notification of an event triggering such payment from the paying Party, including with respect to any milestone payments payable under this ARTICLE IX, the non-paying Party may invoice the paying Party for such payment prior to receiving such notification, if the non-paying Party becomes aware of the occurrence of the event triggering such payment obligation by means other than such notification, including by press release or other public disclosure of such event issued by the paying Party.

9.12                        Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the [**] LIBOR rate for United States dollars, as reported by The Wall Street Journal, plus [**] or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided, that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

ARTICLE X
TERM AND TERMINATION

10.1                        Agreement Term. The term of this Agreement shall commence on the Effective Date and shall continue on a Program-by-Program basis unless earlier dropped pursuant to Section 4.8 or terminated pursuant to Section 10.2, until (a) with respect to Program 1, Program 2, [**] Non-Co Programs, and Novel Programs (other than any Additional Co-Development Programs), following the First Commercial Sale of any such Licensed Product, the expiration of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

the last-to-expire of all Royalty Terms with respect to all Licensed Products within such Program, and (b) with respect to the [**] Co-Development Program and Additional Co-Development Program, following the First Commercial Sale of any such [**] Co-Development Product or Additional Co-Development Product, as applicable, the later of (i) expiration of the last-to-expire of all Royalty Terms outside the United States for such [**] Co-Development Product or Additional Co-Development Product, as applicable, and (ii) the cessation of Commercialization of such [**] Co-Development Product or Additional Co-Development Product, as applicable, in the United States (the “Term”).

10.2                        Termination.

(a)                                 Termination by Incyte for Convenience. Incyte shall have the right to terminate this Agreement for convenience (i) in its entirety upon [**] prior written notice to Merus, or (ii) on a Program-by-Program basis, at any time following Program Selection for the applicable Program (A) with respect to Program 1 or any [**] Co-Development Program upon [**] prior written notice to Merus, and (B) with respect to Program 2, any [**] Non-Co Program, or any Novel Program, upon [**] prior written notice to Merus. For clarity, an election by Incyte to cease activities under a given Program prior to Program Selection makes such Program a Dropped Program pursuant to Section 4.8 and such Program is not subject to this Section 10.2(a).

(b)                                 Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party, which such notice shall describe such breach in sufficient detail to allow the Breaching Party to cure such breach. If the Breaching Party fails to cure such breach, or take such steps that would be considered reasonable to effectively cure such breach within the [**] period ([**] period for non-payment) after delivery of such notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party, which termination shall apply (i) solely with respect to a particular Program (and all Licensed Products for such Program) if the harm from such breach is related solely to such Program, or (ii) at the discretion of the Non-Breaching Party if such breach is not related solely to a single Program, either (A) with respect to the Programs that are the subject of such breach or (B) with respect to all [**] Programs if the breach is related to multiple [**] Programs or with respect to all Novel Programs if the breach is related to multiple Novel Programs. Except with respect to non-payment, if during such [**] period the Breaching Party is undertaking steps that would be considered reasonable to effectively cure such breach, the cure period shall be extended by an additional [**].

(c)                                  Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if a Party or any of its Affiliates, directly or indirectly, (i) initiates or requests an interference or opposition proceeding with respect to any Merus Patent Rights (if such Party is Incyte) or Incyte Patent Rights (if such Party is Merus), (ii) makes, files, or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Merus Patent Right (if such Party is Incyte) or Incyte Patent Rights (if such Party is Merus) in a tribunal or forum, or (iii) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Merus Patent Right (if such Party is Incyte) or Incyte Patent Rights (if such Party is Merus), then the other Party may

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

terminate this Agreement solely with respect to any Programs to which such patent challenge relates upon [**] prior written notice to such Party. Any such termination will only become effective such Party or its Affiliate, as applicable, has not withdrawn such action before the end of the above notice period.

(d)                                 Termination Disputes. If the Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party under Section 10.2(b), or if a Non-Breaching Party gives notice of termination under Section 10.2(b) and the Breaching Party disputes whether such notice was proper, then the issue of whether such breach has occurred and/or whether this Agreement was properly terminated shall be resolved in accordance with ARTICLE XIV, and the Agreement shall remain in full force and effect until such dispute is resolved. If as a result of such dispute resolution process it is determined that (i) the Breaching Party has in fact materially breached the Agreement, then such Party must cure such breach within [**] following such determination; or (ii) the notice of termination was proper, then such termination shall be effective on the date on which such dispute is resolved. If as a result of the dispute resolution process it is determined that the Breaching Party has not materially breached the Agreement, or the notice of termination for uncured material breach was improper, then no termination shall have occurred and this Agreement shall remain in full force and effect.

10.3                        Effects of Termination. Upon any termination of this Agreement, the following will apply:

(a)                                 All rights and licenses granted by either Party hereunder shall immediately terminate with respect to the Terminated Programs;

(b)                                 Incyte shall Transition the Terminated Programs to Merus pursuant to Section 10.5;

(c)                                  Merus shall pay Incyte a grantback royalty pursuant to Section 10.6 with respect to any future Net Sales of Terminated Products;

(d)                                 The provisions of Section 2.8 will cease to apply with respect to Terminated Programs;

(e)                                  The provisions of ARTICLE VIII (other than Sections 8.1) will cease to apply to Terminated Programs; and

(f)                                   Following any termination of a Program occurring prior to Program Selection for such Program, Section 4.8 shall apply.

10.4                        Alternative to Termination by Incyte. If Incyte has a right to terminate this Agreement for Merus’s uncured material breach pursuant to Section 10.2(b), subject to Section 10.2(d), Incyte may elect in its notice of termination to, in lieu of terminating this Agreement with respect to the affected Programs and [**], have all rights and licenses granted hereunder with respect to such Programs continue and receive [**] or as otherwise agreed by the Parties in writing in their sole discretion. The payment of amounts under this Section 10.4 shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

be [**] in connection with [**] or, if such determination is agreed by the Parties, then in accordance with such agreement.

10.5                        Transition. In the event of termination of this Agreement, whether in its entirety or with respect to a Terminated Program, at Merus’s request, Incyte shall transition to Merus Incyte’s relevant rights and obligations with respect to the Terminated Program as reasonably necessary for Merus to Develop and Commercialize the Terminated Programs after termination as set forth in this Section 10.5(a) through 10.5(j) (the “Transition”).

(a)                                 Incyte shall, as soon as reasonably practicable, transfer and assign to Merus all of its right, title, and interest in all Regulatory Documentation then Controlled by Incyte and held in its name applicable to the Terminated Programs, the data comprising the Global Safety Database, and other documented technical information, Know-How, and materials Controlled by Incyte that were generated under this Agreement by Incyte with respect to the Terminated Program and are necessary for the Development, manufacture, and Commercialization of the Terminated Products (as they exist as of the effective date of termination) worldwide or, if the Terminated Product is a Program 1 Product, in the Incyte Territory, and Merus shall provide Incyte with access to and a right of reference to all of the foregoing for all uses in relation to Programs or activities under this Agreement;

(b)                                 Incyte shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in subsection (a) above;

(c)                                  Unless expressly prohibited by any Regulatory Authority, Incyte shall transfer, as of the effective date of termination, to Merus control of all Clinical Trials being conducted by Incyte for the Terminated Programs that Merus shall designate in writing for continuation and shall [**] (unless Incyte terminates for Merus’s uncured breach, in which case [**]), to enable such transfer to be completed without interruption of any such Clinical Trial; provided that, at Merus’s request, Incyte shall [**] with reimbursement on a reasonably agreed schedule following the effective date of termination. In addition, with respect to each Clinical Trial for which such transfer is expressly prohibited by the applicable Regulatory Authority or for which Merus does not wish to continue, if any, Incyte shall in its discretion either (i) wind down such Clinical Trial if permitted by the applicable Regulatory Authorities and Law or (ii) continue to conduct such Clinical Trial to the point at which it may be so transferred, wound down, or to completion, in each case at Merus’s cost;

(d)                                 Incyte shall provide to Merus a summary report of the status of the Development and Commercialization of the Terminated Products in each country (i) worldwide with respect to Program 2, any [**] Program, and any Novel Program, and (ii) in the Incyte Territory with respect to Program 1 through the effective date of such termination;

(e)                                  Incyte shall promptly transfer and assign to Merus all of Incyte’s and its Affiliates’ right, title, and interest in and to any Terminated Product-specific trademarks (but not any Incyte-owned house marks or any trademarks that cover products or services other than Terminated Products) owned by Incyte and used for the Terminated Products (i) worldwide with respect to Program 2, any [**] Program, and any Novel Program, and (ii) in the Incyte Territory

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

with respect to Program 1; provided that such trademarks were used in connection with the Commercialization of Terminated Products as of or prior to the effective date of termination.

(f)                                   Merus may, within [**] following the effective date of such termination, elect to obtain Incyte’s inventory of Terminated Product manufactured by a Third Party; provided that if Merus elects to obtain Incyte’s inventory of Terminated Product, Merus may not use any trademarks, names, and logos of Incyte contained therein (except to the extent transferred pursuant to Section 10.5(e)) in connection with the sale of such inventory. Merus shall pay Incyte [**] (or [**] if Incyte terminates due to Merus’s breach) of Incyte’s Manufacturing Costs for such inventory of Terminated Product. Merus shall indemnify Incyte in accordance with Section 11.2(a) from and against any losses, costs, damages, fees or expenses arising from sales by Merus or its Affiliates of any such Terminated Product;

(g)                                  Incyte shall provide reasonable assistance to Merus and cooperation in connection with the transition of Incyte’s applicable prosecution, maintenance, and enforcement responsibilities to Merus, including execution of such documents as may be necessary to effect such transition;

(h)                                 If Incyte is responsible for manufacturing a Terminated Product prior to termination of this Agreement for a Terminated Program, Incyte shall:

(i)                                     either (A) assign to Merus Incyte’s right, title, and interest in and to any agreements with Third Parties for the manufacture of Terminated Product if such agreements are [**] transferable [**] to Incyte or (B) if such agreements are [**] or transferable [**] to Incyte, in exchange for a payment equal to [**] (or [**] if termination is due to Merus’s breach) of Incyte’s Manufacturing Cost, use Commercially Reasonable Efforts to supply Merus’s and its Affiliates’ requirements of Terminated Product in the dosage strength, formulation and presentation as were being Developed or Commercialized as of the effective date of termination until the earlier of [**] after the effective date of the termination and establishment by Merus of an alternative supply for such Terminated Product; provided that Merus shall use Commercially Reasonable Efforts to establish an alternative supply as promptly as reasonably practicable. For clarity, if Merus does not agree to an assignment under (A) above, Incyte shall have no obligation to supply Terminated Product to Merus;

(ii)                                  cooperate with Merus in reasonable respects to transfer manufacturing documents and materials that are used (at the time of the termination) by Incyte in the manufacture of Terminated Products;

(iii)                               reasonably cooperate with Merus to transfer to Merus, or Merus’s designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) that are necessary (at the time of the termination) and Controlled by Incyte in the manufacture of Terminated Products, provided that Merus shall reimburse Incyte for Incyte’s reasonable Out-of-Pocket Costs to provide such requested assistance;

(i)                                     Incyte, for itself and on behalf of its Affiliates, shall and hereby does grant to Merus (A) a [**] license under any [**], and (B) an [**] license under Incyte’s interest in and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

to any [**] and [**], in each case of (A) and (B), that is [**] Terminated Products [**], only to [**] the Terminated Products. For clarity, Incyte retains all other rights in and to the [**] subject to the terms this Agreement for use with other Licensed Products that are not Terminated Products. The foregoing licenses will include the right for Merus to grant sublicenses through multiple tiers (subject to Section 2.5).

(j)                                    Notwithstanding the foregoing, Incyte retains the license under Section 2.3 to the [**] Terminated Programs for internal research purposes and for use in connection with existing Programs and any other Programs that may begin during the Research Term, in each case until the end of the Term applicable to such Program, provided that with respect to (and to the extent that) any [**] are incorporated into any Terminated Product, or any [**] included within the Terminated Program, the exclusive license retained by Incyte shall exclude with respect to any grant of rights to use such [**] in relation to the development, manufacture or commercialization of Antibodies directed to the Terminated Target Pair.

10.6                        Grantback Royalty. Following the effective date of termination of this Agreement in its entirety or with respect to any Program, Merus shall pay Incyte, on a Terminated Program-by-Terminated Program basis for which it elects to obtain the rights under Section 10.5, a royalty on Annual Net Sales by Merus or its Affiliates or sublicensees worldwide of Terminated Products at the following rates:

Stage of Development	Royalty Rate
If the effective date of termination occurs prior to [**]	[**]
If the effective date of termination occurs on or after [**] but prior to [**] for [**]	[**]
If the effective date of termination occurs on or after [**] for [**]	4%

The foregoing obligation for Merus to pay royalties to Incyte shall continue until the expiration of the Royalty Term that would have applied to such Terminated Product in such country or other jurisdiction had the Terminated Program not been terminated. For clarity, an election by Incyte to cease activities under a given Program prior to [**] is subject to Section 4.8 as a Dropped Program and either no royalty or a [**] royalty will be payable thereon in accordance with Section 9.3(a)(ii). For purposes of this Section 10.6, the definition of “Annual Net Sales”, “Royalty Receiving Party” and “Royalty Paying Party”, and Sections 8.5(c), 9.3 and 9.7 through 9.12 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of Merus’s obligations to pay royalties under this Section 10.6.

10.7                        Survival. Article I (to the extent used in any surviving provisions), Section 2.6(a) and 6.3(b) (solely with respect to the license grant therein), Sections 8.1, 9.3(a)(ii) (for the applicable Royalty Term, and, for purposes of calculating the royalties set forth therein, the applicable portions of Sections 8.5(c), 9.3, 9.7, 9.9, 9.10 and 9.11), 9.3(g), 9.7 (with respect to obligation to maintain records), 9.8 (for the time period specified therein), 9.9 through 9.12 (solely with respect to payment obligations accrued as of the effective date of termination or expiration), 10.3, 10.5, 10.6, 10.7, Article XI, Section 12.6, Article 13 (for the time period

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

specified therein) and Sections 15.1, 15.2, 15.5, 15.6, 15.9, 15.10, 15.11, 15.12, 15.14 and 15.15 shall survive termination or expiration (in accordance with Section 10.1 (Agreement Term) of this Agreement).

ARTICLE XI
INDEMNIFICATION

11.1                        By Incyte.

(a)                                 Incyte agrees, at Incyte’s cost and expense, to defend, indemnify and hold harmless Merus and its Affiliates and sublicensees and their respective directors, officers, employees, subcontractors (including contract research organizations and contract manufacturers), and agents (the “Merus Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim against such Merus Indemnified Parties relating to (i) any breach by Incyte of any of its representations, warranties, or obligations pursuant to this Agreement; (ii) the gross negligence or willful misconduct of Incyte; (iii) the breach of Incyte’s obligations under the [**] Discovery Plan, any Novel Discovery Plans, or Research Plans; and (iv) Incyte’s, its Affiliates’ or sublicensees’ Development, manufacture or Commercialization of (A) Program 1 Antibody and Program 1 Product for the Incyte Territory or (B) Program 2 Antibody, Program 2 Product, [**] Antibodies, [**] Products, Novel Program Antibodies and Novel Program Products worldwide; provided that Incyte shall not defend, indemnify nor hold harmless Merus Indemnified Parties from and against any losses, costs, damages, fees or expenses arising out of any Third Party claims for which Merus is obligated to defend, indemnify or hold harmless the Incyte Indemnified Parties pursuant to Section 11.2.

(b)                                 In the event of any such claim against the Merus Indemnified Parties by any Third Party, Merus shall promptly, and in any event within [**], notify Incyte in writing of the claim. Incyte shall have the right, exercisable by notice to Merus within [**] after receipt of notice from Merus of the claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Incyte and reasonably acceptable to Merus; provided that the failure to provide timely notice of a claim by a Third Party shall not limit a Merus Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Incyte. The Merus Indemnified Parties shall cooperate with Incyte and may, at their option and expense, be separately represented in any such action or proceeding. Merus will have the right to provide input on all decisions regarding the defense, litigation, settlement, appeal or other disposition of any such claim, and Incyte shall consider all such input in good faith. Merus shall not be liable for any litigation costs or expenses incurred by the Merus Indemnified Parties without Incyte’s prior written authorization. In addition, Incyte shall not be responsible for the indemnification or defense of any Incyte Indemnified Party to the extent arising from any negligent or intentional acts by any Merus Indemnified Party or the breach by Merus of any obligation or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

(c)           Notwithstanding anything to the contrary above, (i) in the event of any such claim against the Merus Indemnified Parties by a governmental or criminal action seeking

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

an injunction against Merus, or (ii) if at the time that a claim for which indemnification may be sought under this Section 11.2, or at any time thereafter prior to the final resolution of such claim, a Bankruptcy Event of Incyte has occurred, Merus shall have the right to control the defense, litigation, settlement, appeal or other disposition of the claim [**].

11.2        By Merus.

(a)           Merus agrees, at Merus’s cost and expense, to defend, indemnify and hold harmless Incyte and its Affiliates and sublicensees and their respective directors, officers, employees, subcontractors (including contract research organizations and contract manufacturers), and agents (the “Incyte Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim against such Incyte Indemnified Party(ies) relating to (i) any breach by Merus of any of its representations, warranties, or obligations pursuant to this Agreement; (ii) the gross negligence or willful misconduct of Merus; (iii) the breach of Merus’s obligations under the [**] Discovery Plan, any Novel Discovery Plans, or Research Plans; (iv) Merus’s, its Affiliates’ or sublicensees’ (A) manufacture or Development of Program 1 Antibody or Program 1 Product worldwide for Commercialization in, or Commercialization of Program 1 Antibody or Program 1 Product in, the United States, (B) breach of Merus’s obligations with respect to co-Detailing of [**] Co-Detailing Product in the United States, (C) manufacture, Development, Commercialization, use, sale or other disposition of Dropped Products and/or Terminated Products worldwide, and/or (D) manufacture or Development of Program 1 Antibody or Program 1 Product, or Program 2 Antibody or Program 2 Product, in each case prior to the Effective Date; (v) any alleged infringement (directly or indirectly, by Merus or Incyte) of any claim (A) in those Patent Rights (of one or more Third Parties) as set forth in Exhibit 11.2(a)(v)(A), and (B) in those Patent Rights (of one or more Third Parties) as set forth in Exhibit 11.2(a) (v)(B) that [**]; (vi) any alleged infringement (directly or indirectly, by Merus or Incyte) of any claim in any Patent Rights of one or more Third Parties (other than those set forth in Exhibit 11.2(a)(v)(A) and Exhibit 11.2(a)(v)(B)) that [**] or Merus’s or its Affiliate’s [**]; provided that, in each of cases (i) through (vi), Merus shall not defend, indemnify nor hold harmless Incyte Indemnified Parties from and against any losses, costs, damages, fees or expenses arising out of any Third Party claims for which Incyte is obligated to defend, indemnify or hold harmless the Merus Indemnified Parties pursuant to Section 11.1. Notwithstanding anything else to the contrary, in no event shall Merus’s obligation to indemnify Incyte pursuant to clause (vi) of this Section 11.2(a) [**] as of the date that judgment determining such liability is rendered (the “Indemnity Cap”). If the amount that Merus would have been required to indemnify Incyte pursuant to clause (vi) of this Section 11.2(a) but for the Indemnity Cap exceeds the Indemnity Cap and Incyte is required to pay such amount to a Third Party (the “Payment Shortfall”) with respect to the Licensed Products that are the subject of such infringement action which is subject to such indemnification claim, then Incyte may [**] under this Agreement for the [**], as they become due, until the Payment Shortfall is fully recouped.

(b)           In the event of any such claim against the Incyte Indemnified Parties by any Third Party, Incyte shall promptly, and in any event within [**], notify Merus in writing of the claim. Merus shall have the right, exercisable by notice to Incyte within [**] after receipt of notice from Incyte of the claim, to assume direction and control of the defense, litigation,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration) with counsel selected by Merus and reasonably acceptable to Incyte; provided that the failure to provide timely notice of a claim by a Third Party shall not limit an Incyte Indemnified Party’s right for indemnification hereunder except to the extent such failure results in actual prejudice to Merus. The Incyte Indemnified Parties shall cooperate with Merus and may, at their option and expense, be separately represented in any such action or proceeding. Incyte will have the right to provide input on all decisions regarding the defense, litigation, settlement, appeal or other disposition of any such claim, and Merus shall consider all such input in good faith. Merus shall not be liable for any litigation costs or expenses incurred by the Incyte Indemnified Parties without Merus’s prior written authorization. In addition, Merus shall not be responsible for the indemnification or defense of any Incyte Indemnified Party to the extent arising from any negligent or intentional acts by any Incyte Indemnified Party, or the breach by Incyte of any representation, obligation, or warranty under this Agreement, or any claims compromised or settled without its prior written consent.

(c)           Notwithstanding anything to the contrary above: (i) in the event of any such claim against the Incyte Indemnified Parties by a governmental or criminal action seeking an injunction against Incyte, or (ii) if at the time that a claim for which indemnification may be sought under this Section 11.2, or at any time thereafter prior to the final resolution of such claim, a Bankruptcy Event of Merus has occurred, Incyte shall have the right to control the defense, litigation, settlement, appeal or other disposition of the claim at Merus’s expense.

11.3        General Limitation of Liability. EXCEPT WITH RESPECT TO A PARTY’S LIABILITY PURSUANT TO ARTICLE XI , NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, IN EACH CASE ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS; PROVIDED, THAT NOTWITHSTANDING THE FOREGOING, IF INCYTE IS LIABLE TO MERUS FOR NON-PAYMENT OF MERUS’S SHARE OF NET PROFITS PURSUANT TO SECTION 9.6, SUCH UNPAID NET PROFITS SHALL BE TREATED AS DIRECT DAMAGES, AND NOT AS LOST PROFITS FOR THE PURPOSES OF APPLICATION OF THIS SECTION 11.3.

11.4        Insurance. Each Party shall use Commercially Reasonable Efforts to maintain Third Party insurance and/or self-insurance, as applicable, including product liability insurance, with respect to its activities hereunder in amounts customary to such insurance and sufficient to meet its obligations under this Agreement, and shall claim upon such insurance policy according to such policy’s relevant terms and conditions before relying upon indemnification from the other Party. Prior to the Effective Date, Merus will evaluate and consider in good faith patent infringement insurance to cover Merus’s indemnification obligations under Section 11.2(a), and will discuss such evaluation with Incyte.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1        Representation of Authority; Consents. Incyte and Merus each represents and warrants to the other Party as of the Execution Date that:

(a)           it has full right, power and authority to enter into this Agreement;

(b)           this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition Laws, penalties and jurisdictional issues including conflicts of Laws); and

(c)           all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

12.2        No Conflict. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable Laws and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any oral or written contractual obligation of such Party. Each Party agrees that it shall not during the Term grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, that would conflict with the rights granted to the other Party or interfere with any obligations of such Party set forth in this Agreement.

12.3        Additional Merus Representations and Warranties. Merus represents and warrants, as of the Execution Date, except as disclosed in Exhibit 12.3:

(a)           Neither it nor any of its Affiliates or any of its or their licensees or sublicensees has received written notice of any claim or litigation which alleges any Intellectual Property Rights of a Third Party are infringed by (i) the use of the Merus Platform, (ii) any Bi-Specific Constructs and the corresponding Selected Monoclonal Antibodies existing as of the Execution Date that bind to the Program 1 Target Pair, the Program 2 Target Pair or [**] or (iii) IMOD Pipeline Products;

(b)           To the knowledge of Merus and its Affiliates, none of Merus or any of its Affiliates has in the past infringed or is currently infringing any Third Party Intellectual Property Rights through activities [**] (i) the [**], (ii) any [**] or the [**] that bind to the [**] Target Pair or [**] or (iii) [**];

(c)           To the knowledge of Merus and its Affiliates, there are no Third Party Patent Rights existing as of the Execution Date that would be infringed by (i) [**] and (ii) the [**] as contemplated under this Agreement, in each case as directed to the [**] Target Pair or, as of the Execution Date, [**] or any of the [**] Target Pairs.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(d)           Only those Target Pairs set forth on Exhibit 1.84 are Not Available as of the Execution Date;

(e)           There are no claims, judgments or settlements against or owed by Merus or any of its Affiliates with respect to (i) any Bi-Specific Constructs binding or the corresponding Selected Monoclonal Antibodies to the Program 1 Target Pair, the Program 2 Target Pair or [**], (ii) the IMOD Pipeline Products, (iii) the Merus IP or (iv) the Merus Platform IP nor, to the knowledge of Merus or any of its Affiliates, any pending reissue, reexamination, interference, opposition or similar proceedings with respect to Patent Rights claiming any of the foregoing (i) — (iv), and Merus has not received written notice of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge any Merus IP or Merus Platform IP;

(f)            To the knowledge of Merus and its Affiliates, no Third Party is infringing or misappropriating any Merus IP or Merus Platform IP;

(g)           (i) Merus is the legal and beneficial owner of or has the right to grant to Incyte the rights granted herein to all Merus IP and Merus Platform IP, and (ii) no Third Party has any right, interest or claim in or to such rights that would limit the rights granted to Incyte under this Agreement;

(h)           All fees due to date that are required to maintain the Merus IP and Merus Platform IP have been paid in full and to Merus’s knowledge, the Merus IP and Merus Platform IP is valid and enforceable;

(i)            Merus has not granted to any Third Party rights that are inconsistent with Incyte’s rights hereunder and there are no agreements or arrangements to which Merus or any of its Affiliates is a party relating to Licensed Antibodies or Merus IP or Merus Platform IP that would limit the rights granted to Incyte under this Agreement;

(j)            Merus has disclosed to Incyte all material information known to it and its Affiliates with respect to the [**]. Merus has disclosed to Incyte all material information known to it and its Affiliates with respect to the [**] of (i) any [**] generated by Merus or its Affiliates prior to the Execution Date that bind to the Program 1 Target Pair, Program 2 Target Pair or [**] and (ii) any [**] generated by Merus or its Affiliates prior to the Execution Date;

(k)           Merus has no existing IMOD Pipeline Products other than the IMOD Pipeline Products set forth on Exhibit 12.3(k);

(l)            All Merus Patent Rights existing as of the Execution Date are listed on Exhibit 12.3(l) (the “Existing Patents”);

(m)          Merus is (i) the sole and exclusive owner of the entire right, title and interest in the Existing Patents listed on Exhibit 12.3(l), Part 1 and the Merus Know-How and (ii) the sole and exclusive licensee of the Existing Patents listed on Exhibit 12.3(l), Part 2 through one or more in-license agreements (“Merus In-License Agreements”), in each case ((i) and (ii))

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

free of any encumbrance, lien, or claim of ownership by any Third Party. Merus is entitled to grant the licenses specified herein;

(n)           Neither Merus nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to the Existing Patents, Merus Know-How, the Licensed Products, or the Licensed Antibodies (including by granting any covenant not to sue with respect thereto) or any Patent Right or other intellectual property or proprietary right or Information that would be an Existing Patent or Merus Know-How but for such assignment, transfer, license, conveyance, or encumbrance;

(o)           True, complete, and correct copies of the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Existing Patents have been provided or made available to Incyte prior to the Execution Date;

(p)           To the knowledge of Merus, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending;

(q)           No rights or licenses are required under the Merus IP for the conduct of the Development or Commercialization of Licensed Antibodies and Licensed Products directed to the Program 1 Target Pair or the Program 2 Target Pair as contemplated under this Agreement as of the Execution Date other than those granted to Incyte under this Agreement.

(r)            (i) All inventors of Inventions claimed in the Existing Patents have assigned their entire right, title, and interest in and to such Inventions to Merus, (ii) to the knowledge of Merus, all authors of the Merus Know-How have assigned their entire right, title, and interest in and to such Merus Know-How to Merus; and (iii) to the knowledge of Merus, all assignments to Merus of inventorship rights relating to the Merus Patent Rights are legally binding and enforceable;

(s)            The inventions claimed or covered by the Existing Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (ii) are not otherwise subject to the provisions of the Bayh-Dole Act; and

(t)            [**]

12.4        Merus Covenants.

(a)           During the Term, Merus shall not grant to any Third Party rights that would be inconsistent with Incyte’s rights hereunder, including a grant of rights that would remove the Merus IP from Merus’s Control or limit the rights granted to Incyte under this Agreement;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)           Between the Execution Date until the Effective Date, Merus shall not and shall cause its Affiliates not to (i) incur, create, assume, or permit the incurrence, creation, or assumption of any encumbrance, lien, or claim of ownership by any Third Party with respect to any Merus Platform IP or Merus IP; (ii) dispose of any of Merus Platform IP or Merus IP; or (iii) waive, release, grant, license, or transfer any right, title or interest in or to any Merus Platform IP or Merus IP in any manner that would limit the scope of the intellectual property rights included in, or the exclusivity of the license rights granted to Incyte under this Agreement;

(c)           Between the Execution Date and the Effective Date and during the Term, neither Merus nor any of its Affiliates shall not (i) commit any acts or permit the occurrence of any omissions that would cause the breach or termination of any Merus In-License Agreement, or (ii) amending or otherwise modifying or permitting to be amended or modified, Merus In-License Agreement, in each case in any manner that would limit the scope of rights granted to Incyte. Merus shall promptly provide Incyte with notice of any alleged, threatened, or actual breach of any Merus In-License Agreement. As of the Execution Date, Merus has not received any notice of breach of any Merus In-License Agreement. To the knowledge of Merus, each Merus In-License Agreement is in full force and effect; and

(d)           Between the Execution Date and the Effective Date and during the Term, Merus shall continue to prosecute and maintain all Intellectual Property Rights included within the Merus Platform IP in the ordinary course;

(e)           Within [**] after the Effective Date, Merus shall inform Incyte in writing if Merus or any of its Affiliates becomes aware that the representations and warranties made by Merus pursuant this ARTICLE XII as of the Execution Date are not true and correct in any material respects on and as of the Effective Date if they were made on and as of the Execution Date.

(f)            Merus shall not [**] under this Agreement.

12.5        Mutual Representations, Warranties, and Covenants.

(a)           Neither Party, nor any of their Affiliates, nor any of their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Antibodies or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Antibodies or the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Antibodies or the Licensed Products or the Development of any Antibodies that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies.

(b)           Neither Party nor any of their or their Affiliates’ employees or agents performing hereunder have ever been, are currently, or are the subject of a proceeding that could

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual. If, during the Term, either Party, or any of its or its Affiliates’ employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, such Party shall immediately notify the other Party, and such other Party shall have the option, at its sole discretion, to either: (i) prohibit such Person from performing work under this Agreement (ii) terminate all work being performed or to be performed by the first Party pursuant to this Agreement. For purposes of this provision, the following definitions shall apply:

(i)            A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

(ii)           A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(iii)          An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(iv)          A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

12.6        Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party that either Party will be successful in obtaining any Patent Rights, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE XIII
CONFIDENTIALITY

13.1        Product Information. Merus recognizes that by reason of, among other things, Incyte’s status as an exclusive licensee under this Agreement, Incyte has an interest in Merus’s maintaining the confidentiality of certain information of Merus. Accordingly, during the Term applicable to a Program and except with respect to Program 1, Merus shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Merus’s obligations, or exercise Merus’s rights, hereunder Confidential Information Controlled by Merus or any of its Affiliates specifically relating to any Licensed Antibody or Licensed Product (the “Product Information”); except to the extent (a) the Product Information is in the public domain through no fault of Merus, its Affiliates or any of its or their respective officers, directors, employees, or agents; (b) such disclosure or use is expressly permitted under Section 13.3 or (c) such disclosure or use is otherwise expressly permitted by the terms of this Agreement. For purposes of Section 13.2 Incyte shall be deemed to be the disclosing Party with respect to Product Information under Section 13.2 and Merus shall be deemed to be the receiving Party with respect thereto. For further clarification, (i) without limiting this Section 13.1, to the extent Product Information is disclosed by Merus to Incyte pursuant to this Agreement, such information shall, subject to the other terms and conditions of this Article XIII, also constitute Confidential Information of Merus with respect to the use and disclosure of such Information by Merus, but (ii) the disclosure by Merus to Incyte of Product Information shall not cause such information to cease to be subject to the provisions of this Section 13.1 with respect to the use and disclosure of such Confidential Information by Merus. In the event (A) this Agreement is terminated in its entirety or with respect to a Terminated Program, or (B) a Program becomes a Dropped Program under Section 4.8, this Section 13.1 shall have no continuing force or effect with respect to the use or disclosure of such information solely in connection with Terminated Program(s) or Dropped Program (other than any such information relating to the Selected Monoclonal Antibodies), but the Product Information, to the extent disclosed by Incyte to Merus hereunder, shall continue to be Confidential Information of Incyte for purposes of the surviving provisions of this Agreement.

13.2        Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, all Confidential Information of a Party (“Disclosing Party”) shall not be used by the other Party (the “Receiving Party”) except in performing its obligations or exercising rights explicitly granted under this Agreement. Each Receiving Party shall maintain in confidence the Confidential Information of the Disclosing Party and shall not otherwise disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. The foregoing obligations shall not apply to the extent that the Receiving Party is able to demonstrate that the Confidential Information:

(a)           was known by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)           is lawfully disclosed to the Receiving Party or its Affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information and such sources are not under any obligations of confidentiality to the Disclosing Party; or

(c)           becomes published or generally known to the public through no fault or omission on the part of the Receiving Party, its Affiliates or its sublicensees; or

(d)           is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon such Confidential Information, as established by written records.

Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Any confidential information disclosed under the Prior Confidentiality Agreement shall be treated as Confidential Information subject to the terms of this Agreement.

13.3        Permitted Disclosure. Notwithstanding the obligations set forth in Section 13.1, the Receiving Party may provide the Disclosing Party’s Confidential Information:

(a)           to the Receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need to know such information and materials for performing obligations or exercising rights expressly granted under this Agreement, provided that such Persons have an obligation to treat such information and materials as confidential consistent with this ARTICLE XIII;

(b)           to the Receiving Party’s potential or actual investors, financers, or acquirers as may be necessary in connection with their evaluation of such potential or actual investment, financing, or acquisition; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this ARTICLE XIII.

(c)           to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or to gain Regulatory Approval with respect to the Licensed Product as contemplated by this Agreement; provided that such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patent Rights or approvals; or

(d)           if such disclosure is required by Law or court or administrative orders, or to defend or prosecute litigation or arbitration; provided that prior to such disclosure, to the extent permitted by Law, the Receiving Party promptly notifies the Disclosing Party of such requirement and, after reasonable consultation with the Disclosing Party and using efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information (but in no event less than reasonable efforts), furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish. Any information disclosed pursuant to this Section 13.3(d) remains the Confidential Information of the Disclosing Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

13.4        Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a)           Public Announcements. Except as required by judicial order or applicable Law or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least [**] prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, the Parties shall issue a joint press release in the form attached as Exhibit 13.4(a), within [**] after the Execution Date to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement.

(b)           Use of Names. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, publication, presentation or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(c)           Legal Disclosures. Notwithstanding the terms of this ARTICLE XIII, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other governmental authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 13.4(c), the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any filings with the SEC, the NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded, and each Party shall use Commercially Reasonable Efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party; provided that each Party will ultimately retain control over what information that Party discloses to their relevant exchange, and provided further that the Parties shall use Commercially Reasonable Efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC the NASDAQ Stock Market or any other stock exchange.

(d)           Advisors. Either Party may disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirers (and their respective professional attorneys and advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under an agreement to keep the terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 13.4(d).

(e)           Development Activity Publicity. Notwithstanding anything to the contrary in this ARTICLE XIII, either Party may issue a press release or make a public disclosure relating

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

to this Agreement or the Parties’ activities under this Agreement to the extent that such Party sponsored or is sponsoring a Clinical Trial, such Party may disclose (i) the commencement and/or “top-line” results of such Clinical Trial, (ii) the achievement of any Development events for the Licensed Product, or (iii) the filing for or receipt of Regulatory Approval with respect to the Licensed Product. Either Party may disclose amounts paid to or received by either Party in respect of the achievement of any milestone events, or the termination of this Agreement. Prior to making any such disclosure, the Party making the disclosure shall provide the other Party with a draft of such proposed disclosure at least [**] (or, to the extent timely disclosure of a material event is required by Law or stock exchange or stock market rules, such period of time sufficiently in advance of the disclosure so that the other Party will have the opportunity to comment upon the disclosure) prior to making any such disclosure, for the other Party’s review and comment, which shall be considered in good faith by the disclosing Party. For clarity, the Party making such disclosure shall have the final say over the contents of such disclosure. Pursuant to the confidentiality provisions of this Agreement, neither Party shall have the right to disclose [**] for inclusion within this Agreement except that (i) either Party may disclose the [**] after [**] and (ii) Incyte may disclose [**] corresponding to Programs [**].

(f)                                   For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure relating to this Agreement if the contents of such press release, public announcement or disclosure (i) has previously been made public other than through a breach of this Agreement by the Receiving Party or its Affiliates or (ii) is contained in such Party’s financial statements prepared in accordance with Accounting Standards.

13.5                        Publications.

(a)                                 Incyte and its Affiliates shall have the right to make disclosures pertaining to any Licensed Antibody or Licensed Product (other than the Program 1 Antibody and Program 1 Product) to Third Parties in Publications in accordance with the following procedure: Incyte shall provide Merus with an advance copy of the proposed Publication, and Merus shall then have [**] prior to submission for any Publication in which to review and recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to Merus. If Merus informs Incyte that such Publication, in Merus’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to Merus, or on any Know-How which is Confidential Information of Merus, Incyte shall delay or prevent such Publication as follows: (i) with respect to a patentable invention, such Publication shall be delayed for a sufficient period of time (not to exceed [**]) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of Merus, such Know-How shall be deleted from the Publication. Incyte shall have the right to present its Publications, which Publications shall be subject to the requirements in this Section 13.5, at scientific conferences, including at any conferences in any country in the world.

(b)                                 If either Party wishes to make disclosures pertaining to the Program 1 Antibody or Program 1 Product to Third Parties in Publications, the publishing Party shall provide the JSC with an advanced copy of the proposed Publication and the JSC shall then have [**] in which to review, recommend any changes it reasonably believes are necessary to preserve

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

any Patent Rights or Know-How belonging in whole or in party to such Party, and approve such publication. If the JSC approves the Publication or the publishing Party elects to proceed without such approval, and the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such Publication as follows: (i) with respect to a patentable invention, such Publication shall be delayed for a sufficient period of time (not to exceed [**]) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the Publication.

13.6                        Term. All obligations under this ARTICLE XIII shall expire [**] following expiration or earlier termination of this Agreement.

13.7                        Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall destroy (or, upon the Disclosing Party’s request, return) all Confidential Information received by the Receiving Party from the Disclosing Party (and all copies and reproductions thereof) and any notes, reports or other documents prepared by the Receiving Party which contain Confidential Information of the Disclosing Party. Nothing in this Section 13.7 shall require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE XIII with respect to any Confidential Information contained in such archival tapes or other electronic back-up media. The destruction of Confidential Information shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising such destruction. Notwithstanding the foregoing, (i) the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this ARTICLE XIII and (ii) the Receiving Party may retain the Disclosing Party’s Confidential Information and its own notes, reports and other documents (A) to the extent reasonably required (a) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; (b) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or (B) to the extent it is impracticable to not do so without incurring disproportionate cost. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE XIII.

ARTICLE XIV
DISPUTE RESOLUTION

14.1                        Dispute Resolution Process. Matters before the JSC and Subcommittees shall be governed by the process specified in Section 3.5. Any controversy, claim or dispute arising out of or relating to this Agreement that is not subject to Section 3.5 shall be settled, if possible, through good faith negotiations between the Parties. If the Parties are unable to settle such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

dispute within [**], and a Party wishes to pursue the matter, the matter may be referred by either Party to the Executive Officers, who shall meet to attempt to resolve the dispute in good faith. Such resolution, if any, of a referred issue shall be final and binding on the Parties. All negotiations pursuant to this Section 14.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers are unable to settle the dispute within [**] (or sooner if the circumstances require that the dispute be settled more rapidly) after referral thereto pursuant to Section 14.1, then each Party reserves its right to any and all remedies available under law or equity with respect to the dispute, subject to Section 14.2.

14.2                        Injunctive Relief. Notwithstanding anything to the contrary in this ARTICLE XIV, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of ARTICLE XIII and to enforce and prevent infringement or misappropriation of the Patent Rights, Know-How or Confidential Information Controlled by such Party.

ARTICLE XV
MISCELLANEOUS

15.1                        Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct, or otherwise, and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

15.2                        Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 15.6 shall be effective service of process for any action, suit or proceeding in New York or Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 15.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (a) the United States District Court for the Southern District of New York or (b) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything in this Section 15.2, if the Parties are unable to bring any suit, action, or other proceeding arising out of this Agreement in the United States

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

District Court for the Southern District of New York or the United States District Court for the District of Delaware due to a lack of diversity jurisdiction, each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York or the State of Delaware.

15.3                        Assignment. Neither Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party; except that without such prior written consent either Party may make such assignment or transfer to (a) an Affiliate or (b) to a Third Party acquirer in a Change of Control, in each case whether in a merger, sale of stock, sale of assets or any other transaction, in each case involving all or substantially all of the business to which this Agreement relates. Any purported assignment in contravention of this Section 15.3 shall be null and void and of no effect. No assignment or transfer shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement and the Parties’ rights and obligations hereunder inure to the benefit of and shall be binding upon and enforceable against the successor to or any permitted assignee or transferee from either of the Parties.

15.4                        Change of Control.

(a)                                 A Party (or its successor) shall provide the other Party with written notice of any Change of Control of such Party within [**] following the closing date of such transaction if such transaction is not otherwise publically disclosed.

(b)                                 In the event of a Change of Control of Merus, Incyte shall have the right, in its sole and absolute discretion, by written notice delivered to Merus (or its successor) at any time prior to the date that is [**] after either the written notice contemplated by Section 15.4(a) or the date such Change of Control closing was publicly disclosed, as the case may be, to (i) terminate any or all provisions of this Agreement to the extent providing for any delivery by Incyte to Merus of information relating to Incyte’s activities contemplated by this Agreement, except for the provisions of ARTICLE IX and except to the extent such information is required by Merus to perform is obligations under this Agreement or to which Merus is licensed or has a right to use hereunder; (ii) disband the JSC and each of its Subcommittees (other than the Program 1 JCC, Program 1 JDC, [**] JDC, Additional JDC, and JIPC), terminate the activities of the JSC and any of its Subcommittees (other than the Program 1 JCC, Program 1 JDC, [**] JDC, Additional JDC and JIPC), and thereafter undertake all such terminated activities solely and exclusively by itself; (iii) require Merus and the acquirer to adopt reasonable procedures to be agreed upon in writing to prevent disclosure to such acquirer of Confidential Information of Incyte; and (iv) subject to the remainder of this subsection (iv), terminate Merus’s Co-Detailing Right or, if such right has already been exercised, terminate Merus’s right to co-Detail pursuant to Section 7.3(b), and assume all detailing responsibility for the [**] Co-Development Product in the United States; provided that Merus may elect, upon written notice to Incyte given within [**] following notice from Incyte of its intent to terminate Merus’s Co-Detailing right, for Merus (or such acquirer) to continue to exercise such Co-Detailing right for up to [**] following receipt of such notice from Incyte, to permit Merus or the acquirer adequate time to wind down and phase out sales force operations with respect to the [**] Co-Development Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(c)                                  Notwithstanding anything to the contrary in this Agreement, with respect to any Intellectual Property Rights Controlled by the acquiring party or its Affiliates (other than the Party to this Agreement undergoing the Change of Control and its Affiliates prior to the effectiveness of such Change of Control) as of or prior to such Change of Control, or to the extent developed outside this Agreement, such Intellectual Property Rights shall not be included in the Intellectual Property Rights licensed to the other Party hereunder.

(d)                                 In the event of a Change of Control of a Party, the development or commercialization of an Antibody or product that, as of the date of such Change of Control, is being developed or commercialized by the acquirer of such Party or any Affiliate of such acquirer, shall not, due to such development or commercialization, be in breach of the exclusivity provisions in Section 2.8 or the other terms of this Agreement; provided that (i) such acquirer or Affiliate keeps such development or commercialization program for such other Antibody or product separate from the Development and Commercialization of the Licensed Programs (including by using different personnel and (ii) the Party that experienced the Change of Control continues to meet its obligations hereunder.

15.5                        Entire Agreement; Amendments. This Agreement and the Exhibits referred to in this Agreement together with the Share Subscription Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements and communications with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing and signed by authorized representatives of both Parties.

15.6                        Notices.

Notices to Incyte shall be addressed to:

Incyte Corporation

1801 Augustine Cut-off

Wilmington, DE 19803
Attention: Vijay Iyengar, EVP, Global Strategy & Corporate Development

Email: [**]

with a copy to:

Incyte Corporation

1801 Augustine Cut-off

Wilmington, DE 19803

Attention: Eric Siegel, EVP & General Counsel

Email: [**]

with further copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6241

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Attention: Randall B. Sunberg
Email: [**]

Notices to Merus shall be addressed to:

Merus N.V.

Yalelaan 62

3584 CM Utrecht

The Netherlands

Attention: The Management Board

Email: [**]

with a copy to:

Merus N.V.

Yalelaan 62

3584 CM Utrecht

The Netherlands

Attention: Head of Legal

Email: [**]

with further copy to:

Cooley LLP
3175 Hanover Street

Palo Alto, CA 94304-1130
United States of America
Attention: Barbara Kosacz
Email: [**]

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided. All reports, approvals, and notices required or permitted by this Agreement to be given to a Party (each a “Notice”) shall be given in writing, by personal delivery, facsimile, electronic mail, or overnight courier, to the Party concerned at its address as set forth above (or at such other address as a Party may specify by written notice pursuant to this Section 15.6 to the other). All Notices shall be deemed effective, delivered and received (a) if given by personal delivery or by overnight courier, when actually delivered and signed for, or (b) if given by facsimile or electronic mail, when such facsimile or electronic mail is transmitted to the facsimile number or email address specified above and receipt therefor is confirmed.

15.7                        Force Majeure. No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises from any Force Majeure Event; provided that such excuse from liability shall be effective only to the extent and duration of the Force Majeure Event(s) causing the failure or delay in performance and provided that the Party has not caused such Force Majeure Event(s) to occur. The Party affected by such Force Majeure Event shall promptly notify the other Party and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

use Commercially Reasonable Efforts to overcome such Force Majeure Event as soon as and to the extent practicable, provided, however, that in no event shall any Party be required to prevent or settled any labor disturbance or dispute. All delivery dates under this Agreement that have been affected by a Force Majeure Event shall be tolled for the duration of such Force Majeure Event.

15.8                        Compliance With Laws. Each Party shall perform its obligations under this Agreement in compliance with all applicable Laws.

15.9                        Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments, or statements of any kind on behalf of the other Party or to take any action that would bind the other Party except as explicitly provided in this Agreement. Furthermore, none of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purposes.

15.10                 Headings. The captions or headings of the sections and other subdivisions hereof are inserted only as a matter of convenience and reference and shall not constitute any part of this Agreement and shall have no effect on the meaning of the provisions hereof.

15.11                 No Implied Waivers; Rights Cumulative. No failure or delay on the part of either Party to exercise any right under this Agreement shall constitute a waiver of such right by such Party, or be construed as a waiver of any breach of this Agreement, nor shall any single or partial exercise of any such right by a Party preclude any other or further exercise of such right or the exercise of any other right. Any waiver by a Party of a particular provision or right must be in writing, be specific to and reference a particular matter, and be signed by such Party.

15.12                 Severability. If, under applicable Laws, any provision of this Agreement is adjudicated invalid or unenforceable by a court of competent jurisdiction, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), such adjudication shall not affect or impair the remaining provisions of this Agreement, which shall continue in full force and effect. Promptly following such adjudication, the Parties shall negotiate in good faith to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

15.13                 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

15.14                 No Third Party Beneficiaries. No Person other than Merus and Incyte (and their respective permitted assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.15                 Exhibits. In the event of inconsistencies between this Agreement and any exhibits or attachments hereto, the terms of this Agreement shall control.

15.16                 Effective Date; HSR Act.

(a)                                 The Parties shall make all filings required under the HSR Act and perform their obligations as set forth in Section 7 of the Share Subscription Agreement.

(b)                                 Notwithstanding Section 15.16(c) and anything in this Agreement to the contrary, the following provisions of this Agreement shall be in full force and effect as of the Execution Date: ARTICLE I (to the extent applicable to the subsequent articles), ARTICLE XII, ARTICLE XIII, ARTICLE XIV, and ARTICLE XV. On any termination of this Agreement under this Section 15.16, then this Section 15.16(b) and ARTICLE XIII shall survive (other than Sections 13.1, 13.4(e), and 13.5) the termination thereof (not those specified in Section 10.7).

(c)                                  Unless terminated earlier pursuant to subsection (d) below, this Agreement shall be effective upon the Closing of the Share Subscription Agreement (as such term is defined therein) (such date, the “Effective Date”).

(d)                                 If the Share Subscription Agreement is terminated prior to the Closing of the Share Subscription Agreement (as such term is defined therein), this Agreement shall be terminated effective on the termination of the Share Subscription Agreement, unless otherwise mutually agreed by the Parties.

{Signature Page Follows}

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.

MERUS		INCYTE

By:	/s/ Ton Logtenberg	By:	/s/ Hervé Hoppenot
Name:	Ton Logtenberg	Name:	Hervé Hoppenot
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

By:	/s/ Shelley Margetson
Name:	Shelley Margetson
Title:	Chief Operating Officer

{Signature Page to Collaboration and License Agreement}

Exhibit 1.37
Existing Program Patents

(i)	Program 1 and Program 2
[**], and
[**].

(ii)	IMOD Pipeline Products
[**], and
[**].

(iii)	[**] Program
[**].

Exhibit 1.84
Target Pairs that are Not Available

[**]

Exhibit 11.2(a)(v)(A)
[**] Intellectual Property Rights

(a)                                 [**];

(b)                                 [**];

(c)                                  all patents and patent applications worldwide from which, at any time, the foregoing patents or patent applications referred to in (a) and/or (b) claimed priority;

(d)                                 all patents and patent applications worldwide that, at any time, claimed priority from any of the foregoing patents or patent applications referred to in (a)—(c), including all continuations, continuation-in-parts, or divisionals of any of the foregoing patents and patent applications referred to in (a)—(c);

(e)                                  all patents worldwide issuing from any of the foregoing applications referred to in (a)—(d); and

(f)                                   all re-issues, re-examinations, and extensions (such as patent term extensions or supplemental protection certificates) of any of the foregoing patents referred to in (a)—(e).

Exhibit 11.2(a)(v)(B)
[**] Intellectual Property Rights

1.                                      [**];

2.                                      [**];

3.                                      [**]; and

4.                                      [**];

5.                                      all patents and patent applications worldwide from which, at any time, the foregoing patents or patent applications referred to in (1), (2), (3), and/or (4) claimed priority;

6.                                      all patents and patent applications worldwide that, at any time, claimed priority from any of the foregoing patents or patent applications referred to in (1), (2), (3), (4), and/or (5); and

7.                                      all patents worldwide issuing from any of the foregoing applications referred to in (1), (2), (3), (4), (5), and/or (6).

Exhibit 12.3
Exceptions to Merus Representations

Exceptions to Section 12.3(a):

Litigation in the United States filed by Regeneron for alleged infringement by Merus of U.S. Patent No. 8,502,018, case 1:14-CV-01650-KBF (SDNY), on appeal U.S. Court of Appeals for the Federal Circuit, No. 16-1346.

Litigation in the Netherlands filed by Regeneron for alleged infringement by Merus of EP Patent No. 1360287, reference number C/09/462691, case number 14/379.

Exceptions to Section 12.3(e):

Opposition filed by Regeneron against the following issued Merus Patent Rights:

1.                                      JP 5749161 (patent maintained with amended claims)

2.                                      EP 2147594B (patent maintained without amendments)

3.                                      AU 2009263082 (outcome expected Q1 2017)

Exhibit 12.3(k)
Existing IMOD Pipeline Products

[**]

Exhibit 12.3(l)
Existing Patents

Part 1:

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Part 2:

None

Exhibit 13.4(a)
Form of Press Release

(see attached)